Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

Hennessy Capital Investment Corp. VI,

Namib Minerals,

Midas SPAC Merger Sub Inc.,

Cayman Merger Sub Ltd.

and

Greenstone Corporation

dated as of June 17, 2024

i

Exhibits

Exhibit A	Form of Registration Rights and Lock-Up Agreement
Exhibit B	Form of PubCo A&R Charter
Exhibit C	Form of Plan of Company Merger
Exhibit D	Form of Certificate of SPAC Merger
Exhibit E	Forms of Company Merger Surviving Corporation A&R Organizational Documents
Exhibit F	Forms of SPAC Merger Surviving Corporation A&R Organizational Documents

INDEX OF DEFINED TERMS

Acquisition Entities Material Adverse Effect	4
Acquisition Entity	60
Action	4
Affiliate	4
Agreement	1
Anti-Corruption Laws	38
Anti-Money Laundering Laws	4
Appleby	94
Applicable Controlled Affiliates	4
Assignment and Assumption Agreement	81
Available SPAC Cash	5
Bankable Feasibility Study	5
Benefit Plan	5
BMC	5
BMC Shares	5
Business Combination	5
Business Data	5
Business Day	5
Cayman Act	1
Certificate of SPAC Merger	26
Closing	25
Closing Date	25
Closing Statement	30
Code	1
Commercial Production	6
Company	1
Company 2023 and 2022 Audited Financial Statements	69
Company Acquisition Proposal	6
Company Charter	6
Company Closing Cash	6
Company Closing Indebtedness	6
Company Contract	6
Company Cure Period	85
Company Disclosure Letter	33
Company Earnout Milestone	6
Company Earnout Period	32
Company Earnout Shares	32
Company Interim Financial Statements	69
Company Interim Financing	7
Company Interim Financing Agreement	7
Company IP	7
Company Lease	44
Company Leased Real Property	7
Company Major Customers	7

Company Major Suppliers	7
Company Material Adverse Effect	9
Company Material Contracts	7
Company Merger	1
Company Merger Effective Time	25
Company Merger Filing Documents	25
Company Merger Sub	1
Company Merger Sub Shareholder’s Approval	70
Company Merger Sub Subscriber Share	61
Company Owned IP	9
Company Related Party	9
Company Requisite Shareholder	10
Company Requisite Shareholder’s Approval	36
Company Shareholder	10
Company Shareholder Closing Consideration	29
Company Shares	10
Company Systems	10
Company Transaction Expenses	10
Competing SPAC	10
Confidentiality Agreement	92
Continental	10
Contract	10
Control	10
Controlled	10
Controlling	10
D&O Indemnified Parties	79
D&O Insurance	80
D&O Tail	80
Data Room	11
Data Security Requirements	11
DGCL	1
Disclosure Letter	11
DRC Project	11
DRC Project NPV 1 Milestone	11
DRC Project NPV 2 Milestone	11
Encumbrance	11
Enforceability Exceptions	36
Environmental Laws	11
Equity Securities	11
Equity Value	12
ERISA	12
Event	12
Exchange Act	12
Exchange Ratio	12
Extended Lookback Date	12
Fully-Diluted Company Shares	12

v

GAAP	12
General Lookback Date	12
GGG	93
Government Official	12
Governmental Authority	12
Governmental Order	13
Group Companies	13
Group Company	13
GT	94
Hazardous Substance	13
How Mine	13
How Mine Lease	13
How Mining Company	13
HSR Act	13
Indebtedness	14
Intellectual Property	14
Intended Tax Treatment	1
Interim Management Accounts	41
Interim Period	64
Investment Company Act	14
IPO	86
JOBS Act	59
Knowledge of SPAC	14
Knowledge of the Company	14
Law	14
Liabilities	14
Made Available	15
Material Permits	39
Mazowe Mine	15
Mazowe Mine BFS Milestone	15
Mazowe Mine Commercial Production Milestone	15
Mazowe Mine Lease	15
Mazowe Mining Company	15
Merger	1
Mergers	1
Mineral Rights	15
Minimum Cash Condition	84
Mining Area	15
Mining Leases	16
Mining Real Property	16
Mining Subsidiaries Audited Financial Statements	41
Nasdaq	16
Non-Recourse Parties	92
Non-Recourse Party	92
Ogier	93
Ordinary Course	16

Organizational Documents	16
Outside Date	86
Patents	16
PCAOB	16
Permitted Encumbrances	16
Permitted Financing	3
Permitted Financing Agreement	3
Permitted Financing Investors	3
Permitted Financing Proceeds	3
Person	17
Personal Data	17
Plan of Company Merger	25
Polar Working Capital Loans	22
Policies	50
Privacy Laws	17
Process	17
Processed	17
Processing	17
Proxy/Registration Statement	18
PubCo	1
PubCo A&R Charter	18
PubCo Incentive Plans	81
PubCo Ordinary Shares	18
PubCo Shareholder’s Approval	63
PubCo Subscriber Share	61
PubCo Warrant	28
PubCo Warrants	28
Redwing Mine	18
Redwing Mine BFS Milestone	18
Redwing Mine Commercial Production Milestone	18
Redwing Mine Lease	18
Redwing Mining Company	18
Registered IP	18
Registration Rights and Lock-Up Agreement	2
Regulatory Approvals	73
Release	19
Released Claims	86
Remaining Trust Fund Proceeds	31
Representatives	19
Required Governmental Authorization	19
Restraint	82
Sanctions	19
Sarbanes-Oxley Act	19
SEC	19
Securities Act	19
Security Incident	19

Shareholder Litigation	77
Shareholder Support Agreement	2
Sidley	93
Software	19
SPAC	1
SPAC Acquisition Proposal	19
SPAC Board	3
SPAC Board Recommendation	76
SPAC Charter	20
SPAC Class A Common Stock	20
SPAC Class B Common Stock	20
SPAC Common Stock	20
SPAC Cure Period	85
SPAC Disclosure Letter	53
SPAC Dissenting Shares	29
SPAC Financial Statements	56
SPAC Group	93
SPAC Material Adverse Effect	20
SPAC Material Contracts	60
SPAC Merger Effective Time	26
SPAC Merger Sub	1
SPAC Merger Sub Common Stock	61
SPAC Merger Sub Subscriber Shares	61
SPAC Merger Surviving Corporation A&R Organizational Documents	27
SPAC Preference Shares	21
SPAC Private Placement Warrants	21
SPAC Prospectus	86
SPAC Public Warrants	21
SPAC Redeeming Stock	21
SPAC Related Party	21
SPAC SEC Filings	58
SPAC Securities	21
SPAC Stock	21
SPAC Stockholder	21
SPAC Stockholder Redemption Amount	21
SPAC Stockholder Redemption Right	21
SPAC Stockholder Transaction Proposals	21
SPAC Stockholders’ Approval	21
SPAC Stockholders’ Meeting	75
SPAC Transaction Expenses	22
SPAC Transaction Expenses Cap	22
SPAC Transaction Expenses Cap Excess	22
SPAC Treasury Stock	28
SPAC Unit	22
SPAC Warrant	22
SPAC Working Capital Loan	22

Specific SPAC Representations	84
Specified Company and Acquisition Entities Representations	83
Sponsor	23
Sponsor Director	81
Sponsor Letter Agreement	2
Sponsor Party Working Capital Loans	22
Sponsor Support Agreement	2
Subsidiary	23
Surviving Corporation	1
Tax	23
Tax Returns	23
Taxes	23
Technical Report Summary	68
Terminating Company Breach	85
Terminating SPAC Breach	85
Trade Secrets	23
Trademarks	23
Transaction Documents	23
Transactions	23
Transfer Taxes	24
Treasury Regulations	24
Trust Account	86
Trust Agreement	58
Trustee	58
U.S.	24
Union	24
Unit Separation	28
Warrant Agreement	22
Written Consent	70

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement, dated as of June 17, 2024 (this “Agreement”), is made and entered into by and among (i) Hennessy Capital Investment Corp. VI, a Delaware corporation (“SPAC”), (ii) Namib Minerals, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“PubCo”) and a direct wholly-owned Subsidiary of the Company Requisite Shareholder (as defined below), (iii) Midas SPAC Merger Sub Inc., a Delaware corporation and a direct wholly-owned Subsidiary of PubCo (“SPAC Merger Sub”), (iv) Cayman Merger Sub Ltd., an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly-owned Subsidiary of PubCo (“Company Merger Sub”), and (v) Greenstone Corporation, an exempted company limited by shares incorporated under the laws of the Cayman Islands (the “Company”).

RECITALS

WHEREAS, SPAC is a blank check company and was incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, each of PubCo, SPAC Merger Sub and Company Merger Sub is a newly incorporated entity and was incorporated for the purpose of effectuating the Transactions;

WHEREAS, the parties hereto desire and intend to effect a business combination transaction whereby, among other things, upon the terms and subject to the conditions set forth in this Agreement, (a) at the Company Merger Effective Time, Company Merger Sub shall, in accordance with the applicable provisions of the Companies Act (As Revised) of the Cayman Islands (the “Cayman Act”), merge with and into the Company (the “Company Merger”), with the Company being the surviving entity of the Company Merger and becoming a wholly-owned Subsidiary of PubCo (such surviving entity is hereinafter referred to for the periods from and after the Company Merger Effective Time as the “Company Merger Surviving Corporation”), and (b) immediately following the Company Merger Effective Time and at the SPAC Merger Effective Time, SPAC Merger Sub shall, in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), merge with and into SPAC (the “SPAC Merger” and, together with the Company Merger, the “Mergers”), with SPAC being the surviving entity of the SPAC Merger and becoming a wholly-owned Subsidiary of PubCo (such surviving entity is hereinafter referred to for the periods from and after the SPAC Merger Effective Time as the “SPAC Merger Surviving Corporation”);

WHEREAS, for U.S. federal and applicable state or local income tax purposes, it is intended that (a) the Mergers, taken together, will constitute an integrated transaction that qualifies as a transaction described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), (b) the transfers of shares of SPAC Common Stock by SPAC Stockholders pursuant to the SPAC Merger (other than by any SPAC Stockholders who (i) are “U.S. persons”, (ii) are or will be “five-percent transferee shareholders” (in each case, as defined in Treasury Regulations Section 1.367(a)-3(c)(5)) and (iii) do not enter into gain recognition agreements within the meaning of Treasury Regulations Sections 1.367(a)-3(c)(1)(iii)(B) and 1.367(a)-8) qualify for the exception to Section 367(a)(1) of the Code set forth in Treasury Regulations Section 1.367(a)-3(c) (subsection (a) and (b) collectively, the “Intended Tax Treatment”), and (c) to the maximum extent allowed by applicable Law, (i) the SPAC Merger shall be treated as reorganization within the meaning of Section 368(a) of the Code and (ii) this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and Treasury Regulations Section 1.368-3;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a material inducement to SPAC to enter into this Agreement, the Company, SPAC and the Company Requisite Shareholder have entered into a shareholder support agreement (the “Shareholder Support Agreement”), pursuant to which, among other things, and subject to the terms and conditions set forth therein, the Company Requisite Shareholder has agreed to (a) vote all Company Shares held by the Company Requisite Shareholder in favor of this Agreement, the Transactions and any related actions, and against any other transactions or proposals that would result or would be reasonably be expected to result in the failure of the Transactions from being consummated, (b) take all actions reasonably necessary to consummate the Transactions, and (c) not transfer or redeem any Company Shares held by the Company Requisite Shareholder;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a material inducement to the Company to enter into this Agreement, the Company, SPAC, Sponsor and the other Persons named therein have entered into a sponsor support agreement (the “Sponsor Support Agreement”) pursuant to which, among other things, and subject to the terms and conditions set forth therein, Sponsor and such Persons have agreed to (a) vote all of their SPAC Securities in favor of this Agreement, the Transactions and any related actions, and against any other transactions or proposals that would result or would be reasonably be expected to result in the failure of the Transactions from being consummated, (b) take all actions reasonably necessary to consummate the Transactions, and (c) not transfer or redeem any SPAC Securities held by them prior to Closing.

WHEREAS, concurrently with the execution and delivery of this Agreement, as a material inducement to the Company to enter into this Agreement, PubCo, SPAC and Sponsor have entered into a sponsor letter agreement (the “Sponsor Letter Agreement”) pursuant to which, among other things, and subject to the terms and conditions set forth therein, Sponsor has agreed to (a) waive the anti-dilution rights of the SPAC Class B Common Stock set forth in the SPAC Charter, (b) subject certain of its PubCo Ordinary Shares to an “earnout”, and (c) pursuant to a forfeiture and reissuance, a certain number of shares of SPAC Class B Common Stock, as determined in accordance with the terms of the Sponsor Letter Agreement, will be forfeited and reissued to incentivize Permitted Financing Investors in connection with the Permitted Financing;

WHEREAS, in connection with the Closing, PubCo, certain SPAC Stockholders (including Sponsor) and the Company Shareholders shall enter into a registration rights and lock-up agreement substantially in the form attached hereto as Exhibit A (the “Registration Rights and Lock-Up Agreement”), pursuant to which, among other things, (i) effective upon the Closing, PubCo shall commit, subject to the terms and conditions set forth therein, to file applicable registration statements including the PubCo Ordinary Shares, PubCo Warrants, and PubCo Ordinary Shares underlying the PubCo Warrants held by the signatories party thereto and (ii) the holders of PubCo Ordinary Shares party thereto shall agree, subject to the terms and conditions set forth therein, for the period after the Closing specified therein, not to transfer their PubCo Ordinary Shares, if any, subject to certain exceptions, other than pursuant to the Sponsor Letter Agreement;

WHEREAS, pursuant to the Assignment and Assumption Agreement (as defined below) to be entered into by and among PubCo, SPAC and Continental in accordance with this Agreement, SPAC shall assign to PubCo all of its rights, interests, and obligations in and under the SPAC Warrant Agreement, in each case with effect from the SPAC Merger Effective Time;

WHEREAS, prior to or in connection with the Closing, PubCo, SPAC and/or any of the Group Companies, on the one hand, and certain investors, on the other hand (collectively, the “Permitted Financing Investors”), may enter into one or more financing agreements (each, a “Permitted Financing Agreement”), pursuant to which, among other things, each Permitted Financing Investor shall agree to (a) subscribe for and purchase on the Closing Date, and PubCo shall agree to issue and sell to each such Permitted Financing Investor on the Closing Date, the number of PubCo Ordinary Shares or other Equity Securities of PubCo set forth in the applicable Permitted Financing Agreement in exchange for the purchase price set forth therein, or (b) provide any other form of equity financing (including backstops, recycling facilities, forward purchase agreements), royalty financing or other credit products (the aggregate financing under all Permitted Financing Agreements, collectively, the “Permitted Financing Proceeds” and the financing under all Permitted Financing Agreements, collectively, the “Permitted Financing”), in each case, on the terms and subject to the conditions set forth therein;

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has unanimously (a) determined that it is advisable and in the best interests of SPAC to enter into this Agreement and the other Transaction Documents to which it is a party, and to consummate the SPAC Merger and the other Transactions, (b) approved and declared advisable this Agreement and the other Transaction Documents to which it is a party, and the execution, delivery and performance thereof and the consummation of the SPAC Merger and the other Transactions, (c) resolved to recommend the adoption of this Agreement and the SPAC Merger by the SPAC Stockholders, and (d) directed that this Agreement and the SPAC Merger be submitted to the SPAC Stockholders for their adoption;

WHEREAS, the sole director of Company Merger Sub has (a) determined that it is advisable and in the best interests of Merger Sub to enter into this Agreement and the other Transaction Documents and to consummate the Company Merger and the other Transactions and (b) approved and declared advisable this Agreement and the other Transaction Documents and the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions;

WHEREAS, (a) the sole director of SPAC Merger Sub has (i) determined that it is fair to, advisable and in the best interests of SPAC Merger Sub to enter into this Agreement and the other Transaction Documents and to consummate the SPAC Merger and the other Transactions and (ii) approved and declared advisable this Agreement and the other Transaction Documents and the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions; and (b) the sole shareholder of SPAC Merger Sub has approved this Agreement and the other Transaction Documents and the Transactions;

WHEREAS, the directors of PubCo have (a) approved the Mergers and the other Transactions and (b) approved this Agreement and the other Transaction Documents and the execution, delivery and performance thereof; and

WHEREAS, the directors of the Company have (a) approved the Company Merger and other Transactions; (b) approved this Agreement and the other Transaction Documents and the execution, delivery and performance thereof and the consummation of the Transactions; and (c) resolved to recommend the adoption of this Agreement and the Company Merger by the Company Shareholders.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, SPAC, PubCo, SPAC Merger Sub, Company Merger Sub and the Company agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.1. Definitions. As used herein, the following terms shall have the following meanings:

“Acquisition Entities Material Adverse Effect” means, with respect to an Acquisition Entity, any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, properties, assets and Liabilities, results of operations, cash flows, or financial condition of such Acquisition Entity or (ii) the ability of such Acquisition Entity to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an “Acquisition Entities Material Adverse Effect”: the taking (if so required to be taken) or refraining from taking (if so required to be refrained from being taken) of any action expressly required to be taken or refrained from being taken under this Agreement.

“Action” means any charge, claim, action, complaint, petition, prosecution, audit, investigation, appeal, suit, litigation, injunction, writ, order, arbitration, mediation or other similar proceeding initiated or conducted by a mediator, arbitrator or Governmental Authority, whether administrative, civil, regulatory or criminal, and whether at law or in equity, or otherwise under any applicable Laws.

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, Controls, is Controlled by or is under common Control with such Person.

“Anti-Money Laundering Laws” means all financial recordkeeping and reporting requirements and all money laundering-related laws of jurisdictions where the Company or its Subsidiaries conducts business or owns assets, and any related or similar Laws issued, administered or enforced by any Governmental Authority.

“Applicable Controlled Affiliates” means the Company Requisite Shareholder, the Acquisition Entities and the Group Companies.

“Available SPAC Cash” means an amount equal to the sum of (a) the gross amount of cash available in the Trust Account following the SPAC Stockholders’ Meeting (after deducting the amount required to satisfy the SPAC Stockholder Redemption Amount) plus (b) the aggregate gross amount of Permitted Financing Proceeds that have been funded, or that will be funded, in connection with the Closing.

“Bankable Feasibility Study” means a “feasibility study” as such term is defined in Item 1300 of Regulation S-K.

“Benefit Plan” means (a) any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) or (b) compensation or benefit plan, program, policy, practice, Contract, agreement, or other arrangement, including any employment, consulting, severance, termination pay, deferred compensation, retirement, paid time off, vacation, profit sharing, incentive, bonus, health, welfare, performance awards, equity or equity-based compensation (including stock option, equity purchase, equity ownership, and restricted stock unit), disability, death benefit, life insurance, fringe benefits, indemnification, retention or stay-bonus, transaction or change-in control plan, program, policy, practice, Contract, agreement, or other arrangement, whether written, unwritten or otherwise, that is sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of any current or former employee, director or officer, individual consultant or other individual service provider of the Company and its Subsidiaries or otherwise with respect to which the Company or any of its Subsidiaries has any Liability, in each case other than any statutory benefit plan mandated by Law.

“BMC” means Bulawayo Mining Company Limited, a private company incorporated under the laws of England and Wales.

“BMC Shares” means the authorized and issued shares of BMC, howsoever classified and of any nominal value.

“Business Combination” has the meaning set forth in the SPAC Charter.

“Business Data” means confidential or proprietary data, databases, data compilations and data collections (including customer databases), and technical, business and other information, including Personal Data, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed or disposed of by or on behalf of the Company or any of its Subsidiaries or by the Company Systems.

“Business Day” means a day on which commercial banks are open for business in New York, U.S. and the Cayman Islands, except a Saturday, Sunday or public holiday (gazetted or ungazetted and whether scheduled or unscheduled).

“Change of Control” means (a) a sale, lease, license or other disposition, in a single transaction or a series of related transactions, of more than fifty percent (50%) of the value of the assets of PubCo and its subsidiaries, taken as a whole; (b) a merger, consolidation or other business combination of PubCo resulting in any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect at any particular point in time) acquiring more than fifty percent (50%) of the voting power of, or economic rights (or rights convertible or exchangeable into securities) or interests in, PubCo or the surviving person outstanding immediately after such combination (for the avoidance of doubt, excluding any Company Earnout Shares that may be issued in connection with such transaction(s) pursuant to Section 2.11); or (c) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect at any particular point in time) (i) obtaining direct or indirect beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect at any particular point in time) of securities (or rights convertible or exchangeable into securities) representing more than fifty percent (50%) of the voting power of, or economic rights or interests in, PubCo or (ii) otherwise acquiring, directly or indirectly, the power to direct or cause the direction of the management or policies of PubCo, whether through the ability to exercise voting power, by contract or otherwise.

“Commercial Production” means, with respect to the Mazowe Mine or the Redwing Mine, as applicable, the “first gold pour,” which means the production of the first gold bar after processing and smelting.

“Company Acquisition Proposal” means, other than pursuant to the Transactions, any direct or indirect acquisition (whether by merger, consolidation, scheme of arrangement, business combination, reorganization, recapitalization, redemption, cancellation, purchase or issuance of Equity Securities, tender offer, purchase or sale of assets, conveyance, transfer, assignment, assumption, delegation, secondment, or otherwise) by any third party (i.e., a Person that is not an Applicable Controlled Affiliate), in one transaction or a series of transactions, of (a)(i) any material asset or all or a material portion of the revenues or businesses of the Group Companies taken as a whole, or (ii) any of the Mining Real Property, the Mineral Rights, the Redwing Mine, the Mazowe Mine, or the How Mine, or (b) any Equity Securities of any of the Group Companies or any other Acquisition Entity; provided that no Company Interim Financing shall be deemed to constitute a Company Acquisition Proposal.

“Company Charter” means the memorandum and articles of association of the Company in effect as of the date hereof.

“Company Closing Cash” means, without duplication, all cash and cash equivalents of the Group Companies on a consolidated basis as of the close of business on the Business Day immediately prior to the Closing Date, as determined in accordance with Section 2.8(a).

“Company Closing Indebtedness” means the Indebtedness of the Group Companies on a consolidated basis as of the close of business on the Business Day immediately prior to the Closing Date, as determined in accordance with Section 2.8(a).

“Company Contract” means any Contract to which a Group Company is a party or by which a Group Company is bound.

“Company Earnout Milestone” means each of the (a) Mazowe Mine BFS Milestone, (b) Mazowe Mine Commercial Production Milestone, (c) Redwing Mine BFS Milestone, (d) Redwing Mine Commercial Production Milestone, (e) DRC Project NPV 1 Milestone and (f) DRC Project NPV 2 Milestone.

“Company Interim Financing” means any equity or debt financing arrangement (including, for the avoidance of doubt, the issuance and/or sale by the Company of preferred shares, warrants or convertible notes) entered into by the Company during the Interim Period.

“Company Interim Financing Agreement” means each such Contract that the Company may enter into during the Interim Period in connection with the Company Interim Financing.

“Company IP” means all Company Owned IP and all other Intellectual Property used or held for use in or necessary for the operation of the business of the Company or any of its Subsidiaries as currently conducted.

“Company Leased Real Property” means any real property subject to a Company Lease.

“Company Major Customers” means the top ten (10) customers of the Group Companies for the financial year ended December 31, 2023.

“Company Major Suppliers” means the top ten (10) suppliers of the Group Companies for the financial year ended December 31, 2023.

“Company Material Contracts” means, collectively, each Company Contract that:

(a) involves obligations (contingent or otherwise), payments or revenues to or by the Group Companies in excess of $1,000,000 in the last twelve (12) months prior to the date of this Agreement or expected obligations (contingent or otherwise), payments or revenues in excess of $1,000,000 in the next twelve (12) months after the date of this Agreement;

(b) is with a Company Related Party (other than those employment agreements, confidentiality agreements, non-competition agreements or any other agreement of similar nature entered into in the Ordinary Course with employees or technical consultants that are terminable without liability to any Group Company);

(c) is any investment agreement, stockholders agreement or other agreement with any Person creating or governing the rights of such Person in respect of such Person’s holding of any Equity Securities in, or the management of, the Company or any of its Subsidiaries;

(d) involves Indebtedness with or with respect to an amount in excess of $1,000,000;

(e) involves the lease, license, sale, use, disposition or acquisition of a business or assets constituting a business involving purchase price, payments or revenues in excess of $1,000,000;

(f) involves the capital expenditure by the Group Companies in an amount in excess of $1,000,000 in the aggregate in any twelve (12)-month period;

(g) involves the waiver, compromise, or settlement of any dispute, claim, litigation, arbitration or other Action with an amount higher than $1,000,000;

(h) grants a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Company and its Subsidiaries, taken as a whole;

(i) contains covenants of the Company or any of its Subsidiaries (i) prohibiting or limiting the right of the Company or any of its Subsidiaries to engage in or compete with any Person in any material respect in any line of business or (ii) prohibiting or restricting the Company’s or any of its Subsidiaries’ ability to conduct their respective business with any Person in any geographic area in any material respect;

(j) contains any “most favored nations” provisions or other price guarantees for a period greater than one year;

(k) is entered into with any of the Company Major Customers;

(l) is entered into with any of the Company Major Suppliers;

(m) is entered into with any Governmental Authority;

(n) is entered into with respect to mergers, acquisitions or sales of any Person or material business unit thereof by any Group Company other than such Contracts between the Group Companies if (i) entered into since the General Lookback Date or (ii) containing ongoing material obligations or liabilities with respect to any Group Company, including deferred purchase price payments, earn-out payments or indemnification obligations;

(o) involves the establishment of, contribution to, or operation of a partnership, joint venture, alliance, collaboration, variable interest or similar entity, or involving a sharing of profits or losses (including joint development and joint marketing Contracts), or any investment in, loan to or acquisition or sale of the securities, Equity Securities or assets of any person, involving payments of an amount higher than $1,000,000;

(p) relates to the license, sublicense, creation, development, or acquisition of any material Company IP, other than (i) non-exclusive licenses of commercially-available, unmodified, off-the-shelf Software used solely for the Company or any of its Subsidiaries’ internal use, (ii) non-exclusive licenses granted in the Ordinary Course to customers of the Company or any of its Subsidiaries, (iii) incidental licenses and (iv) Contracts with employees or contractors of the Group Companies entered into in the Ordinary Course;

(q) is a collective bargaining agreement or other Contract with a Union;

(r) is a Mining Lease;

(s) is a Contract involving the Mineral Rights (including but not limited to any tribute agreement), or royalties or mining-related obligations with respect to any of the land subject to a Mining Lease or on any portion of the Mining Real Property; or

(t) with respect to the employment or engagement of any employee, officer, director, individual consultant or other individual service provider that provides for target annual cash compensation in excess of $250,000 that (i) requires any Group Company to provide notice in excess of thirty (30) days in order to terminate such employment or engagement or (ii) provides for severance, retention, change in control, transaction or similar payments or accelerated vesting of compensation or benefits upon the Transactions.

“Company Material Adverse Effect” means any Event (other than the Events set forth on Section 1.1-I of the Company Disclosure Letter which are described therein as being excluded from this definition of “Company Material Adverse Effect”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, properties, assets and Liabilities, results of operations, cash flows, or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) would prevent the Company, any of its Subsidiaries or any of the Acquisition Entities from consummating the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable Laws or IFRS or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking or refraining from taking, as respectively applicable, of any action (1) expressly required to be taken or refrained from being taken, as respectively applicable, under this Agreement or the Transaction Documents so as not to constitute a breach of this Agreement or any Transaction Document, (2) which SPAC has requested in writing, or (3) to which SPAC has consented in writing, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic, acts of nature or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, riots or insurrections, (f) any failure in and of itself of the Company and any of its Subsidiaries to meet any projections or forecasts, provided, however, that the exception in this clause (f) shall not prevent or otherwise affect a determination that any change, effect or development underlying such change has resulted in or contributed to a Company Material Adverse Effect, (g) any Events generally applicable to the industries or markets in which the Company or any of its Subsidiaries operate, or (h) the announcement or consummation of this Agreement or the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on the Company’s and its Subsidiaries’ relationships, contractual or otherwise, with any Governmental Authority, third parties or other Person; provided, however, that in the case of each of clauses (b), (d), (e), and (g), any such Event to the extent it disproportionately affects the Company or any of its Subsidiaries relative to other similarly situated participants in the industries and geographies in which such Persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect.

“Company Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Related Party” means (a) any member, shareholder, equity interest holder or other Person who, together with its Affiliates, directly or indirectly (including as the beneficiary of a trust) holds no less than 5% of the total outstanding share capital or other securities of the Company or any of its Subsidiaries, (b) any director or officer of the Company or any of its Subsidiaries or (c) any immediate family member of the foregoing Persons in clauses (a) and (b), in each case of clauses (a) and (b), excluding the Company or any of its Subsidiaries.

“Company Requisite Shareholder” means The Southern SelliBen Trust, a registered New Zealand foreign trust.

“Company Shareholder” means a holder of Company Shares.

“Company Shares” means the ordinary shares in the capital of the Company, par value $1.00 per share.

“Company Systems” mean Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer or information technology systems, owned or use or held for use by or on behalf of the Company or any of its Subsidiaries.

“Company Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by or on behalf of the Company, any of its Subsidiaries or Affiliates or any of the Acquisition Entities (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, including consultants and public relations firms and (b) any and all filing fees payable by the Company or any of its Subsidiaries to Governmental Authorities in connection with the Transactions.

“Competing SPAC” means any publicly traded special purpose acquisition company other than SPAC.

“Continental” means Continental Stock Transfer & Trust Company, a limited purpose trust company.

“Contract” means any legally binding written, oral or other agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, mortgage, guarantee, purchase order, insurance policy or commitment or undertaking of any nature that has any outstanding rights or obligations.

“Control” in relation to any Person means (a) the direct or indirect ownership of, or ability to direct the casting of, more than fifty percent (50%) of the total voting rights conferred by all the shares then in issue and conferring the right to vote at all general meetings of such Person; (b) the ability to appoint or remove a majority of the directors of the board or equivalent governing body of such Person; (c) the right to control the votes at a meeting of the board of directors (or equivalent governing body) of such Person; or (d) the ability, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether as trustee or executor or by Contract or otherwise, and “Controlled”, “Controlling” and “under common Control with” shall be construed accordingly.

“Data Room” means the virtual data room containing written documents and information relating to the Company, its Subsidiaries, and the Acquisition Entities maintained by or on behalf of the Company to which SPAC and its Representatives had access to on or prior to the date of this Agreement.

“Data Security Requirements” means all of the following to the extent applicable to the Company or any of its Subsidiaries or any Company Systems or Business Data and in each case pertaining to data protection, data transfer, data privacy, data security, or data breach notification requirements: (a) all Laws (including all Privacy Laws), (b) the Company’s and its Subsidiaries’ rules, policies, and procedures, (c) industry standards applicable to the industry in which the business of the Company or any of its Subsidiaries operates and (d) Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter and the SPAC Disclosure Letter.

“DRC Project” means the exploration, financing and development of cobalt and copper permits within the Democratic Republic of Congo in order to establish a producing mine.

“DRC Project NPV 1 Milestone” means the net present value of the DRC Project being equal to or greater than $1,000,000,000 as identified in a third-party Regulation S-K 1300 compliant Bankable Feasibility Study with respect to the DRC Project.

“DRC Project NPV 2 Milestone” means the net present value of the DRC Project being equal to or greater than $2,000,000,000 as identified in a third-party Regulation S-K 1300 compliant Bankable Feasibility Study with respect to the DRC Project.

“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, license, covenant not to sue, option, right of first offer, refusal or negotiation, hypothecation, assignment, deed of trust, title retention or other similar encumbrance of any kind whether consensual, statutory or otherwise.

“Environmental Laws” means all Laws concerning (a) pollution, (b) protection of the environment, natural resources, or human health or safety (but only with respect to protection from pollutants) or (c) the use, generation, management, manufacture, processing, treatment, storage, transportation, remediation, cleanup, handling, disposal or Release of or threatened Release of, or exposure to, Hazardous Substances.

“Equity Securities” means, with respect to any Person, any capital stock, shares, equity interests, membership interests, partnership interests or registered capital, joint venture or other ownership interests in such person and any options, warrants or other securities (for the avoidance of doubt, including debt securities) that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, shares, equity interests, membership interests, partnership interests or registered capital, joint venture or other ownership interests (whether or not such derivative securities are issued by such Person).

“Equity Value” means (a) $500,000,000, minus (b) the Company Closing Indebtedness, plus (c) the Company Closing Cash, plus (d) the amount of any filing fees paid by the Company in connection with the Proxy/Registration Statement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Event” means any event, state of facts, development, change, circumstance, occurrence or effect.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the quotient of (a) the Equity Value divided by (b) the Fully-Diluted Company Shares divided by (c) $10.00.

“Extended Lookback Date” means the date that is six years prior to the date of this Agreement; provided, that the “Extended Lookback Date” shall be limited to the Knowledge of the Company with respect to Events (a) relating to Mazowe Mining Company that occurred between February 25, 2020 and April 7, 2022, (b) relating to Redwing Mining Company that occurred between July 23, 2020 and March 5, 2023, and (c) that occurred prior to the General Lookback Date.

“Fully-Diluted Company Shares” means as of immediately prior to the Company Merger Effective Time the sum of (i) the aggregate number of Company Shares that are issued and outstanding plus (ii) the aggregate number of Company Shares issuable (on an as-converted and net-exercised basis) upon the exercise or conversion, as applicable, of any and all unvested and vested stock-based compensation instruments, securities, instruments or similar items convertible into Company Shares.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“General Lookback Date” means December 31, 2021; provided, that the “General Lookback Date” shall be limited to the Knowledge of the Company with respect to Events relating to Redwing Mining Company that occurred prior to September 5, 2022.

“Government Official” means any officer, cadre, civil servant, employee or any other person acting in an official capacity for any Governmental Authority (including any government-owned or government-Controlled enterprise, political party and public international organization), or any candidate for governmental or political office.

“Governmental Authority” means the government of any nation, province, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory (including as to mining, land, environmental, licensing, permit, lease, employment and corporate rescue matters), taxing or administrative functions of, or pertaining to, any government, regulation or compliance, or any arbitrator, mediator or arbitral body, any self-regulated organization, stock exchange, or quasi-governmental authority, and any company, businesses, enterprise, or other entities owned or Controlled by the above Governmental Authorities.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group Companies” means the Company and its Subsidiaries, and “Group Company” means any of them.

“Hazardous Substance” means: (a) any substance, material or waste which is regulated by, or for which liability or standards of conduct may be imposed under, any Environmental Law, including any substance, material or waste which is defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “pollutant,” “contaminant,” “toxic substance,” “toxic waste” or other similar term or phrase under any Environmental Law and (b) petroleum or petroleum by-products, radon, radioactive materials or wastes, per- and polyfluoroalkyl substances, asbestos or asbestos-containing materials and polychlorinated biphenyls.

“How Mine” means the gold mine that is owned and operated by How Mining Company in the entire Mining Area under the How Mine Lease, being the mining operations, the gold processing plant operations, and all operations and activities incidental thereto and related infrastructure established to access and mine Minerals in the entire Mining Area under the How Mine Lease and shall include all associated surface and underground equipment, structures, erections and infrastructure located within the entire Mining Area under the How Mine Lease and all other movable equipment related to such mine and mining operations located on the entire Mining Area under the How Mine Lease.

“How Mine Lease” has the meaning set forth in Section 1.1-II of the Company Disclosure Letter.

“How Mining Company” means Bulawayo Mining Company (Private) Limited, a Zimbabwe private limited company.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IFRS” means the International Financial Reporting Standards issued by the International Accounting Standards Board, as in effect from time to time.

“Indebtedness” means, with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, including any amount due to any shareholder of such Person, (b) the principal and accrued interest components of capitalized lease obligations under IFRS (with respect to the Company) or GAAP (with respect to SPAC), (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the deferred and unpaid purchase price of any assets, property or rights acquired by the Group Companies, including “earn outs,” “seller notes,” “exit fees,” and “retention payments,” but excluding payables arising in the Ordinary Course, (g) (i) any due and unpaid Taxes for any taxable period (or a portion thereof) ending on or prior to the Closing Date, (ii) delinquent amounts owed under or in terms of public regulation or contracts with respect to employment related matters, and (iii) any other amounts owed that are delinquent, in arrears or otherwise remain unpaid after their applicable payment due date, but solely to the extent the aggregate amount under clauses (g)(i), (g)(ii) and (g)(iii) exceeds $25,000,000, (h) any unfunded or underfunded liabilities pursuant to any pension or nonqualified deferred compensation plan or arrangement and any salary or other compensation payment due and unpaid, (i) the amount required to be paid to release any lien other than a Permitted Encumbrance on the assets of any Group Company or Acquisition Entity, (j) the amount of any unsatisfied judgment or award against any Group Company or Acquisition Entity, (k) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (j), and (l) all Indebtedness of another Person referred to in clauses (a) through (j) above guaranteed directly or indirectly, jointly or severally; provided, however, for the sake of clarity, that with respect to the Group Companies, Indebtedness shall not include (i) account or trade payables arising in the Ordinary Course that are less than 365 days past due from the invoice date and (ii) asset retirement obligations listed on the Group Companies’ balance sheet.

“Intellectual Property” means all intellectual property, industrial property and proprietary rights in any and all jurisdictions worldwide, including rights in: (a) Patents, (b) Trademarks, (c) copyrights and copyrightable works, (d) Trade Secrets, (e) Software, (f) “moral” rights, rights of publicity or privacy, data base or data collection rights and other similar intellectual property rights, (g) registrations, applications, and renewals for any of the foregoing in (a)-(f), and (h) all rights in the foregoing.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Knowledge of SPAC” or any similar expression means the knowledge that any individual listed on Section 1.1-I of the SPAC Disclosure Letter actually has, or the knowledge that any such individual would have acquired following reasonable inquiry of his or her direct reports directly or indirectly responsible for the applicable subject matter.

“Knowledge of the Company” or any similar expression means the knowledge that any individual listed on Section 1.1-III of the Company Disclosure Letter actually has, or the knowledge that any such individual would have acquired following reasonable inquiry of his or her direct reports directly or indirectly responsible for the applicable subject matter.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority, or any provisions or interpretations of the foregoing, including general principles of common and civil law and equity.

“Liabilities” means debts, liabilities and obligations (including Taxes), whether accrued or fixed, absolute or contingent, matured or unmatured, deferred or actual, determined or determinable, known or unknown, including those arising under any law, action or Governmental Order and those arising under any Contract.

“Made Available” means, with respect to any document or information made available by a Group Company, an Acquisition Entity, or any of their respective Representatives pursuant to this Agreement at least twenty-four (24) hours prior to the date hereof either (a) via the Data Room or (b) via email to SPAC or any of its Representatives.

“Mazowe Mine” means the gold mine being, and to be, redeveloped, constructed, owned and operated by Mazowe Mining Company in the entire Mining Area under the Mazowe Mine Lease, being the mining operations, the gold processing plant operations, and all operations and activities incidental thereto and related infrastructure established to access and mine Minerals in the entire Mining Area under the Mazowe Mine Lease and shall include all associated surface and underground equipment, structures, erections and infrastructure located within the entire Mining Area under the Mazowe Mine Lease and all other movable equipment related to such mine and mining operations located on the entire Mining Area under the Mazowe Mine Lease.

“Mazowe Mine BFS Milestone” means the delivery by the Company or PubCo of an S-K 1300 compliant Bankable Feasibility Study with respect to the Mazowe Mine.

“Mazowe Mine Commercial Production Milestone” means the Mazowe Mine entering into Commercial Production.

“Mazowe Mine Lease” has the meaning set forth in Section 1.1-IV of the Company Disclosure Letter.

“Mazowe Mining Company” means Mazowe Mining Company (Private) Limited, a Zimbabwe private limited company (formerly known as Gold Fields of Mazowe (Private) Limited).

“Mineral Rights” means the mining rights under the Mining Leases and all of the Group Companies’ prospecting or mining rights or licenses, exploration licenses, exploration permits, mining claims, mining leases, mining licenses, special grants, mineral and exploitation concessions, mining Contracts, association agreements, easements, and surface rights and other forms of mineral tenure or other rights to Minerals (including exploitation and development rights), or rights to work upon or occupy lands, and all material permits, agreements, approvals, consents, certificates, dockets, proceedings, registrations and authorizations granting such licenses, rights, leases, permits, grants or easements for the purposes of searching for, developing, extracting or disposing of Minerals under any form of mineral tenure or right, whether contractual, statutory, regulatory, or otherwise or any interest therein; in each case with respect to the How Mine, the Mazowe Mine and the Redwing Mine.

“Minerals” means all ores, and ores and concentrates derived therefrom, of precious, base and industrial metals (including gold, copper and cobalt) or other minerals.

“Mining Area” means a defined area or ground under the Mining Leases in respect of which Mineral Rights have been acquired under the Mines and Minerals Act of Zimbabwe.

“Mining Leases” means, collectively, the How Mine Lease, the Mazowe Mine Lease and the Redwing Mine Lease.

“Mining Real Property” means, with respect to the Redwing Mine, the Mazowe Mine, and the How Mine, all land, or portions thereof, together with all buildings, structures, material improvements and material fixtures located thereon, and all easements and other rights and interests appurtenant thereto, including any owned real property or leases of any real property, which are or may be accessed, used, required and/or occupied by the Group Companies.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Ordinary Course” means, with respect to an action taken or refrained from being taken by a Person, that such action or omission is taken in the ordinary course of the normal day-to-day operations of such Person.

“Organizational Documents” means, with respect to any Person that is not an individual, its certificate of incorporation or articles of incorporation or registration, bylaws, memorandum and/or articles of association, constitution, registers, limited liability company agreement, shareholders agreement or similar organizational documents, in each case, as amended or restated.

“Patents” means patents, including utility models, industrial designs and design patents, and applications therefor (and any patents that issue as a result of those patent applications), and including all divisionals, continuations, continuations-in-part, continuing prosecution applications, substitutions, reissues, re-examinations, renewals, provisionals and extensions thereof, and any counterparts worldwide claiming priority therefrom.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permitted Encumbrances” means (a) Encumbrances for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with IFRS (with respect to the Company) or GAAP (with respect to SPAC); (b) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s or other Encumbrances arising or incurred in the Ordinary Course in respect of amounts that are not yet due and payable or that are being contested in good faith by appropriate proceedings; (c) all matters of record, including defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or Encumbrances, in each case, that do not materially interfere with the present and currently anticipated use of the Company Leased Real Property (with respect to the Group Companies); (d) with respect to any Company Leased Real Property: (i) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Encumbrances thereon, (ii) any Encumbrances permitted under a Company Lease, (iii) any Encumbrances encumbering the real property of which the Company Leased Real Property is a part, and (iv) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority, in each case (with respect to each of clauses (i) through (iv)), that do not materially interfere with the present and currently anticipated use of the Company Leased Real Property by the Group Companies; (e) non-exclusive licenses of Company IP granted to customers or suppliers of the Company or any of its Subsidiaries in the Ordinary Course and consistent with past practice, which do not materially interfere with the present and currently anticipated use of the Company IP by the Group Companies; (f) Ordinary Course purchase money Encumbrances and Encumbrances securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, provided that with respect to the Group Companies, the documentation for such purchase money Encumbrances and capital lease arrangements have been Made Available to SPAC; (g) other Encumbrances (i) arising in the Ordinary Course and (ii) not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; (h) reversionary rights in favor of landlords under any Company Lease with respect to any of the buildings or other improvements owned or leased by the Company or any of its Subsidiaries; and (i) any other Encumbrances that have been incurred or suffered in the Ordinary Course and do not materially impair the present or currently anticipated use by a Group Company of the property affected by such Encumbrance.

“Person” means any individual, firm, corporation, exempted company, company, partnership, exempted limited partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Data” has the meaning given to the term “personal data,” “personal information” or other similar term by applicable Laws and shall also include (a) all data and information that, whether alone or in combination with any other data or information, identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a natural person, household, or his, her or its device, including, to the extent constituting or comprising the foregoing, name, street address, telephone number, email address, photograph, social security number, government-issued ID number, customer or account number, health information, financial information, device identifiers, transaction identifier, cookie ID, browser or device fingerprint or other probabilistic identifier, IP addresses, physiological and behavioral biometric identifiers, viewing history, platform behaviors, and any other similar piece of data or information; or (b) all other data or information that is otherwise protected by any applicable Laws.

“Privacy Laws” means all applicable Laws concerning the Processing of Personal Data, including incident reporting and Security Incident notifying requirements.

“Process,” “Processing” or “Processed” means, with respect to Personal Data, the use, collection, creation, processing, receipt, storage, recording, organization, structuring, adaption, alteration, encryption, transfer, retrieval, consultation, disclosure, dissemination, making available, alignment, combination, restriction, erasure or destruction of such Personal Data.

“Prohibited Person” means any Person that is (a) organized under the laws of, or resident in, any U.S. embargoed or restricted country (which, as of the date of this Agreement, includes Cuba, Iran, North Korea, Syria and the Crimea, Donetsk and Luhansk regions of Ukraine), (b) included on any Sanctions-related list of blocked or designated parties (including the United States Commerce Department’s Denied Parties List, Entity List, and Unverified List; the U.S. Department of Treasury’s Specially Designated Nationals and Blocked Persons List and Consolidated Sanctions List; the Department of State’s Debarred List; or any list of Persons subject to Sanctions issued by the United Nations Security Council, HM Treasury of the United Kingdom, and the European Union and its member states); (c) owned fifty percent or more or otherwise controlled, directly or indirectly, by a Person included on any Sanctions-related list of blocked or designated parties, as described in clause (b) above; (d) is a Person acting in his or her official capacity as a director, officer, employee, or agent of a Person described in clause (b) above or a government of a country described in clause (a); or (e) a Person with whom business transactions, including exports and imports, are otherwise restricted by Sanctions, including, in each clause above, any updates or revisions to the foregoing and any newly published rules.

“Proxy/Registration Statement” means a registration statement on Form F-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by PubCo under the Securities Act relating to the Transactions and containing a proxy statement of SPAC with respect to the SPAC Stockholders’ Meeting and the Transactions to be used for the purpose of soliciting proxies from SPAC Stockholders to approve the SPAC Stockholder Transaction Proposals.

“PubCo A&R Charter” means the amended and restated memorandum and articles of association of PubCo in substantially the form attached hereto as Exhibit B.

“PubCo Ordinary Shares” means the ordinary shares in the capital of PubCo, par value $0.0001 per share, as described in the PubCo A&R Charter.

“Redwing Mine” means the gold mine being, and to be, redeveloped, constructed, owned and operated by Redwing Mining Company in the entire Mining Area under the Redwing Mine Lease, being the mining operations, the gold processing plant operations, and all operations and activities incidental thereto and related infrastructure established to access and mine Minerals in the entire Mining Area under the Redwing Mine Lease and shall include all associated surface and underground equipment, structures, erections and infrastructure located within the entire Mining Area under the Redwing Mine Lease and all other movable equipment related to such mine and mining operations located on the entire Mining Area under the Redwing Mine Lease.

“Redwing Mine BFS Milestone” means the delivery by the Company or PubCo of an S-K 1300 compliant Bankable Feasibility Study with respect to the Redwing Mine.

“Redwing Mine Commercial Production Milestone” means the Redwing Mine entering into Commercial Production.

“Redwing Mining Company” means Redwing Mining Company (Private) Limited, a Zimbabwe private limited company.

“Redwing Mine Lease” has the meaning set forth in Section 1.1-V of the Company Disclosure Letter.

“Registered IP” means Company Owned IP issued by, registered, recorded or filed with, renewed by or the subject of a pending application before any Governmental Authority, Internet domain name registrar or other authority.

“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Substances into or through the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, or groundwater.

“Representatives” of a Person means, collectively, officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives of such Person or its Affiliates.

“Required Governmental Authorization” means all material franchises, approvals, permits, consents, qualifications, certifications, authorizations, licenses, orders, registrations, certificates, variances or other similar permits, rights and all pending applications therefor from or with the relevant Governmental Authority required to operate the business of the Company and any of its Subsidiaries, as currently conducted, in accordance with applicable Laws.

“Sanctions” means those trade, economic and financial sanctions and export controls laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (a) the United States (including the United States Commerce Department, the U.S. Department of Treasury, and the Department of State), (b) the European Union and its member states, (c) the United Nations Security Council, (d) the United Kingdom and (e) any other similar trade, economic and financial sanctions administered by a Governmental Authority.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Incident” means any actual, alleged or reasonably suspected data breach, ransomware or other security incident or Event that results in, has resulted in, or is reasonably suspected to have resulted in the corruption or loss, or accidental, unauthorized or unlawful destruction, alteration or disclosure of, or access to or use of, any Personal Data or other Business Data or any Company Systems.

“Software” means all software, data, and databases, together with object code, source code, firmware, and embedded versions thereof, and documentation related thereto, together with intellectual property, industrial property and proprietary rights in and to any of the foregoing.

“SPAC Acquisition Proposal” means: (a) any, direct or indirect, acquisition, merger, domestication, reorganization, Business Combination or similar transaction, in one transaction or a series of transactions, involving SPAC or involving all or a material portion of the assets, Equity Securities or businesses of SPAC (whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise) or (b) any equity investment in SPAC or any of its Controlled Affiliates; in each case, other than the Transactions or any SPAC Working Capital Loan.

“SPAC Charter” means the Amended and Restated Certificate of Incorporation of SPAC, filed with the Secretary of State of the State of Delaware on September 28, 2021, as amended by the First Amendment to the Amended and Restated Certificate of Incorporation, dated as of September 29, 2023, and the Second Amendment to the Amended and Restated Certificate of Incorporation, dated as of January 10, 2024.

“SPAC Class A Common Stock” means Class A common stock of SPAC, par value $0.0001 per share, as further described in the SPAC Charter.

“SPAC Class B Common Stock” means Class B common stock of SPAC, par value $0.0001 per share, as further described in the SPAC Charter.

“SPAC Common Stock” means, collectively, SPAC Class A Common Stock and SPAC Class B Common Stock.

“SPAC Material Adverse Effect” means any Event that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets and Liabilities, results of operations or financial condition of SPAC or (ii) would prevent SPAC from consummating the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “SPAC Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking or refraining from taking, as respectively applicable, of any action (1) expressly required to be taken or refrained from being taken, as respectively applicable, under this Agreement or the Transaction Documents so as not to constitute a breach of this Agreement or any Transaction Document, (2) which the Company has requested in writing, or (3) to which the Company has consented in writing, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic, acts of nature or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, riots or insurrections, (f) any Events that are cured by SPAC prior to the Closing, (g) the announcement or consummation of this Agreement or the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on SPAC’s relationships, contractual or otherwise, with any Governmental Authority, third parties or other Person, (h) the number of SPAC Stockholders who exercise, or who have exercised, their SPAC Stockholder Redemption Right or the failure to obtain SPAC Stockholders’ Approval, (i) any Events generally applicable to publicly traded special purpose acquisition companies, or (j) any change in the trading price or volume of the SPAC Units, SPAC Common Stock or SPAC Warrants (provided that the underlying causes of such changes referred to in this clause (j) may be considered in determining whether there is a SPAC Material Adverse Effect except to the extent such cause is within the scope of any other exception within this definition); provided, however, that in the case of each of clauses (b), (d), (e) and (i), any such Event to the extent it disproportionately affects SPAC relative to other publicly traded special purpose acquisition companies shall not be excluded from the determination of whether there has been, or would reasonably be expected to have, a SPAC Material Adverse Effect. Notwithstanding the foregoing, with respect to SPAC, the number of SPAC Stockholders who exercise their SPAC Stockholder Redemption Right or the failure to obtain SPAC Stockholders’ Approval shall not be deemed to be a SPAC Material Adverse Effect.

“SPAC Preferred Stock” means preferred stock of SPAC, par value $0.0001 per share, as further described in the SPAC Charter.

“SPAC Private Placement Warrants” means, collectively, the SPAC Warrants issued to the Sponsor and certain SPAC Stockholders at a price of $1.50 per warrant in a private placement.

“SPAC Public Warrants” means, collectively, the outstanding and unexercised warrants, other than SPAC Private Placement Warrants, issued by SPAC to acquire SPAC Class A Common Stock.

“SPAC Redeeming Stock” means the SPAC Common Stock in respect of which the eligible (as determined in accordance with the SPAC Charter) holder thereof has validly exercised (and not validly revoked, withdrawn or lost) his, her or its SPAC Stockholder Redemption Right.

“SPAC Related Party” means (a) the Sponsor and (b) any director, officer or Affiliate of SPAC or the Sponsor.

“SPAC Securities” means, collectively, the shares of SPAC Stock and the SPAC Warrants.

“SPAC Stock” means, collectively, the SPAC Common Stock and SPAC Preferred Stock.

“SPAC Stockholder” means any holder of any shares of SPAC Stock.

“SPAC Stockholder Redemption Amount” means the aggregate amount payable with respect to all shares of SPAC Redeeming Stock.

“SPAC Stockholder Redemption Right” means the right of an eligible (as determined in accordance with the SPAC Charter) holder of shares of SPAC Common Stock to redeem all or a portion of the shares of SPAC Common Stock held by such holder as set forth in the SPAC Charter in connection with the SPAC Stockholder Transaction Proposals and/or any extension of SPAC’s expiration date.

“SPAC Stockholders’ Approval” means the vote of SPAC Stockholders required to approve the SPAC Stockholder Transaction Proposals, as determined in accordance with applicable Laws and the SPAC Charter.

“SPAC Stockholder Transaction Proposals” means the adoption and approval by the SPAC Stockholders of each proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions, including (unless otherwise agreed upon in writing by SPAC and the Company): (i) the approval and the adoption of this Agreement, the Certificate of SPAC Merger and the Transactions, (ii) the amendment and restatement of SPAC’s Organizational Documents to the SPAC Merger Surviving Corporation A&R Organizational Documents; (iii) on an advisory basis only, the material differences between SPAC’s existing Organizational Documents and the SPAC Merger Surviving Corporation A&R Organizational Documents; (iv) the approval and adoption of each of the PubCo Incentive Plans; (v) any other proposals the parties hereto agree are necessary or desirable to consummate the Transactions; (vi) the adoption and approval of a proposal for the adjournment of the SPAC Stockholders’ Meeting, if necessary, to permit further solicitation and vote of proxies because there are not sufficient votes to approve and adopt any of the foregoing or in order to seek withdrawals from SPAC Stockholders who have exercised their SPAC Stockholder Redemption Right; and (vii) the adoption and approval of each other proposal that Nasdaq or the SEC (or staff members thereof) indicates (x) are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto and (y) are required to be approved by the SPAC Stockholders in order for the Closing to be consummated.

“SPAC Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by or on behalf of SPAC, Sponsor or their respective Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of a Business Combination (including the Transactions) or otherwise in connection with SPAC’s operations, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (b) the SPAC Working Capital Loans, and (c) any and all filing fees payable by SPAC to the Governmental Authorities in connection with the Transactions.

“SPAC Transaction Expenses Cap” means $8,000,000.

“SPAC Transaction Expenses Cap Excess” means the dollar amount by which the SPAC Transaction Expenses set forth on Section 1.1-II of the SPAC Disclosure Letter, as at the Closing, exceed the SPAC Transaction Expenses Cap. For the avoidance of doubt, if the SPAC Transaction Expenses set forth on Section 1.1-II of the SPAC Disclosure Letter are equal to or less than the SPAC Transaction Expenses Cap, then the SPAC Transaction Expenses Cap Excess shall be deemed to be $0.

“SPAC Unit” means the units issued by SPAC in the IPO and the exercise of the underwriters’ overallotment option each consisting of one share of SPAC Class A Common Stock and one-third of a SPAC Warrant.

“SPAC Warrant” means a SPAC Public Warrant or a SPAC Private Placement Warrant, as applicable.

“SPAC Warrant Agreement” means the Warrant Agreement, dated as of September 28, 2021, by and between SPAC and Continental, as warrant agent.

“SPAC Working Capital Loan” means (i) any loan made to SPAC by any of the Sponsor, an Affiliate of the Sponsor, any of SPAC’s officers or directors or other Person, and evidenced by one or more promissory notes, for the purpose of financing costs incurred in connection with a Business Combination (the loans under this clause (i), collectively, the “Sponsor Party Working Capital Loans”), (ii) that certain Subscription Agreement, dated October 13, 2023, by and among SPAC, Sponsor and Polar Multi-Strategy Master Fund, and (iii) that certain Subscription Agreement, dated January 16, 2024, by and among SPAC, Sponsor, Daniel J. Hennessy and Polar Multi-Strategy Master Fund (the loans under clauses (ii) and (iii), collectively, the “Polar Working Capital Loans”).

“Sponsor” means Hennessy Capital Partners VI LLC, a Delaware limited liability company.

“Subsidiary” means, with respect to a specified Person, any other Person Controlled, directly or indirectly, by such specified Person and, in case of a limited partnership, limited liability company or similar entity, such Person is a general partner or managing member and has the power to direct the policies, management and affairs of such Person, respectively.

“Tax” or “Taxes” means all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, escheat, abandoned and unclaimed property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes or other tax or like assessment or charge, and including any interest, penalty, or addition thereto.

“Tax Returns” means all U.S. federal, state, local, provincial and non-U.S. returns, declarations, computations, notices, statements, claims (including claims for refunds), reports, schedules, forms and information returns, including any attachment thereto or amendment thereof, required or permitted to be supplied to, or filed with, a Governmental Authority with respect to Taxes.

“Trade Secrets” means all trade secrets and other confidential or proprietary information, know-how and other inventions, processes, models, methodologies and all other information that derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use.

“Trademarks” means trade names, logos, trademarks, service marks, service names, trade dress, company names, collective membership marks, certification marks, slogans, domain names, social media handles, toll-free numbers, and other indicia of origin or quality, whether or not registerable as a trademark in any given country, together with registrations and applications therefor, and the goodwill associated with any of the foregoing.

“Transaction Documents” means, collectively, (a) this Agreement, (b) the Permitted Financing Agreements, (c) the Sponsor Support Agreement, (d) the Shareholder Support Agreement, (e) the Registration Rights and Lock-Up Agreement, (f) the Assignment and Assumption Agreement, (g) the Company Merger Filing Documents, (h) the Certificate of SPAC Merger, (i) the Sponsor Letter Agreement, and (j) any other agreements, documents or certificates entered into or delivered pursuant hereto or thereto, and the expression “Transaction Document” means any one of them.

“Transactions” means, collectively, the Mergers and each of the other transactions contemplated by this Agreement or any of the other Transaction Documents.

“Transfer Taxes” means any transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) payable in connection with the Transactions.

“Treasury Regulations” means the regulations promulgated under the Code.

“Union” means any union, works council, labor organization or other employee representative body.

“U.S.” means the United States of America.

Section 1.2. Construction.

(a) Unless the context of this Agreement otherwise requires or unless otherwise specified, (i) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the terms “Schedule” or “Exhibit” refer to the specified Schedule or Exhibit of this Agreement; (vi) the words “including,” “included,” or “includes” shall mean “including, without limitation;” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends and such phrase shall not simply mean “if;” (viii) the word “or” shall be disjunctive but not exclusive; (ix) the word “will” shall be construed to have the same meaning as the word “shall”; (x) unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form; (xi) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (xii) references to “written” or “in writing” include in electronic form; and (xiii) a reference to any Person includes such Person’s predecessors, successors and permitted assigns.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) References to “$”, “dollar”, or “cents” are to the lawful currency of the United States of America.

(d) Whenever this Agreement refers to a number of days or months, such number shall refer to calendar days or months unless Business Days are expressly specified. Time periods within or following which any payment is to be made or act is to be done under this Agreement shall be calculated by excluding the calendar day on which the period commences and including the calendar day on which the period ends, and by extending the period to the next following Business Day if the last calendar day of the period is not a Business Day.

(e) All accounting terms used in this Agreement and not expressly defined in this Agreement shall have the meanings given to them under IFRS (with respect to the Company) and GAAP (with respect to SPAC).

(f) Unless the context of this Agreement otherwise requires, references to SPAC and the Company with respect to periods following the SPAC Merger Effective Time and the Company Merger Effective Time, respectively, shall be construed to mean the SPAC Merger Surviving Corporation and the Company Merger Surviving Corporation, respectively, and vice versa.

(g) The table of contents and the section and other headings and subheadings contained in this Agreement and the Exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement or any Exhibit hereto.

(h) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all amendments and other modifications thereto.

(i) Capitalized terms used in the Exhibits and the Disclosure Letter and not otherwise defined therein have the meanings given to them in this Agreement.

(j) With regard to each and every term and condition of this Agreement, the parties hereto understand and agree that the same has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party actually prepared, drafted or requested any term or condition of this Agreement.

Article II
MERGERS; CLOSING

Section 2.1. Closing; Merger Effective Times.

(a) Closing. On the first date on which all conditions set forth in Article IX that are required hereunder to be satisfied on or prior to the Closing shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or at such other time or in such other manner as shall be agreed upon by SPAC and the Company in writing, the closing of the Mergers (the “Closing”) shall take place remotely by conference call and exchange of documents and signatures in accordance with Section 11.9 (the day on which the Closing occurs, the “Closing Date”).

(b) Company Merger Effective Time. On the Closing Date, upon the terms and subject to the conditions of this Agreement, the Company shall execute and cause to be filed with the Registrar of Companies of the Cayman Islands a plan of merger substantially in the form attached hereto as Exhibit C (the “Plan of Company Merger”) and such other documents as may be required in accordance with the applicable provisions of the Cayman Act or by any other applicable Laws to make the Company Merger effective (the “Company Merger Filing Documents”). The Company Merger shall become effective at the time when the Plan of Company Merger is registered by the Registrar of Companies of the Cayman Islands or at such later time permitted by the Cayman Act as may be agreed by the Company and SPAC and specified in the Plan of Company Merger (the “Company Merger Effective Time”).

(c) SPAC Merger Effective Time. On the Closing Date, upon the terms and subject to the conditions of this Agreement, immediately following the Company Merger Effective Time, SPAC shall file with the Secretary of State of the State of Delaware a certificate of merger, substantially in the form attached hereto as Exhibit D (the “Certificate of SPAC Merger”). The SPAC Merger shall become effective at the time of the filing of such Certificate of SPAC Merger or at such later time permitted by the DGCL as may be agreed by the Company and SPAC and specified in the Certificate of SPAC Merger (the “SPAC Merger Effective Time”).

Section 2.2. Effect of the Mergers.

(a) Effect of the Company Merger. At and after the Company Merger Effective Time, the Company Merger shall have the effects set forth in this Agreement, the Company Merger Filing Documents and the applicable provisions of the Cayman Act. Without limiting the generality of the foregoing, and subject thereto, at the Company Merger Effective Time, all the mortgages, charges, security interests, property, rights, privileges, agreements, contracts, powers and franchises, Liabilities and duties of the Company and Company Merger Sub shall vest in and become the mortgages, charges, security interests, property, rights, privileges, agreements, contracts, powers and franchises, Liabilities and duties of the Company as the surviving company, which shall include the assumption by the Company of any and all agreements, covenants, duties and obligations of the Company and Company Merger Sub set forth in this Agreement and the other Transaction Documents to which the Company or Company Merger Sub is a party, and the Company shall thereafter exist as a wholly-owned Subsidiary of PubCo and the separate corporate existence of Company Merger Sub shall cease to exist.

(b) Effect of the SPAC Merger. At and after the SPAC Merger Effective Time, the SPAC Merger shall have the effects set forth in this Agreement, the Certificate of SPAC Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the SPAC Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, Liabilities and duties of SPAC and SPAC Merger Sub shall vest in and become the property, rights, privileges, agreements, powers and franchises, Liabilities and duties of SPAC as the surviving corporation (including all rights and obligations with respect to the Trust Account), which shall include the assumption by SPAC of any and all agreements, covenants, duties and obligations of SPAC and SPAC Merger Sub set forth in this Agreement and the other Transaction Documents to which SPAC or SPAC Merger Sub is a party, and SPAC shall thereafter exist as a wholly-owned Subsidiary of PubCo and the separate corporate existence of SPAC Merger Sub shall cease to exist.

Section 2.3. Organizational Documents.

(a) Organizational Documents of Company Merger Surviving Corporation. At the Company Merger Effective Time, the parties shall cause the Company Charter, as in effect immediately prior to the Company Merger Effective Time, to be amended and restated to the form attached hereto as Exhibit E, and, as so amended and restated, shall be the memorandum and articles of association of the Company Merger Surviving Corporation, until thereafter amended in accordance with the terms thereof and the Cayman Act.

(b) Organizational Documents of SPAC Merger Surviving Corporation. At the SPAC Merger Effective Time, the parties shall cause the certificate of incorporation and bylaws of SPAC, as in effect immediately prior to the SPAC Merger Effective Time, to be amended and restated in the forms attached hereto as Exhibit F, and, as so amended and restated, shall be the certificate of incorporation and bylaws of the SPAC Merger Surviving Corporation, until thereafter amended in accordance with the terms thereof and the DGCL (the “SPAC Merger Surviving Corporation A&R Organizational Documents”).

Section 2.4. Directors and Officers.

(a) Directors and Officers of PubCo. At the SPAC Merger Effective Time, the existing directors and officers of PubCo (except for any directors or officers who are designated in accordance with Section 8.8 of this Agreement and are a director or officer, as applicable, of PubCo immediately prior to the SPAC Merger Effective Time) shall cease to hold office, and the board of directors and the officers of PubCo shall consist of such directors and officers nominated and appointed in accordance with Section 8.8 of this Agreement, each to hold office in accordance with the PubCo A&R Charter until they are removed or resign in accordance with the PubCo A&R Charter or until their respective successors are duly elected or appointed and qualified.

(b) Directors and Officers of the Company Merger Surviving Corporation. At the Company Merger Effective Time, each of the directors and officers of the Company immediately prior to the Company Merger Effective Time shall, unless otherwise determined by the Company, continue to hold office immediately following the Company Merger Effective Time, each to hold office in accordance with the Organizational Documents of the Company Merger Surviving Corporation until they are removed or resign in accordance with the Organizational Documents of the Company Merger Surviving Corporation or until their respective successors are duly elected or appointed and qualified.

(c) Directors and Officers of the SPAC Merger Surviving Corporation. At the SPAC Merger Effective Time, each of the directors and officers of SPAC immediately prior to the SPAC Merger Effective Time shall cease to hold office, and the parties shall cause the initial board of directors and officers of SPAC Merger Surviving Corporation to be comprised of those individuals determined by the Company prior to the SPAC Merger Effective Time, each to hold office in accordance with the Organizational Documents of the SPAC Merger Surviving Corporation until they are removed or resign in accordance with the Organizational Documents of the SPAC Merger Surviving Corporation or until their respective successors are duly elected or appointed and qualified.

Section 2.5. Effect of the SPAC Merger on Issued Securities of SPAC and SPAC Merger Sub. At the SPAC Merger Effective Time, by virtue of and as part of the agreed consideration for the SPAC Merger and without any further action (except as set out in this Section 2.5) on the part of any party hereto or the holders of securities of SPAC or SPAC Merger Sub:

(a) SPAC Units. Each SPAC Unit issued and outstanding immediately prior to the SPAC Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one share of SPAC Class A Common Stock and one-third of a SPAC Public Warrant in accordance with the terms of the applicable SPAC Unit (the “Unit Separation”), provided that no fractional SPAC Public Warrants will be issued in connection with the Unit Separation such that if a holder of SPAC Units would be entitled to receive a fractional SPAC Public Warrant upon the Unit Separation, the number of SPAC Public Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of SPAC Public Warrants. The underlying SPAC Securities held or deemed to be held following the Unit Separation shall be converted in accordance with the applicable terms of this Section 2.5(a).

(b) SPAC Common Stock. Immediately following the separation of each SPAC Unit in accordance with Section 2.5(a), each share of SPAC Common Stock (which, for the avoidance of doubt, shall include the shares of SPAC Common Stock held as a result of the Unit Separation) issued and outstanding immediately prior to the SPAC Merger Effective Time (other than any shares of SPAC Treasury Stock and SPAC Redeeming Stock and any SPAC Dissenting Shares) shall automatically be cancelled and cease to exist in exchange for the right to receive one (1) PubCo Ordinary Share. As of the SPAC Merger Effective Time, each SPAC Stockholder shall cease to have any other rights in and to such shares of SPAC Common Stock, except as expressly provided herein.

(c) SPAC Warrants. At the SPAC Merger Effective Time, each SPAC Warrant that is outstanding immediately prior to the SPAC Merger Effective Time shall, pursuant to the Assignment and Assumption Agreement, cease to represent a right to acquire the number of shares of SPAC Common Stock set forth in such Assignment and Assumption Agreement and shall be converted in accordance with the terms of such Assignment and Assumption Agreement, at the SPAC Merger Effective Time, into a right to acquire the same number of PubCo Ordinary Shares (a “PubCo Warrant” and collectively, the “PubCo Warrants”) on substantially the same terms as were in effect immediately prior to the SPAC Merger Effective Time under the terms of the Assignment and Assumption Agreement.

(d) SPAC Treasury Stock. Notwithstanding Section 2.5(b) above or any other provision of this Agreement to the contrary, if there are any shares of SPAC Common Stock that are owned by SPAC as treasury shares or any shares of SPAC Common Stock owned by any direct or indirect Subsidiary of SPAC immediately prior to the SPAC Merger Effective Time (the “SPAC Treasury Stock”), such shares of SPAC Treasury Stock shall automatically be cancelled and shall cease to exist without any conversion thereof or payment or other consideration therefor.

(e) SPAC Redeeming Stock. Each share of SPAC Redeeming Stock issued and outstanding immediately prior to the SPAC Merger Effective Time shall automatically be cancelled and cease to exist and shall thereafter represent only the right to be paid a pro rata share of the SPAC Stockholder Redemption Amount in accordance with the SPAC Charter.

(f) SPAC Merger Sub Shares. All SPAC Merger Sub Shares issued and outstanding immediately prior to the SPAC Merger Effective Time shall automatically be converted into one validly issued, fully paid and non-assessable ordinary share of SPAC, which ordinary share shall constitute the only issued and outstanding share in the capital of the SPAC Merger Surviving Corporation.

(g) SPAC Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of SPAC Common Stock issued and outstanding immediately prior to the SPAC Merger Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of SPAC Common Stock being referred to collectively as the “SPAC Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder's appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive the consideration described in Section 2.5(b) above, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the SPAC Merger Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder's right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of SPAC Common Stock shall be treated as if they had been converted as of the SPAC Merger Effective Time into the right to receive the consideration described in Section 2.5(b) above without interest thereon, upon transfer of such shares. SPAC shall provide the Company prompt written notice of any demands received by SPAC for appraisal of shares of SPAC Common Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to SPAC prior to the SPAC Merger Effective Time that relates to such demand. Except with the prior written consent of the Company (which consent shall not be unreasonably conditioned, withheld, or delayed), SPAC shall not make any payment with respect to, or settle, or offer to settle, any such demands.

Section 2.6. Effect of the Company Merger on Issued Securities of the Company and Company Merger Sub. At the Company Merger Effective Time, by virtue of and as part of the agreed consideration for the Company Merger and without any further action (except as set out in this Section 2.6) on the part of any party hereto or the holders of securities of the Company or Company Merger Sub:

(a) Company Shares. Each Company Share issued and outstanding immediately prior to the Company Merger Effective Time shall be exchanged for such fraction of a newly issued PubCo Ordinary Share that is equal to the Exchange Ratio, without interest, subject to rounding pursuant to Section 2.7 (the PubCo Ordinary Shares issued in exchange for Company Shares, collectively, the “Company Shareholder Closing Consideration”). As of the Company Merger Effective Time, the Company Shareholders shall cease to have any other rights in and to such Company Shares, except as expressly provided herein.

(b) Company Treasury Shares. Notwithstanding Section 2.6(a) above or any other provision of this Agreement to the contrary, if there are any Company Shares that are owned by the Company as treasury shares or any Company Shares owned by any direct or indirect Subsidiary of the Company immediately prior to the Company Merger Effective Time, such Company Shares shall automatically be cancelled and shall cease to exist without any conversion thereof or payment or other consideration therefor pursuant to the Plan of Company Merger.

(c) Company Merger Sub Shares. All Company Merger Sub Shares issued and outstanding immediately prior to the Company Merger Effective Time shall automatically be converted into one validly issued, fully paid and non-assessable ordinary share of Company, which ordinary share shall constitute the only issued and outstanding share in the capital of the Company Merger Surviving Corporation pursuant to the Plan of Company Merger.

Section 2.7. No Fractional Shares. Notwithstanding anything to the contrary contained herein, no fraction of a PubCo Ordinary Share will be issued by virtue of any of the Mergers, and each Person who would otherwise be entitled to a fraction of a PubCo Ordinary Share shall instead have the number of PubCo Ordinary Shares issued to such Person rounded down in the aggregate to the nearest whole PubCo Ordinary Share.

Section 2.8. Closing Deliverables.

(a) No sooner than seven (7) or later than five (5) Business Days prior to the Closing Date, the Company shall deliver to SPAC (i) a written report setting forth a list of Company Transaction Expenses, (ii) to the extent such Company Transaction Expenses are expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date, written invoices and wire transfer instructions for the payment thereof, and (iii) a written statement (the “Closing Statement”) prepared in accordance with IFRS and the definitions set forth in this Agreement, and based on the most recent ascertainable financial information of the Group Companies, the Company’s good faith estimates of the (x) Company Closing Cash, (y) Company Closing Indebtedness, and (z) the resulting Equity Value. SPAC shall be entitled to review and make reasonable comments and revisions to the Closing Statement. The Closing Statement (A) shall be subject to the reasonable review and comment of SPAC (provided that the Company will reasonably cooperate with SPAC in the review of the Closing Statement, including providing SPAC and its Representatives with reasonable access to the relevant books, records and employees of the Group Companies in order for SPAC to review the Closing Statement, and will in good faith consider any such comments from SPAC), and (B) following any revisions based on the Company’s good faith consideration of any comments from SPAC, shall be binding for all purposes under this Agreement, including for purposes of determining the Equity Value.

(b) No sooner than seven (7) or later than five (5) Business Days prior to the Closing Date, SPAC shall deliver to the Company (i) a written report setting forth a list of SPAC Transaction Expenses that have been incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date, (ii) written invoices and wire transfer instructions for the payment thereof and (iii) its good faith estimate of the aggregate amount of the Permitted Financing Proceeds.

(c) At the Closing:

(i) PubCo shall deliver or cause to be delivered to SPAC:

(1) evidence of the appointment of the Sponsor Director as a director on the board of directors of PubCo, effective as of the SPAC Merger Effective Time;

(2) the Assignment and Assumption Agreement, duly executed by PubCo; and

(3) the Registration Rights and Lock-Up Agreement duly executed by PubCo and each of the Company Shareholders;

(ii) SPAC shall deliver or cause to be delivered to PubCo:

(1) the Assignment and Assumption Agreement duly executed by SPAC and Continental; and

(2) the Registration Rights and Lock-Up Agreement duly executed by the Sponsor and the other parties thereto (other than PubCo and the Company Shareholders);

(iii) The SPAC Merger Surviving Corporation (as the surviving corporation in the SPAC Merger) shall:

(1) cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered;

(2) pay, or cause the Trustee to pay at the direction and on behalf of the SPAC Merger Surviving Corporation, by wire transfer of immediately available funds from the Trust Account in the following order of priority: (A) first, as and when due all amounts payable on account of the SPAC Stockholder Redemption Amount to former SPAC Stockholders pursuant to their exercise of the SPAC Stockholder Redemption Right, (B) then, all accrued and unpaid SPAC Transaction Expenses and Company Transaction Expenses, and (C) immediately thereafter, any and all remaining amounts then available in the Trust Account (if any) (the “Remaining Trust Fund Proceeds”) to a bank account designated by the Company Merger Surviving Corporation for its immediate use, subject to this Agreement and the Trust Agreement; and

(3) thereafter, terminate the Trust Account, except as otherwise provided in the Trust Agreement.

Section 2.9. Further Assurances. If, at any time after the SPAC Merger Effective Time, any further action is necessary, proper or advisable to carry out the purposes of this Agreement, PubCo, the SPAC Merger Surviving Corporation and the Company Merger Surviving Corporation (or their respective designees) shall take all such actions as are necessary, proper or advisable under applicable Laws, so long as such action is consistent with and for the purposes of implementing the provisions of this Agreement.

Section 2.10. Withholding. Each of the Company, PubCo, SPAC, SPAC Merger Sub and Company Merger Sub (and their respective Affiliates and Representatives) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amount as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. Tax Law. Other than in respect of amounts treated as compensation for applicable Tax purposes, the Company, PubCo, SPAC, SPAC Merger Sub or Company Merger Sub (or their respective Affiliates or Representatives) shall use commercially reasonable efforts to notify the Person in respect of whom such deduction or withholding is expected to be made at least five (5) Business Days prior to making any such deduction or withholding, which notice shall be in writing and include the amount of and basis for such deduction or withholding. The Company, PubCo, SPAC, SPAC Merger Sub or Company Merger Sub (or their respective Affiliates or Representatives), as applicable, shall use commercially reasonable efforts to cooperate with such Person to reduce or eliminate any such requirement to deduct or withhold to the extent permitted by Law. To the extent that amounts are so withheld by the Company, PubCo, SPAC, SPAC Merger Sub or Company Merger Sub (or their Affiliates or Representatives), as the case may be, and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.11. Company Earnout.

(a) During the period between the Closing Date and the eighth (8th) anniversary of the Closing Date (such period, the “Company Earnout Period”), subject to the following terms and conditions, PubCo shall issue, in addition to the Company Shareholder Closing Consideration issued at Closing, up to 30,000,000 PubCo Ordinary Shares (collectively, the “Company Earnout Shares”) to the Company Shareholders, pro-rata to the issuance of the Company Shareholder Closing Consideration to such Company Shareholders, as follows:

(i) if the Mazowe Mine BFS Milestone is achieved during the Company Earnout Period, an aggregate of 1,000,000 PubCo Ordinary Shares will be issued to the Company Shareholders;

(ii) if the Mazowe Mine Commercial Production Milestone is achieved during the Company Earnout Period, an aggregate of 4,000,000 PubCo Ordinary Shares will be issued to the Company Shareholders;

(iii) if the Redwing Mine BFS Milestone is achieved during the Company Earnout Period, an aggregate of 1,000,000 PubCo Ordinary Shares will be issued to the Company Shareholders;

(iv) if the Redwing Mine Commercial Production Milestone is achieved during the Company Earnout Period, an aggregate of 4,000,000 PubCo Ordinary Shares will be issued to the Company Shareholders;

(v) if the DRC Project NPV 1 Milestone is achieved during the Company Earnout Period, an aggregate of 10,000,000 PubCo Ordinary Shares will be issued to the Company Shareholders; and

(vi) if the DRC Project NPV 2 Milestone is achieved during the Company Earnout Period, an aggregate of 10,000,000 PubCo Ordinary Shares will be issued to the Company Shareholders.

(b) If any Company Earnout Milestone is not satisfied during the Company Earnout Period, the obligation of PubCo to issue the number of Company Earnout Shares pursuant to this Section 2.11 with respect to such Company Earnout Milestone shall automatically terminate and no longer apply. For the avoidance of doubt, the failure to achieve a Company Earnout Milestone shall not preclude the satisfaction of any other Company Earnout Milestone.

(c) The Company Earnout Shares shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of PubCo Ordinary Shares and excluding, for the avoidance of doubt, any cash dividends), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of PubCo Ordinary Shares, occurring on or after the date hereof and prior to the time any such Company Earnout Shares are delivered to the Company Shareholders, if any.

(d) Notwithstanding anything to the contrary, in the event of a Change of Control during the Company Earnout Period, then (i) any Company Earnout Milestone that has not already been satisfied immediately prior to such Change of Control will be deemed to be satisfied immediately prior to such Change of Control and (ii) the applicable Company Earnout Shares that have not been previously issued pursuant to this Section 2.11 shall be issued to the Company Shareholders effective as of immediately prior to the consummation of such Change of Control, or otherwise treated as so issued in connection therewith, so as to ensure that the Company Shareholders shall receive such Company Earnout Shares, and all proceeds thereof, in connection with such Change of Control.

(e) The parties intend that none of the rights to receive Company Earnout Shares, and any interest therein, shall be deemed to be a “security” for purposes of any securities law of any jurisdiction. The right to receive Company Earnout Shares are deemed contractual rights in connection with the Company Merger and the parties do not view the right to receive the Company Earnout Shares as an investment by the holders thereof. The right to receive Company Earnout Shares (i) will not be represented by any physical certificate or similar instrument and (ii) does not represent an equity or ownership interest in any entity. No interest in the right to receive Company Earnout Shares may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of, except (A) by operation of law or (B) transfers or distributions by entity holders to their affiliates, and any attempt to do so shall be null and void.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered to SPAC by the Company on the date of this Agreement (the “Company Disclosure Letter”), which exceptions shall be deemed to be part of the representations and warranties made hereunder, the Company represents and warrants to SPAC as of the date of this Agreement as follows:

Section 3.1. Organization, Good Standing, Corporate Power and Qualification. The Company is an exempted company limited by shares duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and has all requisite corporate power and authority to own, lease and operate its properties and assets, and to conduct its business as presently conducted and contemplated to be conducted. The Company is duly licensed or qualified and in good standing in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the Group Companies taken as a whole. Prior to the execution of this Agreement, true and accurate copies of the Company Charter, other Organizational Documents of the Company and the Organizational Documents of each other Group Company, each as in effect as of the date of this Agreement, have been Made Available by or on behalf of the Company to SPAC, such Organizational Documents are in full force and effect, and the Company and each of the other Group Companies is not in default of any term or provision of such Organizational Documents in any material respect. The Company is not insolvent, bankrupt or unable to pay its debts as and when they fall due.

Section 3.2. Subsidiaries. A complete list, as of the date of this Agreement, of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, outstanding Equity Securities, and holders of Equity Securities, as applicable, is set forth on Section 3.2(i) of the Company Disclosure Letter. Except as set forth on Section 3.2(ii) of the Company Disclosure Letter, the Company does not directly or indirectly own any equity or similar interests in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, company, partnership, joint venture or business association or other entity and has not agreed to, nor is bound by, any Contract under which it may become obligated to make any future investment in or capital contribution to any other entity. Each Subsidiary of the Company has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of incorporation and has requisite corporate power and authority to own, lease and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted. Except as set forth on Section 3.2(iii) of the Company Disclosure Letter, no Subsidiary of the Company is insolvent, bankrupt or unable to pay its debts as and when they fall due. Each Subsidiary of the Company is duly licensed or qualified and in good standing (to the extent such concept is applicable in the Group Company’s jurisdiction of formation) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing in all respects (to the extent such concept is applicable in the Group Company’s jurisdiction of formation), as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the Group Companies taken as a whole.

Section 3.3. Capitalization of the Company.

(a) As of the date of this Agreement, the authorized share capital of the Company consists of 50,000 Company Shares, of which 1,000 Company Shares are issued and outstanding as of the date of this Agreement. Section 3.3(a) of the Company Disclosure Letter sets forth the names of the Company Shareholders and the amounts of Company Shares held thereby as of the date hereof. There are no other Equity Securities of the Company issued or outstanding as of the date of this Agreement. All of the issued and outstanding Company Shares (A) have been duly authorized and validly issued and allotted and are fully paid and non-assessable; (B) have been offered, sold and issued in compliance with applicable Laws, including the Cayman Act and all requirements set forth in (1) the Company Charter and other Organizational Documents of the Company and (2) any other applicable Contracts governing the issuance or allotment of such Company Shares to which the Company is a party or otherwise bound; and (C) are not subject to, nor have they been issued in violation of, any Encumbrance, purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of any applicable Laws, the Company Charter, any other Organizational Documents of the Company or any other Company Material Contract.

(b) Except as contemplated by this Agreement or the other Transaction Documents, the Company is not party to any contracts or commitments by which the Company is or may be bound to issue, nor does the Company have any outstanding or authorized subscriptions, options, warrants, rights or other securities (including debt securities) of the Company convertible, exercisable or exchangeable for or measured by reference to any Equity Securities of the Company, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or the issuance or sale by the Company of other Equity Securities of the Company, or for the repurchase or redemption by the Company of shares or other Equity Securities of the Company or the value of which is determined by reference to shares or other Equity Securities of the Company, including any equity appreciation rights, participations, phantom equity or similar rights, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any Company Shares or other Equity Securities of the Company.

Section 3.4. Capitalization of Subsidiaries.

(a) The outstanding share capital or other Equity Securities of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued and allotted, and are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold, issued and allotted in compliance with applicable Laws and all requirements set forth in (A) the Organizational Documents of such Group Company, and (B) any other applicable Contracts governing the issuance or allotment of such securities to which such Group Company is a party or otherwise bound; and (iii) are not subject to, nor have they been issued in violation of, any Encumbrance, purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of any applicable Laws, the Organizational Documents of such Group Company or any other Contract to which such Group Company is a party or otherwise bound.

(b) Except as set forth on Section 3.4(b) of the Company Disclosure Letter, the Company owns, directly or indirectly through its Subsidiaries, of record and beneficially all the issued and outstanding Equity Securities of such Subsidiaries free and clear of any Encumbrances other than Permitted Encumbrances.

(c) No Group Company is party to any contracts or commitments by which the Group Company is or may be bound to issue, nor does any Group Company have any outstanding or authorized subscriptions, options, warrants, rights or other securities (including debt securities) of any Group Company convertible, exercisable or exchangeable for or measured by reference to any Equity Securities of such Group Company, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance by any such Group Company of additional shares, the sale of treasury shares or the issuance or sale by such Group Company of other Equity Securities of such Group Company, or for the repurchase or redemption by such Group Company of shares or other Equity Securities of such Group Company the value of which is determined by reference to shares or other Equity Securities of such Group Company, including any equity appreciation rights, participations, phantom equity or similar rights, and there are no voting trusts, proxies or agreements of any kind which may obligate any such Group Company to issue, purchase, register for sale, redeem or otherwise acquire any of its Equity Securities.

Section 3.5. Authorization.

(a) Other than the Company Requisite Shareholder’s Approval (as defined below), the Company has all corporate power and authority to (i) enter into, execute and deliver this Agreement and each of the other Transaction Documents to which it is or will be a party, and (ii) consummate the Transactions and perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which the Company is or will be a party and the consummation of the Transactions have been duly and validly authorized and approved by the directors of the Company, and other than the Company Requisite Shareholder’s Approval, no other company or corporate proceeding on the part of the Company or any other Group Company is necessary to authorize this Agreement and the other Transaction Documents to which the Company is a party and to consummate the Transactions. This Agreement has been, and on or prior to the Closing, the other Transaction Documents to which the Company is a party will be, duly and validly executed and delivered by the Company and this Agreement constitutes, and on or prior to the Closing, the other Transaction Documents to which the Company is a party will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (A) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other applicable Laws now or hereafter in effect of general application affecting enforcement of creditors’ rights generally, and (B) as limited by applicable Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies (collectively, the “Enforceability Exceptions”).

(b) The approval and authorization of the Transactions by the Company Requisite Shareholder (the “Company Requisite Shareholder’s Approval”) is the only vote and approval of any holder of Company Shares and other Equity Securities of the Company necessary in connection with execution by the Company of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the Transactions. Prior to the Company Merger Effective Time, the Company shall have received the Company Requisite Shareholder’s Approval in respect of or in connection with the Transactions.

(c) On or prior to the date of this Agreement, the directors of the Company have duly adopted resolutions (i) determining that this Agreement and the other Transaction Documents to which the Company is a party and the Transactions are advisable and fair to, and in the best interests of, the Company and its shareholders, as applicable, (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which the Company is a party and the Transactions, and (iii) directing that this Agreement, the Transaction Documents and the Transactions be submitted to the Company Shareholders for adoption at an extraordinary general meeting called for such purpose pursuant to the terms and conditions of this Agreement.

Section 3.6. Consents; No Conflicts. Assuming the representations and warranties in Article IV are true and correct, the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is or will be a party by the Company does not, and the consummation by the Company of the Transactions will not, require any filings by any Group Company under the HSR Act or the obtainment by any Group Company of any required pre-Closing approvals or clearances under any other applicable Laws. Except (a)  for the Company Requisite Shareholder’s Approval, (b) for any registrations or filings with the Registrar of Companies of the Cayman Islands or the SEC or pursuant to applicable state blue sky or other securities laws filings with respect to the Transactions, and (c) for such other filings, notifications, notices, submissions, applications or consents the failure of which to be obtained or made would not, individually or in the aggregate, have, or reasonably be expected to have, an adverse effect on the ability of the Company to enter into and timely perform its obligations under this Agreement in any material respect, all filings, notifications, notices, submissions, applications, or consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the Transactions, in each case on the part of the Company or any other Group Company, have been or will be duly obtained or completed (as applicable) and are or will be in full force and effect. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is or will be a party by the Company does not, and the consummation by the Company of the Transactions will not, assuming the representations and warranties in Article IV are true and correct, and except for the matters referred to in clauses (a) through (c) of the immediately preceding sentence, (i) result in any material violation of, be in conflict with, or constitute a default that would be material to the Company or any other Group Company under, require any consent under, or give any Person rights of termination, amendment, acceleration (including acceleration of any obligation of any Group Company) or cancellation under, (A) any provision of the Organizational Documents of any Group Company, each as currently in effect, (B) any Governmental Order, (C) any applicable Laws, (D) any Company Material Contract, or (E) any license, permit or approval from any Governmental Authority or other Person, except in each case of clauses (B) through (E), for such violations, conflicts, breaches, defaults or failures to act that would not be material to the Group Companies taken as a whole, or (ii) result in the creation of any Encumbrance upon any of the properties, rights or assets of any Group Company other than any restrictions under federal or state securities Laws, this Agreement, the Company Charter and Permitted Encumbrances.

Section 3.7. Compliance with Laws; Consents; Permits.

(a) Since the General Lookback Date, (i) the Company and its Subsidiaries have been, and are, in material compliance with all applicable Laws; (ii) neither the Company nor any of its Subsidiaries is or has been subject to any actual, pending or threatened in writing Action with respect to a violation of any applicable Laws which is or would be material to Group Companies taken as a whole; (iii) neither the Company nor any of its Subsidiaries has received any written notice of any violations of applicable Law; and (iv) neither the Company nor any of its Subsidiaries is or has been subject to any investigation by any Governmental Authority with respect to any violation of any applicable Laws.

(b) Since the General Lookback Date, neither the Company nor any of its Subsidiaries has received any letter or other written communication from, and to the Knowledge of the Company, there has not been any public notice of a type customary as a form of notification of such matters in the jurisdiction by, any Governmental Authority threatening in writing or providing notice of (i) the revocation or suspension of any Required Governmental Authorizations issued to the Company or any of its Subsidiaries or (ii) the need for compliance or remedial actions in respect of the activities carried out by the Company or any of its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries is engaged in any proceedings, demands, inquiries, or hearings or investigations, before any court, statutory or governmental body, department, board or agency relating to applicable Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions, and no such proceeding, demand, inquiry, investigation or hearing has been threatened in writing.

(d) Neither the Company, any of its Subsidiaries, any of their respective directors, officers or employees, nor to the Knowledge of the Company, agents or any other Persons acting for or on behalf of the Company or any of its Subsidiaries, has at any time since the Extended Lookback Date: (i) made any bribe, influence payment, kickback, payoff, benefits or any other type of payment (whether tangible or intangible) that would be unlawful under any applicable anti-bribery or anti-corruption (governmental or commercial) Laws (including, for the avoidance of doubt, any guiding, detailing or implementing regulations), including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, Governmental Authority or any other individual or commercial entity to obtain a business advantage, including the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, or any other local or foreign anti-corruption or anti-bribery Law applicable to the Company or its Subsidiaries (collectively, “Anti-Corruption Laws”); (ii) been in violation of any Anti-Corruption Laws, offered, paid, promised to pay, or authorized any payment or transfer of anything of value, directly or indirectly, to any person for the purpose of (A) influencing any act or decision of any Government Official in his or her official capacity, (B) inducing a Government Official to do or omit to do any act in relation to his or her lawful duty, (C) securing any improper advantage, (D) inducing a Government Official to influence or affect any act, decision or omission of any Governmental Authority, or (E) assisting the Company, any of its Subsidiaries, any agent, or any other Person acting for or on behalf of the Company or any of its Subsidiaries, in obtaining or retaining business for or with, or in directing business to, any Person; or (iii) accepted or received any contributions, payments, gifts, or expenditures that would be unlawful under any Anti-Corruption Laws.

(e) Neither the Company, any of its Subsidiaries, any of their respective directors, officers or employees nor to the Knowledge of the Company, any of their respective agents or any other Person acting for or on behalf of the Company or any of its Subsidiaries, has, at any time since the Extended Lookback Date, been found by a Governmental Authority to have violated any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions, or is subject to any indictment or any government investigation with respect to any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions.

(f) Neither the Company, any of its Subsidiaries, any of their respective directors, officers or employees, nor to the Knowledge of the Company, any of their respective agents, or any other Person acting for or on behalf of the Company or any of its Subsidiaries, is a Prohibited Person, and no Prohibited Person has, at any time since the Extended Lookback Date, been given an offer to become an employee, officer, consultant or director of the Company or any of its Subsidiaries. Since the Extended Lookback Date, neither the Company nor any of its Subsidiaries has at any time conducted or agreed to conduct any business, or entered into or agreed to enter into any transaction, with a Prohibited Person or taken any other action that would violate Sanctions.

(g) To the Knowledge of the Company, no monies injected into the Company or its Subsidiaries have been derived from unlawful activities or otherwise in violation of Anti-Money Laundering Laws.

(h) To the Knowledge of the Company, (i) as of the date hereof, there are no Actions, filings, Governmental Orders, inquiries or governmental investigations alleging any violations of Anti-Corruption Laws, sanctions Laws or export controls Laws by any Group Company, or any of their respective directors, managers, officers, employees, equityholders, partners, members or Representatives, in each case to the extent acting for and on behalf of the Group Companies, and (ii) since the Extended Lookback Date, no such Actions, filings, Governmental Orders, inquiries or governmental investigations have been threatened in writing or are pending.

(i) Each of the Group Companies has all material approvals, authorizations, clearances, licenses, registrations, permits or certificates of a Governmental Authority that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted (the “Material Permits”), and such Material Permits are fully effective and have been complied with in all material respects. To the Knowledge of the Company, there are no circumstances that will, or will reasonably be expected to, result in any Material Permit being suspended, cancelled, revoked or not renewed.

Section 3.8. Tax Matters.

(a) All material Tax Returns required to be filed by or with respect to each Group Company have been filed within the requisite period (taking into account any valid extensions) under applicable law and such Tax Returns are true, correct and complete in all material respects. All material Taxes due and payable by any Group Company have been paid when due. Each Group Company has withheld and paid over to the appropriate Tax authority all material Taxes that it is required to withhold, including withholding from amounts paid or owing to any employee, independent contractor, member, equityholder, creditor or other Person.

(b) No material deficiencies for any Taxes that are currently outstanding with respect to any Tax Returns of a Group Company have been asserted in writing by any Tax authority. No written notice of any action, audit, claims, investigations, assessment or other proceeding, in each case that is currently pending or otherwise in progress or has been threatened in writing, with respect to any Tax Returns or any Taxes of a Group Company by any Tax authority. No dispute or assessment relating to any Tax Returns or any Taxes of a Group Company with any Tax authority is currently outstanding.

(c) No claim that is currently outstanding has been made in writing by a Tax authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction.

(d) There are no liens for Taxes (other than Permitted Encumbrances) upon the assets of or equity interests in any Group Company.

(e) No Group Company has been a member of an affiliated, consolidated or similar Tax group or otherwise has any Liability for the Taxes of any Person (other than a Group Company) under applicable Laws (including Treasury Regulations Section 1.1502-6 or similar provision of state, local or non-U.S. Law), as a transferee or successor, or by Contract (including any Tax sharing, allocation or similar agreement or arrangement but excluding any commercial Contract entered into in the Ordinary Course and not primarily relating to Taxes).

(f) No Group Company has been a party to a transaction that is or is substantially similar to a “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2) or any transaction requiring disclosure under analogous provisions of state, local or non-U.S. law.

(g) No Group Company (i) has taken, or agreed to take, any action (nor permitted any action to be taken), (ii) intends to or plans to take any action, and (iii) is not aware of any fact or circumstance, in each case, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

(h) No Group Company is a party to or bound by any Tax allocation, Tax indemnity or Tax sharing agreement (other than pursuant to customary commercial Contracts the primary purpose of which is not related to the sharing of Taxes).

(i) No Group Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes.

(j) There are no outstanding requests by a Group Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(k) No Group Company has made an entity classification election under Treasury Regulations Section 301.7701-3.

(l) No Group Company has any plan or intention to engage in any transaction or make any election that would result in a liquidation of the SPAC Merger Surviving Corporation or the Company Merger Surviving Corporation for U.S. federal income tax purposes.

(m) No Group Company is treated for any Tax purpose as a resident in a country other than the country of its incorporation or formation.

(n) None of the Group Companies have entered into any private letter ruling, technical advice memorandum, closing agreement, settlement agreement or similar ruling, memorandum or agreement with any Tax authority with respect to Taxes, nor is there any written request by a Group Company outstanding for any such ruling, memorandum or agreement.

(o) Each Group Company has complied in all material respects with all applicable requirements concerning value added or similar Tax.

(p) None of the Group Companies organized in a jurisdiction outside of the United States (i) is treated as a domestic corporation (as such term is defined in Section 7701 of the Code) for U.S. federal income tax purposes, (ii) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code, or (iii) is treated as a U.S. corporation under Section 7874(b) of the Code.

(q) In the last two (2) years, no Group Company has distributed stock of another person, or has had its shares distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(r) No Group Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) beginning after the Closing Date as a result of any (i) instalment sale or open transaction disposition made by the Group Company prior to the Closing, (ii) change in any method of accounting of the Group Company for any taxable period (or portion thereof) ending on or prior to the Closing Date made or required by applicable Law to be made prior to the Closing, (iii) any “closing agreement” as described in Section 7121 of the Code (or any comparable, analogous or similar provision under any state, local or foreign Tax law) executed by the Group Company prior to the Closing, or (iv) any prepaid amount received prior to the Closing outside the ordinary course of business.

(s) Either (i) the Company or (ii) one or more of its qualified subsidiaries have been engaged in an active trade or business outside the United States for the entire 36-month period immediately before the Closing Date and the Company has no intention as of the Closing Date to substantially dispose of or discontinue, or to cause such qualified subsidiaries to substantially dispose of or discontinue, such trade or business (all within the meaning of Treasury Regulation Section 1.367(a)-3(c)(3)(i)).

Section 3.9. Financial Statements.

(a) Attached as Section 3.9(a) of the Company Disclosure Letter are preliminary copies of (i) the unaudited consolidated statement of financial position of BMC and its Subsidiaries as of December 31, 2022, and December 31, 2023, and the related unaudited consolidated statements of profit and loss, and cash flows, for the fiscal years ended December 31, 2022 and December 31, 2023 (the “Company Unaudited Financial Statements”); and (ii) the unaudited set of management accounts for How Mining Company, Redwing Mining Company and Mazowe Mining Company, as of and for the three-month period ended March 31, 2024 (the “Interim Management Accounts”). With respect to each of the following Subsidiaries of the Company: (x) Redwing Mining Company, (y) How Mining Company, and (z) Mazowe Mining Company, the Company has Made Available to SPAC true and complete copies of the audited balance sheets as of December 31, 2021 and December 31, 2022, and the related audited consolidated statements of income and profit and loss, changes in equity, and cash flows, for the fiscal years then ended (the “Mining Subsidiaries Audited Financial Statements”), together with the auditor’s reports thereon. To the Knowledge of the Company, each of the Company Unaudited Financial Statements, the Mining Subsidiaries Audited Financial Statements and the Interim Management Accounts (i) were prepared in accordance with the books and records of the Company and its Subsidiaries; (ii) present, in all material respects, a true and fair view of the financial condition and the results of operations and cash flow of the Company and its Subsidiaries as of the dates indicated therein and for the periods indicated therein; and (iii) except with respect to the Interim Management Accounts, were prepared in accordance with IFRS applied on a consistent basis throughout the periods involved.

(b) Each Group Company maintains a system of internal accounting controls which is sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) Since the General Lookback Date, the books and records of the Group Companies have been kept and maintained in accordance with all applicable Laws, except where the failure to do so would not be material to the Group Companies taken as a whole.

(d) Since the General Lookback Date, none of any Group Company’s directors or officers has been made aware in writing of (i) any fraud that involves the Group Companies’ management who have a role in the preparation of financial statements or the internal accounting controls utilized by the Group Companies, (ii) any allegation, assertion or claim that any Group Company has engaged in any material questionable accounting or auditing practices, procedures, methodologies or methods which violate applicable Laws or (iii) internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of any director or officer of a Group Company. Since the General Lookback Date, no attorney representing any Group Company, whether or not employed by the Company, has reported a material violation of securities Laws, breach of fiduciary duty or similar material violation by such Group Company to any director or officer of such Group Company.

Section 3.10. Absence of Changes. Since December 31, 2023, except as set forth in Section 3.10 of the Company Disclosure Letter, (a) to the date of this Agreement, the Group Companies have operated their business in the Ordinary Course and collected receivables and paid payables and similar obligations in the Ordinary Course and (b) there has not been any occurrence of any event which would or is likely to have a Company Material Adverse Effect.

Section 3.11. Actions. Except as set forth in Section 3.11 of the Company Disclosure Letter, (a) there is, and since the General Lookback Date there has been, no Action pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, or any of their respective directors, officers or employees (in their capacity as such) and (b) there is no judgment or award unsatisfied against the Company or any of its Subsidiaries, nor is there any Governmental Order in effect and binding on the Company or any of its Subsidiaries or their respective directors, officers or employees (in their capacity as such) or assets or properties, or, to the Knowledge of the Company, threatened against any Group Company or their respective directors, officers or employees (in their capacity as such) or assets or properties, except, in each case, as would not, individually or in the aggregate, (i) materially impede the ability of the Company to enter into and perform its obligations contemplated hereby, or (ii) be, or reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole. No order has been made, petition presented, resolution passed or meeting convened for the purpose of considering a resolution for the dissolution and liquidation of any Group Company or the establishment of a liquidation group, no administrator has been appointed for any Group Company nor steps taken to appoint an administrator, and to the Knowledge of the Company there are no (A) Actions under any applicable administration, scheme of arrangement, restructuring, receivership, corporate rescue, insolvency, bankruptcy, reorganization or similar Laws concerning any Group Company or (B) circumstances which, under the applicable Laws, would justify any such Actions.

Section 3.12. Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities, except for Liabilities (a) set forth in the Company Unaudited Financial Statements that have not been satisfied since December 31, 2023, (b) incurred since December 31, 2023 in the Ordinary Course (none of which is a Liability for breach of contract, breach of warranty, tort, infringement, or violation of Law) and that are not, individually or in the aggregate, material to the Group Companies, taken as a whole, (c) that are executory obligations under any Contract to which the Company or any of its Subsidiaries is a party or by which it is bound, (d) arising under this Agreement or other Transaction Documents, (e) that will be discharged or paid off prior to the Closing, or (f) which are immaterial. Section 3.12 of the Company Disclosure Letter sets forth the Indebtedness of the Group Companies on a consolidated basis as of June 15, 2024.

Section 3.13. Company Material Contracts and Commitments.

(a) Section 3.13(a) of the Company Disclosure Letter contains a true and correct list of all Company Material Contracts as of the date of this Agreement, and as of the date of this Agreement no Group Company is a party to or bound by any Company Material Contract that is not listed in Section 3.13(a) of the Company Disclosure Letter. True and complete copies of each Company Material Contract, including all material amendments, modification, supplements, exhibits and schedules and addenda thereto, have been Made Available to SPAC.

(b) Each Company Material Contract listed on Section 3.13(a) of the Company Disclosure Letter is (A) in full force and effect and (B) represents the legal, valid and binding obligations of the applicable Group Company which is a party thereto and represents the legal, valid and binding obligations of the counterparties thereto. No Group Company or, to the Knowledge of the Company, any other party thereto, is in material breach or material default under any Company Material Contract. The applicable Group Company has duly performed all of its obligations under each such Company Material Contract as set forth in Section 3.13(a) of the Company Disclosure Letter to which it is a party to the extent that such obligations to perform have accrued. No event has occurred that with notice or lapse of time, or both, would constitute a material default, breach or violation of such Company Material Contract by any Group Company or, to the Knowledge of the Company, would entitle any third party to prematurely terminate any Company Material Contract.

(c) None of the Group Companies has within the last twelve (12) months provided to or received from the counterparty to any Company Material Contract any written notice or written communication to terminate or not renew any Company Material Contract, to renegotiate any material term thereof, or alleging or disputing any breach or default under a Company Material Contract.

(d) Section 3.13(d) of the Company Disclosure Letter sets forth a true and complete list of the Company Major Customers and the Company Major Suppliers.

Section 3.14. Title; Properties.

(a) Except as set forth on Section 3.14(a) of the Company Disclosure Letter, no Group Company (i) owns or (ii) has a leasehold interest in any real property other than as held pursuant to their respective leases or leasehold interests (including tenancies) in such property (each Contract evidencing such leasehold interest, a “Company Lease”). The Company Leases together comprise all of the real property leased or licensed by the Group Companies. Each Company Lease is in compliance with applicable Laws, and all Governmental Orders required under applicable Laws in respect of any Company Lease have been obtained, including with respect to the operation of such property and conduct of business on such property as now conducted by the applicable Group Company which is a party to such Company Lease, except in any such case where the failure to so be in compliance or obtain such Governmental Order would not, individually or in the aggregate, be or reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole.

(b) Each Company Lease is a valid and binding obligation of the applicable Group Company, enforceable in accordance with its terms against such Group Company, and to the Knowledge of the Company, each other party thereto, subject to the Enforceability Exceptions. There is no material breach by the relevant Group Company under any Company Lease. To the Knowledge of the Company, when each Company Lease was granted or entered into, the landlords under such Company Lease were registered owners and all necessary consents were obtained.

(c) To the Knowledge of the Company, no Person or Governmental Authority has challenged, disputed, or threatened to challenge or dispute, a Group Company’s right to occupy, use or enjoy each Company Leased Real Property as such leased property is currently occupied, used or enjoyed, and no circumstance exists which may give rise to a material challenge or dispute of this type or nature.

(d) No Group Company has received any written notice alleging a material breach of any covenant, restriction, burden or stipulation from any person or Governmental Authority in relation to the existing use of any Company Leased Real Property, and to the Knowledge of the Company, no circumstance exists which may give rise to a material allegation of this type or nature.

(e) No Group Company has received any written notice from the relevant lessor or landlord under any Company Lease terminating, purporting to terminate, or advising of an intention to terminate such Company Lease prior to the expiration of its term, and to the Knowledge of the Company, no circumstance exists (whether as a result or as contemplated under the Transactions or otherwise) which may entitle such lessor or landlord to do so.

(f) Except as set forth in Section 3.14(f) of the Company Disclosure Letter, each of the Group Companies has good and valid title to all of the assets owned by it, whether tangible or intangible (including all assets acquired thereby since December 31, 2023, but excluding any tangible or intangible assets that have been disposed of since December 31, 2023 in the Ordinary Course), and in each case free and clear of all Encumbrances, other than Permitted Encumbrances. All of the aforementioned assets are in the Group Companies’ possession or under its control, or the Group Companies are entitled to take possession or control of them.

(g) No representation or warranty is made herein regarding the status of the fee title (and any matters pertaining to such fee title) of any Company Leased Real Property. It being understood and agreed that the provisions of this Section 3.14, as they relate to any Company Leased Real Property, pertain only to the leasehold interest of the applicable Group Company.

Section 3.15. Intellectual Property Rights; IT Systems and Data Protection.

(a) Section 3.15(a)(i) of the Company Disclosure Letter sets forth a true, complete and accurate list of all Registered IP. Either the Company or its applicable Subsidiary has made required filings and registrations (and corresponding payments of fees therefor) to Governmental Authorities in connection with patents, registrations and applications for the Registered IP. Each item of Registered IP is subsisting, and to the Knowledge of the Company, valid and enforceable. The Company and its Subsidiaries exclusively own or have the right to use all material Company IP used in the operation of the business of the Group Companies as presently conducted, free and clear of any Encumbrances (other than Permitted Encumbrances) except for such Intellectual Property with respect to which the lack of such ownership, license or right to use would not reasonably be expected to be material to the Group Companies, taken as a whole.

(b) To the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate, and since the General Lookback Date has not infringed, misappropriated or otherwise violated any Intellectual Property of any Person, except for such infringements, misappropriations, and other violations that would not reasonably be expected to be material to the Group Companies, taken as a whole. The Company or any of its Subsidiaries have not received since the General Lookback Date any written notice that the Company or any of its Subsidiaries is infringing, misappropriating or otherwise violating an Intellectual Property right of any Person or any request for indemnification or license or threat relating to any of the foregoing. No Action or claim alleging misappropriation, infringement, dilution or violation by the Company or any of its Subsidiaries of the Intellectual Property of any Person or contesting the validity, ownership, use, registrability or enforceability of any of the Company Owned IP is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. To the Knowledge of the Company, no Person is violating, infringing, diluting, or misappropriating or, since the General Lookback Date, has violated, infringed, diluted or misappropriated any Company Owned IP. Neither the Company nor any of its Subsidiaries has, since the General Lookback Date given any written notice to any other Person alleging any violation, infringement, dilution or misappropriation of any Company Owned IP, and no Actions related to the same are pending.

(c) All Persons who have contributed, developed or conceived any Company IP or Company Products have done so pursuant to a valid and enforceable agreement that protects the Trade Secrets of the Company and its Subsidiaries and grants the Company or its applicable Subsidiary exclusive ownership (through present assignment to the Company or its applicable Subsidiary) of the Person’s contribution, development or conception, except as would not, individually or in the aggregate, be material to the Group Company taken as a whole. No Persons who have contributed, developed or conceived any Company IP have made or threatened in writing (or to the Knowledge of the Company, orally) any claims of ownership with respect to any Company Owned IP. The Company and its Subsidiaries have taken reasonable steps, consistent with industry practices of companies offering similar services, to protect and maintain the Company IP, including the secrecy, confidentiality and value of any Trade Secrets contained therein. Neither the Company nor any of Subsidiaries has disclosed any material Trade Secrets to any Person other than pursuant to a written valid and enforceable agreement providing for restrictions on use of, and the nondisclosure of, such Trade Secrets.

(d) The Company and its Subsidiaries have, since the General Lookback Date, have taken reasonable steps consistent with industry practices of similar companies offering similar services designed to safeguard all Trade Secrets and Personal Data, and all Company Systems from unauthorized or illegal access, use, modification and interruption. The Company Systems are in sufficiently good working condition to effectively perform all information technology operations as necessary for the operation of the business of the Company and its Subsidiaries as currently conducted. Since the General Lookback Date, there has been no material failure or other material substandard performance of any Company Systems, in each case, which has not been remedied in all material respects. The Group Companies have commercially reasonable back-up and disaster recovery arrangements for the continued operation of their business in the event of a failure of its Company Systems.

(e) The Company and its Subsidiaries have taken reasonable steps, consistent with industry practices of companies offering similar services, to protect and maintain the Company IP, including the secrecy, confidentiality and value of any Trade Secrets contained therein, and the Company IP and Company Systems are sufficient for conduct of the business of the Group Companies as presently conducted and as conducted during the twelve months prior to the date of this Agreement, including as to capacity, scalability and ability to process current peak volumes in a timely manner.

(f) Each Group Company observes and complies with and has, since the General Lookback Date, observed and complied with all and has not breached the Privacy Laws and other Data Security Requirements, except for any failures to do so that would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies.

(g) None of the Group Companies has, since the General Lookback Date, received any written notice of any dispute, claim, complaint or demand of any kind from any Person or is or has been, since the General Lookback Date, a party to any Action relating to Processing of Personal Data or compliance with any Data Security Requirements. No Group Company has experienced any material Security Incident since the General Lookback Date. The Company has put in place and maintained all necessary and documented procedures, policies, systems, security and other technical and organizational measures reasonably designed to protect Personal Data in accordance with the Privacy Laws except for any failures to do so that would not individually or in the aggregate, reasonably be expected to be material to the Group Companies taken as a whole.

Section 3.16. Labor and Employment Matters. Except as set forth on Section 3.16 of the Company Disclosure Letter:

(a) (i) Each of the Company and its Subsidiaries is, and since the General Lookback Date, has been, in compliance in all material respects with all applicable Laws related to labor or employment, including provisions thereof relating to wages and payrolls, working hours and resting hours, overtime, working conditions, employee benefits, recruitment, retrenchment, retirement, pension, minimum employment and retirement age, equal opportunity, discrimination, harassment, retaliation, reasonable accommodation, leaves of absence, paid time off, terms and conditions of employment, worker classification, occupational health and safety, wrongful discharge, layoffs or plant closings, immigration, employees provident fund, social security organization, collective bargaining, trade and labor unions, compulsory employment insurance, work and residence permits, public holiday and leaves, labor disputes, employee health and safety, employee trainings and notices, workers’ compensation, statutory labor or employment reporting and filing obligations, and contracting arrangements; (ii) there is no pending or, to the Knowledge of the Company, threatened material Action relating to the violation of any applicable Laws by the Company or any of its Subsidiaries related to labor or employment, including any charge or complaint filed by any of its current or former employees, directors, officers, individual consultant or other individual service providers with any Governmental Authority or the Company or any of its Subsidiaries; (iii) each of the Company and its Subsidiaries have properly classified for all purposes (including (x) for Tax purposes, (y) for purposes of minimum wage and overtime and (z) for purposes of determining eligibility to participate in any statutory and non-statutory Benefit Plan) all Persons (including independent contractors, consultants, leased employees, other non-employee service providers, and overtime exempt employees) who have performed services for or on behalf of each such entity, and have properly withheld and paid all applicable Taxes and statutory contributions and made all required filings in connection with services provided by such persons to the Company and its Subsidiaries in accordance with such classifications; and (iv) except as would not result in material Liability for the Company or its Subsidiaries, each of the Company and its Subsidiaries has fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance, and termination payments, fees, expense reimbursements and other compensation that have come due and payable to its current and former employees and individual service providers under applicable Laws, Contracts, or Company policies.

(b) To the Knowledge of the Company, no employee or individual service provider of the Company or any of its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other similar legal or binding contractual obligation: (i) owed to the Company or any of its Subsidiaries; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the Company or any of its Subsidiaries.

(c) Since the General Lookback Date, (i) there have not been (x) any allegations or formal or informal complaints made to or filed with the Company or any of its Subsidiaries related to sexual harassment, sexual misconduct, other harassment, discrimination, or retaliation, or (y) any Actions initiated, filed or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries related to sexual harassment, sexual misconduct, other harassment, discrimination, or retaliation, in each case by or against any current or former director, officer, employee or individual service provider of the Company or any of its Subsidiaries, and (ii) neither the Company nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment, sexual misconduct, other harassment, discrimination, or retaliation, by or against any current or former director, officer, employee or individual service provider.

(d) (i) No employee of the Company or any of its Subsidiaries is represented by a Union, (ii) neither the Company nor any of its Subsidiaries is negotiating, or is a party to or bound by, any collective bargaining agreement or other Contract or bargaining relationship with any Union, (iii) to the Knowledge of the Company, there is and has been since the General Lookback Date no effort made or threatened by or on behalf of any Union to organize any employees of the Company or any of its Subsidiaries, and (iv) there are and since the General Lookback Date there have been no labor disputes (including any work slowdown, lockout, stoppage, picketing, material labor arbitration, material labor grievance, or strike) pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. No notice, consent, bargaining or consultation obligations with respect to any employee of the Company or any of its Subsidiaries or any Union will be a condition precedent to, or triggered by, the execution of this Agreement or the consummation of the Transactions.

(e) Since the General Lookback Date, no Group Company has implemented any plant closings, furloughs, employee layoffs, or similar collective redundancy process, in each case triggering advance notice requirement (or payment in lieu thereof) under any applicable Law affecting any site of employment or one or more facilities or operating units within any site of employment or facility with respect to any Group Company.

Section 3.17. Employee Benefits.

(a) Section 3.17(a) of the Company Disclosure Letter sets forth a complete and correct list of each material Benefit Plan. With respect to each material Benefit Plan, the Group Companies have provided SPAC with true and complete copies of the governing documents pursuant to which the plan is maintained, funded and administered, if applicable, as well as the most recent summary plan description, if applicable. No Benefit Plan is subject to ERISA or the Code or U.S. Law.

(b) (i) Each of the Benefit Plans has been operated and administered, in all material respects, in accordance with its terms, and is in compliance, in all material respects, with all applicable Laws, and all contributions required to have been made to each such Benefit Plan have been timely made except as would not result in material Liability to the Company and its Subsidiaries, and, to the Knowledge of the Company, no event, transaction or condition has occurred or exists that would result in any material Liability to any of the Company and any of its Subsidiaries under such Benefit Plan (other than for accrued benefits payable to participants thereunder); (ii) there is no pending or, to the Knowledge of the Company, threatened Actions involving any Benefit Plan (except for routine claims for benefits payable in the normal operation of any Benefit Plan) and to the Knowledge of the Company, no facts or circumstances exist that could give rise to any such Actions; (iii) no Benefit Plan is under investigation or audit by any Governmental Authority and, to the Knowledge of the Company, no such investigation or audit is contemplated or under consideration; (iv) the Company and each of its Subsidiaries is in compliance, in all material respects, with all applicable Laws and Contracts relating to its provision of any form of social insurance, and has paid, or made provision for the payment of, all social insurance contributions required under applicable Laws and Contracts; (v) each of the Benefit Plans that is intended to qualify for special tax treatment under applicable Law satisfies all the requirements, in all material respects, for such treatment; and (vi) to the extent required by applicable Law, each Benefit Plan has assets with a fair market value, together with any accrued contributions and book reserve, that are sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Benefit Plan.

(c) Neither the execution or delivery of any of the Transaction Documents to which the Company is a party nor the consummation of the Transactions (either alone or in combination with another event) would reasonably be expected to: (i) result in any payment or benefit becoming due or payable to or result in the forgiveness of any indebtedness of any current or former director, officer, employee, individual independent contractor, individual consultant or other individual service provider of the Company or any of its Subsidiaries; (ii) increase the amount or value of compensation or benefits payable to any current or former director, officer, employee, individual independent contractor, or other individual service provider of the Company or any of its Subsidiaries; (iii) result in any acceleration of the time of payment, exercisability, funding or vesting of, or provide any additional rights or benefits with respect to, any compensation or benefits payable to any current or former director, officer, employee, individual independent contractor, or other individual service provider of the Company or any of its Subsidiaries; (iv) require a contribution by any Group Company to any Benefit Plan or otherwise; or (v) limit or restrict the ability of PubCo or any Group Company to merge, amend, or terminate any Benefit Plan.

Section 3.18. Brokers. Except as set forth in Section 3.18 of the Company Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions based upon arrangements made by and on behalf of the Company or any of its Controlled Affiliates.

Section 3.19. Proxy/Registration Statement. None of the information about the Group Companies in the Proxy/Registration Statement or supplied or to be supplied by or on behalf of the Group Companies in writing specifically for inclusion in the Proxy/Registration Statement will, at the time the Proxy/Registration Statement is declared effective, at the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the SPAC Stockholders, or at the time of the SPAC Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.20. Environmental Matters.

(a) Except as set forth in Section 3.20(a) of the Company Disclosure Letter, the Group Companies are, and, since the General Lookback Date, have been, in compliance with all applicable Environmental Laws, except as would not be material to the Group Companies taken as a whole.

(b) Since the General Lookback Date, (i) no Group Company has received any written notice, report, Governmental Order or other information regarding any actual or alleged material violation by any Group Company of, or material Liabilities of the Group Companies under, Environmental Laws or relating to Hazardous Substances; and (ii) except in compliance with applicable Environmental Laws or as would not be or reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, no Group Company has disposed or arranged for the disposal of, handled, manufactured, treated, processed, stored, generated, transported, distributed, sold, marketed, installed, released, or owned or operated any property or facility contaminated by, any Hazardous Substances, and no Hazardous Substances are present on, at, in, or upon any Company Leased Real Property.

(c) There are no Actions pending or, to the Knowledge of the Company, threatened against any Group Company under Environmental Laws which would or would reasonably be expected to result in a material Liability of any Group Company, and no Group Company is subject to any outstanding Governmental Order of any Governmental Authority under Environmental Laws which has resulted or would reasonably be expected to result in a material Liability of the Group Companies.

(d) Except in connection with real property leases entered into in the Ordinary Course, the Group Companies have not agreed to defend, indemnify, protect, save, insure and/or hold harmless any other Person from any material claim, damage, fee, Liabilities, Actions, costs and/or expenses, and the Group Companies have not agreed to assume and have not otherwise become subject to the material Liability of any other Person, arising under any Environmental Law.

Section 3.21. Insurance. All material policies of property, fire and casualty, product liability, workers’ compensation, directors and officers, and other forms of insurance held by, or for the benefit of, the Group Companies as of the date hereof (the “Policies”) have been Made Available to SPAC. Except as set forth on Section 3.21 of the Company Disclosure Letter, each of the Group Companies has Policies covering such risks as are customarily carried by Persons conducting business in the industries and geographies in which the Group Companies conduct business. All of the Policies are in full force and effect, and all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement. To the Knowledge of the Company, with respect to the Policies, (a) no material claims have been made thereunder which remain outstanding and unpaid, (b) no circumstances exist that would reasonably be expected to give rise to a material claim thereunder, and (c) there are no circumstances which might lead to any Liability thereunder being avoided or rendered unenforceable by the relevant insurers or otherwise materially reduce the amount recoverable under any policy of this type. The Group Companies have reported to their respective insurers all material claims and circumstances known by employees of the Group Companies with such reporting responsibilities that would reasonably be likely to give rise to a material claim by any Group Company under any Policy.

Section 3.22. Company Related Parties. Except as set forth in the Company Unaudited Financial Statements, the Company has not engaged in any transactions with any Company Related Parties that would be required to be disclosed in the Proxy/Registration Statement.

Section 3.23. Mining Real Property. The Group Companies have good and marketable title to the Mining Real Property, free and clear of all Encumbrances, except for Permitted Encumbrances, and the Mining Real Property is sufficient for conduct of the business of the Group Companies as presently conducted and as conducted during the twelve months prior to the date of this Agreement. Except as set forth on Section 3.23 of the Company Disclosure Letter, the Group Companies enjoy peaceful and quiet access, use and/or occupation of the Mining Real Property. No Group Company has leased, licensed or otherwise granted to any Person (other than the Group Companies) the right to use or occupy such Mining Real Property. There are no options, contracts, or other agreements under which any Group Company has a right to purchase, lease or otherwise acquire, or the obligation to sell, lease, or otherwise divest, any Mining Real Property or interests in Mining Real Property. To the Knowledge of the Company, no condemnation proceeding or proposed Action or agreement for taking in lieu of condemnation with respect to the Mining Real Property is pending or threatened.

Section 3.24. Mineral Rights and Mining Operations.

(a) The Group Companies own and have valid title to the Mineral Rights, free and clear of all Encumbrances, except for Permitted Encumbrances.

(b) (i) Except as set forth on Section 3.24(b)(i) of the Company Disclosure Letter, no Person has any interest (other than Permitted Encumbrances) in the Group Companies’ Mineral Rights or the production or profits therefrom or any royalty, license, fee or similar payment in respect thereof or any right to acquire any such interest; (ii) none of the Group Companies has executed any mining lease agreements, option agreements, royalty agreements, streaming agreements, hedging agreements, off-take agreements, forward sales or similar Contracts and there is no Action that might or could materially adversely affect the right of the applicable Group Company to use, transfer or, in the case of an exploitation license, exploit the Mineral Rights or compromise the ability of the applicable Group Company to undertake the activities presently conducted; (iii) there is no material adverse Action against or challenge to the title to or ownership of or leasehold interest in the Group Companies’ Mineral Rights and, to the Knowledge of the Company, none have been threatened since the General Lookback Date; and (iv) there are no material restrictions on the ability of the Group Companies, taken as a whole, to use or exploit any of the Mineral Rights, except pursuant to applicable Law.

(c) The Group Companies are in exclusive possession or control of the right to extract and/or process the Minerals that are locatable, subject to applicable Law, located in, on or under the Redwing Mine, the Mazowe Mine, and the How Mine.

(d) The Group Companies have all surface and access rights, including as applicable fee simple estates, usufructs, leases, servitudes, easements, rights of way and permits, or licenses from landowners or Governmental Authorities, permitting the use of land by such the Group Companies, and other interests that are required for the current state of exploiting the Mineral Rights and the planned area of operations by the Group Companies at the Redwing Mine, the Mazowe Mine, and the How Mine, and no third party or group holds any such rights (including any tribute rights) that would be required to conduct mineral exploration, drilling activities, and production on any of the Redwing Mine, the Mazowe Mine, or the How Mine.

(e) To the Knowledge of the Company, there are no conflicting Mineral Rights owned by third parties which overlay with any of the Redwing Mine, the Mazowe Mine, or the How Mine.

(f) No Group Company is party to any, and to the Knowledge of the Company, there is no, joint venture agreement, stockholder agreement, partnership agreement, voting agreement, powers of attorney, co-ownership agreement, co-tenancy agreements, management agreements or any other existing oral or written agreement of any kind which does or would have any adverse impact whatsoever on record or possessory title to the Mineral Rights, or the access to, exploration, development or mining of the Mineral Rights and no other Person has any interest in the Mineral Rights or any right to acquire or otherwise obtain any such interest.

(g) No Group Company has received any written notice from any Governmental Authority of any revocation or intention to revoke the Group Companies’ interests in or file a contest action related to the Mineral Rights.

(h) The Group Companies have Made Available to SPAC all material information and data pertaining to the Mineral Rights in their possession, including mining plans and plans of operation; reclamation plans; life of mine studies and reports; notices of intent; including those related to exploration drilling, pad and road construction; mining exploration; land and survey records; the existence of Minerals within the Mineral Rights, including relevant reserve and resource estimates; metallurgical testwork and sampling data; drill data and assay results; all reclamation and bond release information; financial assurances for reclamation and all information concerning record, possessory, legal or equitable title to the Mineral Rights which is within its possession or control.

(i) To the Knowledge of the Company, the Group Companies have the right, title, ownership and right to use all information and data pertaining to the Mineral Rights in its possession.

(j) The estimated proven and probable mineral reserves and estimated indicated, measured and inferred mineral resources in the draft of the Technical Report Summary Made Available to SPAC have been prepared in all material respects in accordance with accepted mining, engineering, geoscience and other approved industry practices, and all applicable Laws. To the Knowledge of the Company, there has been no material reduction in the aggregate amount of estimated mineral reserves or estimated mineral resources of the Group Companies from the amounts in the draft of the Technical Report Summary Made Available to SPAC. To the Knowledge of the Company, there are no facts or conditions which would reasonably be expected to render such estimates of resources and reserves in the draft of the Technical Report Summary Made Available to SPAC materially incorrect.

(k) All mining operations of the Group Companies, whether current or as proposed in any mining plans relating to the Redwing Mine, the Mazowe Mine, or the How Mine, are and will be conducted within the perimeter boundaries of the Redwing Mine, the Mazowe Mine, and the How Mine, and no such operations encroach or will encroach on the lands of any third party.

Section 3.25. No Additional Representation or Warranties. Except as set forth in Article IV and Section 11.1, the Company acknowledges and agrees that SPAC is not making any representation or warranty whatsoever to the Company pursuant to this Agreement.

Article IV
REPRESENTATIONS AND WARRANTIES OF SPAC

Except (a) as set forth in any SPAC SEC Filings filed or submitted on or prior to the date hereof (excluding any disclosures in any risk factors section that do not constitute statements of fact, any disclosures in any forward-looking statements disclaimer and any other disclosures that are generally cautionary, predictive or forward-looking in nature) (it being acknowledged that nothing disclosed in such SPAC SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 4.1 (Organization, Good Standing, Corporate Power and Qualification), Section 4.2 (Capitalization and Voting Rights), Section 4.3 (Corporate Structure; Subsidiaries) and Section 4.4 (Authorization)) or (b) as set forth in the disclosure letter delivered by SPAC to the Company on the date of this Agreement (the “SPAC Disclosure Letter”), which exceptions shall be deemed to be part of the representations and warranties made hereunder, SPAC represents and warrants to the Company as of the date of this Agreement as follows:

Section 4.1. Organization, Good Standing, Corporate Power and Qualification. SPAC is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted and contemplated to be conducted. SPAC is duly licensed or qualified and in good standing in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have a SPAC Material Adverse Effect. A true and correct copy of the SPAC Charter has been made available by or on behalf of SPAC to the Company prior to the execution of this Agreement.

Section 4.2. Capitalization and Voting Rights.

(a) As of the date of this Agreement, the authorized capital of SPAC consists of 221,000,000 total shares divided into (i) 200,000,000 shares of SPAC Class A Common Stock, (ii) 20,000,000 shares of SPAC Class B Common Stock and (iii) 1,000,000 shares of SPAC Preferred Stock. Section 4.2(a) of the SPAC Disclosure Letter sets forth the total number and amount of all of the issued and outstanding Equity Securities of SPAC as of the date of this Agreement. All of the issued and outstanding Equity Securities of SPAC (A) have been duly authorized and validly issued and are fully paid and non-assessable; (B) were offered, sold and issued by SPAC in compliance in all material respects with applicable Laws, including the DGCL, U.S. federal and state securities Laws, and all requirements set forth in (1) the SPAC Charter, and (2) any other applicable Contracts governing the issuance of such securities to which SPAC is a party or otherwise bound; and (C) were not issued in violation of, any Encumbrance, purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of any applicable Laws, the SPAC Charter or any SPAC Material Contract.

(b) Except as set forth in this Section 4.2 or Section 4.2(a) of the SPAC Disclosure Letter, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) of SPAC exercisable or exchangeable for shares of SPAC Stock, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other Equity Securities of SPAC, or for the repurchase or redemption by SPAC of shares or other Equity Securities of SPAC or the value of which is determined by reference to shares or other Equity Securities of SPAC, and as of the date of this Agreement there are no voting trusts, proxies or agreements of any kind which may obligate SPAC to issue, purchase, register for sale, redeem or otherwise acquire any shares of SPAC Stock or other Equity Securities of SPAC.

(c) Other than the SPAC Stockholder Redemption Right or pursuant to the Trust Agreement, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any share of SPAC Common Stock or to provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), any Persons.

Section 4.3. Corporate Structure; Subsidiaries. SPAC has no Subsidiary, and does not own, directly or indirectly, any Equity Securities or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. SPAC is not obligated to make any investment in or capital contribution to or on behalf of any other Person.

Section 4.4. Authorization.

(a) Other than the SPAC Stockholders’ Approval, SPAC has all requisite corporate power and authority to (i) enter into, execute, and deliver this Agreement and each of the other Transaction Documents to which it is or will be a party, and (ii) consummate the Transactions and perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which SPAC is a party and the consummation of the Transactions have been duly and validly authorized and approved by the SPAC Board and, other than the SPAC Stockholders’ Approval, no other company or corporate proceeding on the part of SPAC is necessary to authorize this Agreement and the other Transaction Documents to which SPAC is a party. This Agreement has been, and at or prior to the Closing, the other Transaction Documents to which SPAC is a party will be, duly and validly executed and delivered by SPAC, and this Agreement constitutes, and on or prior to the Closing, the other Transaction Documents to which SPAC is a party will constitute, a legal, valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, subject to the Enforceability Exceptions.

(b) Assuming that a quorum (as determined pursuant to the SPAC Charter) is present:

(i) The approval and authorization of this Agreement, the Transaction Documents and the Transactions shall require approval by the affirmative vote of SPAC Stockholders holding at least a majority of each of the outstanding shares of SPAC Class A Common Stock and the outstanding shares of SPAC Class B Common Stock which in each case, being so entitled, are voted thereon in person or by proxy at a special meeting of SPAC Stockholders pursuant to the terms and subject to the conditions of the SPAC Charter and applicable Laws; and

(c) The SPAC Stockholders’ Approval is the only vote of SPAC Stockholders necessary in connection with execution of this Agreement and the other Transaction Documents to which SPAC is a party by SPAC and the consummation of the Transactions.

(d) On or prior to the date of this Agreement, the SPAC Board has duly adopted resolutions (i) determining that this Agreement and the other Transaction Documents to which SPAC is a party contemplated hereby and the Transactions are advisable and in the best interests of, SPAC and constitute a Business Combination, (ii) authorizing and approving the execution, delivery and performance by SPAC of this Agreement and the other Transaction Documents to which SPAC is a party contemplated hereby and the Transactions, (iii) making the SPAC Board Recommendation, and (iv) directing that this Agreement, the Transaction Documents and the Transactions be submitted to the SPAC Stockholders for adoption at a special meeting called for such purpose pursuant to the terms and conditions of this Agreement.

Section 4.5. Consents; No Conflicts. Assuming the representations and warranties in Article III and Article V are true and correct, the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is or will be a party by SPAC does not, and the consummation by SPAC of the Transactions will not, require any filings by SPAC under the HSR Act or the obtainment by SPAC of any required pre-Closing approvals or clearances under any other applicable Laws. Except (a) for the SPAC Stockholders’ Approval, (b) for the registration or filing with the Secretary of State of the State of Delaware, the SEC or applicable state blue sky or other securities Laws filings with respect to the Transactions and (c) for such other filings, notifications, notices, submissions, applications, or consents, the failure of which to be obtained or made would not reasonably be expected to have a SPAC Material Adverse Effect, all filings, notifications, notices, submissions, applications, or consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the Transactions, in each case on the part of SPAC, have been or will be duly obtained or completed (as applicable) and are or will be in full force and effect. The execution, delivery and performance by SPAC of this Agreement and the other Transaction Documents to which it is or will be a party do not, and the consummation by SPAC of the Transactions will not (assuming the representations and warranties in Article III and Article V are true and correct), except for the matters referred to in clauses (a) through (c) of the immediately preceding sentence, (i) result in any violation of, be in conflict with, or constitute a default under, require any consent under, or give any Person rights of termination, amendment, acceleration (including acceleration of any obligation of SPAC) or cancellation under, (A) any Governmental Order, (B) the SPAC Charter, (C) any applicable Laws, or (D) any Contract to which SPAC is a party or by which its assets are bound, or (ii) result in the creation of any Encumbrance upon any of the properties or assets of SPAC other than any restrictions under federal or state securities Laws, this Agreement or the SPAC Charter, except in the case of sub-clauses (A), (C), and (D) of clause (i) or clause (ii), as would not reasonably be expected to have a SPAC Material Adverse Effect.

Section 4.6. Tax Matters.

(a) All material Tax Returns required to be filed by or with respect to SPAC have been filed within the requisite period (taking into account any valid extensions) under applicable law and such Tax Returns are true, correct and complete in all material respects. All material Taxes due and payable by SPAC have been paid when due (taking into account any valid extensions). SPAC has withheld and paid over to the appropriate Tax authority all material Taxes that it is required to withhold, including withholding from amounts paid or owing to any employee, independent contractor, member, equityholder, creditor or other Person.

(b) Except as set forth on Section 4.6(b) the SPAC Disclosure Letter, no material deficiencies for any Taxes that are currently outstanding with respect to any Tax Returns of SPAC have been asserted in writing by any Tax authority. No written notice of any action, audit, claims, investigations, assessment or other proceeding, in each case that is currently pending or otherwise in progress or has been threatened in writing, with respect to such Tax Returns or any Taxes of SPAC has been received from, any Tax authority. No dispute or assessment relating to any Tax Returns or any Taxes of SPAC with any Tax authority is currently outstanding.

(c) No material claim that is currently outstanding has been made in writing by a Tax authority in a jurisdiction where SPAC does not file Tax Returns that SPAC is or may be subject to taxation by that jurisdiction.

(d) There are no liens for material Taxes (other than Permitted Encumbrances) upon the assets of SPAC.

(e) SPAC has not been a member of an affiliated, consolidated or similar Tax group or otherwise has any Liability for the Taxes of any Person (other than SPAC) under applicable laws (including Treasury Regulation Sections 1.1502-6 or similar provision of state, local or non-U.S. Law), as a transferee or successor, or by Contract (including any Tax sharing, allocation or similar agreement or arrangement but excluding any commercial Contract entered into in the Ordinary Course and not primarily relating to Taxes).

(f) SPAC has not been a party to a transaction that is or is substantially similar to a “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2) or any transaction requiring disclosure under analogous provisions of state, local or non-U.S. law.

(g) SPAC has not taken, or agreed to take, any action (nor permitted any action to be taken), does not intend or plan to take any action and is not aware of any fact or circumstance, in each case, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

Section 4.7. Financial Statements.

(a) The financial statements of SPAC contained in SPAC SEC Filings (the “SPAC Financial Statements”) (i) fairly present in all material respects the financial condition of SPAC on a consolidated basis as of the dates indicated therein, and the results of operations and cash flows of SPAC on a consolidated basis for the periods indicated therein, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, and (iii) comply in all material respects with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to SPAC, in effect as of the respective dates thereof.

(b) SPAC has disclosure controls and procedures that are (i) designed to reasonably ensure that material information relating to SPAC is made known to the management of SPAC by others within SPAC; and (ii) effective in all material respects to perform the functions for which they were established. SPAC maintains a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act), and such system of internal control over financial reporting is sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of the SPAC Financial Statements for external purposes in accordance with GAAP.

(c) SPAC has no liability or obligation of any nature whatsoever, whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or not, due or not, individually or in the aggregate, and there is no existing condition, situation or set of circumstances which is reasonably expected to result in such a liability or obligation, other than (i) Liabilities incurred since its formation in the Ordinary Course (for the avoidance of doubt, SPAC’s Liabilities incurred in the Ordinary Course include those incurred in connection with or relating to this Agreement and the consummation of the Transactions, such as Liabilities incurred by SPAC in connection with or relating to the negotiation of this Agreement or performance thereunder, any diligence relating thereto, any extensions of the SPAC’s expiration date, the satisfaction of the required closing conditions, or the Permitted Financing) or other Liabilities that individually and in the aggregate are immaterial, (ii) obligations and liabilities reflected, or reserved against, in the SPAC Financial Statements or (iii) as set forth in Section 4.7(c) of the SPAC Disclosure Letter.

Section 4.8. Absence of Changes. Since its formation through the date of this Agreement, there has not been any occurrence of any event which would, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

Section 4.9. Actions. Except (i) for Actions arising after the date hereof related to the Transactions or (ii) as would not be, or reasonably be expected to be material to SPAC, (a) there is no Action pending or threatened in writing against or affecting SPAC; and (b) there is no judgment or award unsatisfied against SPAC, nor is there any Governmental Order in effect and binding on SPAC or its assets or properties.

Section 4.10. Brokers. Except as set forth in Section 4.10 of the SPAC Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions based upon arrangements made by and on behalf of SPAC or any of its Affiliates.

Section 4.11. Proxy/Registration Statement. The information about the SPAC supplied or to be supplied by SPAC in writing specifically for inclusion in the Proxy/Registration Statement shall not, at (a) the time the Proxy/Registration Statement is declared effective, (b) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the SPAC Stockholders, and (c) the time of the SPAC Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, SPAC makes no representation, warranty or covenant with respect to any information about any Group Company or supplied by or on behalf of the Company, its Subsidiaries, the Acquisition Entities or their respective Affiliates or Representatives. All documents that SPAC is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 4.12. SEC Filings. Except as disclosed on Section 4.12 of the SPAC Disclosure Letter, (a) SPAC has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents and exhibits thereto required to be filed or furnished by it with the SEC, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing or furnishing through the date of this Agreement, the “SPAC SEC Filings”); (b) each of the SPAC SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act applicable to such SPAC SEC Filings; and (c) as of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the SPAC SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any SPAC SEC Filing. To the Knowledge of SPAC, none of the SPAC SEC Filings filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement.

Section 4.13. Trust Account. As of the date of this Agreement, SPAC has at least $55,959,000 in the Trust Account, such monies invested in an interest-bearing demand deposit account or in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of September 28, 2021, between SPAC and Continental, as trustee (in such capacity, the “Trustee”, and such Investment Management Trust Agreement, as amended, the “Trust Agreement”). There are no separate Contracts or side letters that would cause the description of the Trust Agreement in the SPAC SEC Filings to be inaccurate in any material respect or that would entitle any Person (other than SPAC Stockholders holding shares of SPAC Common Stock (prior to the SPAC Merger Effective Time) sold in SPAC’s IPO who shall have elected to redeem their shares of SPAC Common Stock (prior to the SPAC Merger Effective Time) pursuant to the SPAC Charter) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payment to SPAC Stockholders who have validly exercised their SPAC Stockholder Redemption Right. There are no Actions pending or, to the Knowledge of SPAC, threatened against SPAC with respect to the Trust Account. SPAC has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default or breach thereunder. As of the Closing, the obligations of SPAC to dissolve or liquidate pursuant to the SPAC Charter shall terminate, and as of the Closing, SPAC shall have no obligation whatsoever pursuant to the SPAC Charter to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions. To the Knowledge of SPAC, as of the date of this Agreement, following the Closing, no SPAC Stockholder will be entitled to receive any amount from the Trust Account except to the extent such SPAC Stockholder properly exercises his, her or its SPAC Stockholder Redemption Right. As of the date of this Agreement, assuming the accuracy of the representations and warranties contained in Article III and the compliance by each of the Company and the Acquisition Entities with its obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or that any remaining funds available in the Trust Account after payment of the SPAC Stockholder Amount and the payment of the SPAC Transaction Expenses and the Company Transaction Expenses in accordance with Section 2.8(c)(iii)(2) will not be available to the SPAC Merger Surviving Corporation on the Closing Date and after the SPAC Merger Effective Time.

Section 4.14. Investment Company Act; JOBS Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

Section 4.15. Business Activities.

(a) Since its incorporation, SPAC has not conducted any business activities other than activities related to SPAC’s IPO or directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Charter or as otherwise contemplated by the Transaction Documents and the Transactions, there is no Contract to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing.

(b) Except for the Transactions, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transaction Documents and the Transactions, SPAC has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

Section 4.16. Nasdaq Quotation. SPAC Class A Common Stock, SPAC Warrants and SPAC Units are each registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “HCVI”, “HCVIW” and “HCVIU”, respectively. SPAC is in compliance in all material respects with the rules of Nasdaq and the rules and regulations of the SEC related to such listing and there is no Action pending or, to the Knowledge of SPAC, threatened against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister SPAC Class A Common Stock, SPAC Warrants or SPAC Units or terminate the listing thereof on Nasdaq, except for Actions that have been remedied or satisfied prior to or subject to the Closing. SPAC has not taken any action in an attempt to terminate the registration of SPAC Class A Common Stock, SPAC Warrants or SPAC Units under the Exchange Act except as contemplated by this Agreement.

Section 4.17. SPAC Related Parties. SPAC has not engaged in any transactions with any SPAC Related Parties that would be required to be disclosed in the Proxy/Registration Statement.

Section 4.18. SPAC Material Contracts. The SPAC SEC Filings include true and correct copies (subject to redactions thereof) of each “material contract” required to be filed under Regulation S-K of the Exchange Act that is currently in effect and to which SPAC is a party as of the date of this Agreement, other than confidentiality and non-disclosure agreements and this Agreement (such contracts, collectively, the “SPAC Material Contracts”). Each SPAC Material Contract is, as of the date of this Agreement, in full force and effect and is valid and binding upon and enforceable against each of the parties thereto.

Section 4.19. Deferred Underwriting Fees Waivers. Each underwriter of the IPO has entered into a waiver or substantially similar agreement with SPAC with respect to any deferred fees or commissions payable to upon consummation of the Transactions, and no deferred fees or commissions shall be payable to any underwriter of the IPO upon consummation of the Transactions.

Section 4.20. No Additional Representation or Warranties. Except as set forth in Article III, Article V and Section 11.1, SPAC acknowledges and agrees that neither the Company nor any of the Acquisition Entities is not making any representation or warranty whatsoever to SPAC pursuant to this Agreement.

Article V
REPRESENTATIONS AND WARRANTIES OF THE ACQUISITION ENTITIES

PubCo, SPAC Merger Sub and Company Merger Sub (each, an “Acquisition Entity”) hereby represent and warrant to SPAC as of the date of this Agreement as follows:

Section 5.1. Organization, Good Standing, Corporate Power and Qualification.

(a) Each of PubCo and Company Merger Sub is a Cayman Islands exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and has all requisite corporate power and authority to own, lease and operate its assets and properties, and to conduct its business as presently conducted and contemplated to be conducted. Each of PubCo and Company Merger Sub is duly licensed or qualified and in good standing in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to it. Prior to the execution of this Agreement, true and accurate copies of each of PubCo’s and Company Merger Sub’s Organizational Documents, each as in effect as of the date of this Agreement, have been Made Available to SPAC, such Organizational Documents are in full force and effect, and each of PubCo and Company Merger Sub is not in default of any term or provision of such Organizational Documents in any material respect. Neither PubCo nor Company Merger Sub is insolvent, bankrupt or unable to pay its debts as and when they fall due.

(b) SPAC Merger Sub is a Delaware corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its assets and properties, and to conduct its business as presently conducted and contemplated to be conducted. SPAC Merger Sub is duly licensed or qualified and in good standing in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to it. Prior to the execution of this Agreement, true and accurate copies of SPAC Merger Sub’s Organizational Documents, each as in effect as of the date of this Agreement, have been Made Available to SPAC, such Organizational Documents are in full force and effect, and SPAC Merger Sub is not in default of any term or provision of such Organizational Documents in any material respect. SPAC Merger Sub is not insolvent, bankrupt or unable to pay its debts as and when they fall due.

Section 5.2. Capitalization and Voting Rights.

(a) As of the date of this Agreement, the authorized share capital of PubCo consists of 50,000 ordinary shares, par value $1.00 per share, of which 1 ordinary share is issued and outstanding as of the date of this Agreement (the “PubCo Subscriber Share”). The authorized share capital of SPAC Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share (the “SPAC Merger Sub Common Stock”), of which 100 shares of Merger Sub Common Stock (the “SPAC Merger Sub Subscriber Shares”) are issued and outstanding as of the date of this Agreement. The authorized share capital of Company Merger Sub consists of 50,000 ordinary shares, par value $1.00 per share, of which 1 is issued and outstanding as of the date of this Agreement (the “Company Merger Sub Subscriber Share”). The PubCo Subscriber Shares, the SPAC Merger Sub Subscriber Shares and the Company Merger Sub Subscriber Shares, and any PubCo Ordinary Shares, shares of SPAC Merger Sub Common Stock or Company Merger Sub Ordinary Shares that will be allotted and issued pursuant to the Transactions, (i) have been, or will be prior to such issuance, duly authorized and have been, or will be at the time of issuance, validly allotted and issued and credited as fully paid and non-assessable, (ii) were, or will be, issued, in compliance with applicable Laws, the Organizational Documents of PubCo, SPAC Merger Sub and Company Merger Sub, respectively, and any other applicable Contracts governing the issuance or allotment of such shares to which PubCo, SPAC Merger Sub and Company Merger Sub, respectively, is a party or otherwise bound, and (iii) were not, and will not be, issued in violation of, any Encumbrance, purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of any applicable Laws, the Organizational Documents of PubCo, SPAC Merger Sub or Company Merger Sub, or any other Contract to which PubCo, SPAC Merger Sub or Company Merger Sub (as applicable) is a party or otherwise bound.

(b) Except as set forth in Section 5.2(a) or as contemplated by this Agreement or the other Transaction Documents, there are no issued and outstanding shares of an Acquisition Entity, and no Acquisition Entity is party to any contracts or commitments by which such Acquisition Entity is or may be bound to issue, nor does any Acquisition Entity have any outstanding or authorized subscriptions, options, warrants, rights or other securities (including debt securities) of an Acquisition Entity exercisable or exchangeable for or measured by reference to any shares of an Acquisition Entity, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or the issuance or sale by an Acquisition Entity of other Equity Securities of an Acquisition Entity, or for the repurchase or redemption by an Acquisition Entity of shares or other Equity Securities of an Acquisition Entity or the value of which is determined by reference to shares or other Equity Securities of an Acquisition Entity, including any equity appreciation rights, participations, phantom equity or similar rights, and there are no voting trusts, proxies or agreements of any kind which may obligate an Acquisition Entity to issue, purchase, register for sale, redeem or otherwise acquire any shares or other Equity Securities of an Acquisition Entity.

(c) The PubCo Ordinary Shares and PubCo Warrants to be issued by PubCo hereunder shall be duly and validly issued, fully paid and nonassessable, and each such PubCo Ordinary Share and PubCo Warrant shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities Laws and the PubCo A&R Charter, and in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

Section 5.3. Corporate Structure; Subsidiaries. PubCo does not own or control, directly or indirectly, any interest in any corporation, company, partnership, limited liability company, association or other business entity, other than SPAC Merger Sub and Company Merger Sub. Neither SPAC Merger Sub nor Company Merger Sub owns or controls, directly or indirectly, any interest in any corporation, company, partnership, limited liability company, association or other business entity. No Acquisition Entity is obligated to make any investment in or capital contribution to or on behalf of any other Person other than in connection with the Transactions.

Section 5.4. Authorization.

(a) Other than for the approval and authorization of the Transactions by the shareholders of PubCo and of Company Merger Sub, each Acquisition Entity has all requisite corporate power and authority to (a) enter into, execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which it is or will be a party, and (b) consummate the Transactions and perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and all other Transaction Documents to which an Acquisition Entity is or will be a party and the performance of all its obligations thereunder and the consummation of the Transactions have been duly and validly authorized and approved by the directors of each such Acquisition Entity, subject to the filing of the Company Merger Filing Documents with the Registrar of Companies of the Cayman Islands and the Certificate of SPAC Merger with the Secretary of State of Delaware. This Agreement and the other Transaction Documents to which an Acquisition Entity is or will be a party is, or when executed by the other parties thereto, will constitute a valid and legally binding obligation of the applicable Acquisition Entity, enforceable against such Acquisition Entity in accordance with its terms, except as subject to the Enforceability Exceptions.

(b) The approval and authorization of the Transactions by each Acquisition Entity’s equityholders is the only vote and approval of any holder of any Equity Securities of such Acquisition Entity necessary in connection with execution by such Acquisition Entity of this Agreement and the other Transaction Documents to which such Acquisition Entity is a party and the consummation of the Transactions.

(c) On or prior to the date of this Agreement, the directors of each Acquisition Entity have duly adopted resolutions (i) determining that this Agreement and the other Transaction Documents to which such Acquisition Entity is a party and the Transactions are advisable and fair to, and in the best interests of, the Acquisition Entity and its equityholders, as applicable, (ii) authorizing and approving the execution, delivery and performance by the Acquisition Entity of this Agreement and the other Transaction Documents to which such Acquisition Entity is a party and the Transactions, and (iii) directing that this Agreement, the Transaction Documents and the Transactions be submitted to such Acquisition Entity’s shareholders for adoption.

Section 5.5. Consents; No Conflicts. Assuming the representations and warranties in Article IV are true and correct, the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is or will be a party by an Acquisition Entity does not, and the consummation by the Acquisition Entities of the Transactions will not, require any filings by any Acquisition Entity under the HSR Act or the obtainment by an Acquisition Entity of any required pre-Closing approvals or clearances under any other applicable Laws. Except (a) (i) the Company Merger Sub Shareholder's Approval, (ii) the adoption of a resolution by written consent of the sole shareholder of PubCo approving this Agreement and the other Transaction Documents and approving the Mergers and other and the other Transactions and adopting the PubCo A&R Charter effective as of the SPAC Merger Effective Time (the “PubCo Shareholder’s Approval”) and (iii) for the registration or filing with the Registrar of Companies of the Cayman Islands, the SEC or applicable state blue sky or other securities laws filings with respect to the Transactions and (b) for such other filings, notifications, notices, submissions, applications, or consents the failure of which to be obtained or made would not be materially adverse to the ability of the Acquisition Entities to consummate the Transactions, all filings, notifications, notices, submissions, applications, or consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the Transactions, in each case on the part of each Acquisition Entity, have been or will be duly obtained or completed (as applicable) and are or will be in full force and effect. The execution, delivery and performance of this Agreement and the other Transaction Documents to which an Acquisition Entity is or will be a party by each Acquisition Entity does not, and the consummation by such Acquisition Entity of the Transactions will not, (i) result in any violation of, be in conflict with, or constitute a default under, require any consent under, or give any Person rights of termination, amendment, acceleration (including acceleration of any obligation of such Acquisition Entity) or cancellation under, (A) any Governmental Order, (B) any provision of the Organizational Documents of such Acquisition Entity, (C) any applicable Laws, or (D) any Contract to which such Acquisition Entity is a party or by which its assets are bound, or (ii) result in the creation of any Encumbrance upon any of the properties or assets of such Acquisition Entity other than any restrictions under federal or state securities Laws, this Agreement or the Organizational Documents of such Acquisition Entity, except in the case of sub-clauses (A), (C), and (D) of clause (i) above or clause (ii) above, as has not had, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the ability of any Acquisition Entity to consummate the Transactions.

Section 5.6. Absence of Changes. Since the date of its incorporation, each Acquisition Entity has operated its business in the Ordinary Course.

Section 5.7. Actions. Except as has not had, and would not reasonably be expected to have an Acquisition Entities Material Adverse Effect, (a) there is no Action pending or threatened against any Acquisition Entity; and (b) there is no judgment or award unsatisfied against such Acquisition Entity, nor is there any Governmental Order in effect and binding on any Acquisition Entity or its assets or properties.

Section 5.8. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions based upon arrangements made by or on behalf of any Acquisition Entity or any of its Affiliates.

Section 5.9. Proxy/Registration Statement. The information about each Acquisition Entity supplied or to be supplied by each Acquisition Entity or its Representatives in writing specifically for inclusion in the Proxy/Registration Statement shall not, at (a) the time the Proxy/Registration Statement is declared effective, (b) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to SPAC Stockholders, and (c) the time of the SPAC Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that an Acquisition Entity is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 5.10. Business Activities. Each Acquisition Entity was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions, and has no, and at all times prior to the Closing, except as expressly contemplated by this Agreement, the Transaction Documents and the Transactions, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation and the Transactions.

Article VI
COVENANTS OF THE COMPANY AND THE ACQUISITION ENTITIES

Section 6.1. Conduct of Business. Except (i) as contemplated or permitted by the Transaction Documents (including any Company Interim Financing Agreement), (ii) as required by applicable Laws, or (iii) as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld or delayed), from the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), each of the Company and the Acquisition Entities (1) shall use reasonable best efforts to operate the business of the Company and its Subsidiaries or such Acquisition Entity, as applicable, in all material respects in the Ordinary Course and in accordance with applicable Law, (2) shall use commercially reasonable efforts to preserve the Group Companies’ business, assets and material operational relationships in all material respects with the suppliers and customers of any Group Company, and (3) shall not, and shall cause its Subsidiaries not to, except as otherwise expressly required or permitted by this Agreement or the other Transaction Documents or required by Law, to:

(a) amend its articles of incorporation or other Organizational Documents (whether by merger, consolidation, amalgamation or otherwise);

(b) liquidate, dissolve, reorganize or otherwise wind-up its business or operations, or propose or adopt a plan of complete or partial liquidation or dissolution, consolidation, restructuring, recapitalization, reclassification or similar change in capitalization or other reorganization;

(c) set aside, make or declare any dividend or other distribution to the Company Shareholders (whether in cash, shares, equity securities or property) or redeem, purchase or otherwise acquire any of the Equity Securities of the Company or any of its Subsidiaries;

(d)  other than (x) in the Ordinary Course or (y) in connection with any Company Interim Financing, incur, assume, guarantee or repurchase or otherwise become liable for any Indebtedness, or issue or sell any debt securities or options, warrants or other rights to acquire debt securities;

(e) other than in connection with any Company Interim Financing, transfer, issue, sell, grant, pledge, place any Encumbrance on or otherwise dispose of (i) any of the Equity Securities of the Company, any Acquisition Entity, or any of their Subsidiaries to a third party, or (ii) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitment obligations of the Company, any Acquisition Entity, or any of their Subsidiaries to purchase or obtain any Equity Securities of the Company, any Acquisition Entity, or any of their Subsidiaries to a third party;

(f) sell, lease, sublease, license, transfer, abandon, allow to lapse, impose any Encumbrance upon or otherwise dispose of any material property (including the Mining Real Property, the Mineral Rights, the Redwing Mine, the Mazowe Mine, and the How Mine) or assets, in any single transaction or series of related transactions, except for (i) transactions pursuant to Contracts entered into in the Ordinary Course or (ii) dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of the Company or its Subsidiaries in the Ordinary Course;

(g) merge, consolidate or amalgamate with or into any Person;

(h) make any acquisition of, or investment in, a business, by purchase of stock, securities or assets, merger or consolidation, or contributions to capital, or loans or advances, in any such case with a value or purchase price in excess of $250,000 in the aggregate and so long as no additional disclosure would be required in the Proxy/Registration Statement and no additional financial information would be required to be included in the Proxy/Registration Statement pursuant to Rule 3-05 of Regulation S-X under the Securities Act;

(i) settle any Action by any Governmental Authority or any other third party material to the business of the Company and its Subsidiaries taken as a whole;

(j) (i) split, combine, subdivide, adjust, recapitalize, reclassify, or otherwise effect any change in respect of any of its Equity Securities, except for any such transaction by a wholly-owned Subsidiary of the Company that remains a wholly-owned Subsidiary of the Company after consummation of such transaction, (ii) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of the Equity Securities of the Company, any Acquisition Entity, or any of their Subsidiaries, or (iii) amend any term or alter any rights of any of its outstanding Equity Securities;

(k)  authorize, make or incur any capital expenditures or obligations or Liabilities in connection therewith, other than (i) maintenance in the Ordinary Course or (ii) in accordance with the capital expenditures budget of the Group Companies for calendar year 2024 as set forth on Section 6.1(k) of the Company Disclosure Letter;

(l) except in the Ordinary Course, enter into or amend any Company Material Contract, or extend, transfer, terminate or waive any right or entitlement of material value under any Company Material Contract;

(m) except in the Ordinary Course, voluntarily terminate (other than expiration in accordance with its terms), suspend, abrogate, amend or modify any Material Permit;

(n) make any material change in its accounting principles or methods unless required by IFRS or applicable Laws;

(o) except in the Ordinary Course or as otherwise required by applicable Laws, (i) make, change or revoke any material election in respect of Taxes, (ii) adopt or change any material tax accounting method, (iii) amend any material Tax Return, (iv) enter into any material Tax closing agreement, (v) settle or compromise any material Tax claim, Action or assessment or any material Tax liability, (vi) surrender any right to claim a refund of material Taxes, (vii) consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, (viii) fail to pay any Tax that became due and payable (including estimated Tax payments), (ix) enter into a Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar Contract (other than customary commercial Contracts the primary purpose of which is not related to the sharing of Taxes), or (x) change its jurisdiction of tax residency;

(p) take any action or fail to take any action that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment;

(q) except in the Ordinary Course, (i) increase the compensation or benefits payable or provided, or to become payable or provided to, any current or former directors, officers, employee, individual consultant or other individual service provider of any Group Company whose annual base compensation exceeds $250,000 (or the local equivalent thereof), (ii) pay, announce, or grant any cash or equity or equity-based incentive awards, bonuses, transaction, retention, severance or other additional compensation or benefits to any current or former directors, officers, employee, individual consultant or other individual service provider of any Group Company, or (iii) take any action to accelerate the time of payment, vesting or funding of any compensation or benefits or increase in the benefits or compensation provided under any Benefit Plan or otherwise due to any of its current or former employees, directors, officers, individual consultants or other individual service providers of any Group Company;

(r) make any loans or advance or contribute any money or other property to any Person, other than (A) advances in the Ordinary Course to employees or officers of a Group Company for expenses not to exceed $25,000 individually or $100,000 in the aggregate, (B) prepayments and deposits paid to suppliers of the Group Companies in the Ordinary Course, or (C) trade credit extended to customers of the Group Companies in the Ordinary Course;

(s) amend, modify, or terminate any Benefit Plan or adopt, establish, or enter into a new Benefit Plan (or any plan, program, agreement or other arrangement that would be a Benefit Plan if in effect as of the date of this Agreement), except as required under applicable Law or in connection with annual renewals for Benefit Plans that are health and welfare programs in the Ordinary Course;

(t) waive or release any non-competition, non-solicitation or non-disparagement obligation of any current or former director, officer or employee of any Group Company or Acquisition Entity;

(u) (i) modify, extend, amend, negotiate, terminate or enter into any collective bargaining agreement or other Contract with any Union or (ii) recognize or certify any Union or group of employees as the bargaining representative for any employees of the Company, any Acquisition Entity, or any of their Subsidiaries;

(v) implement or announce any plant closing, group layoff of employees, reduction-in-force, furlough or similar action, in each case triggering advance notice requirement (or payment in lieu thereof) under any applicable Law; or

(w) enter into any agreement or otherwise make a commitment to do any action prohibited under this Section 6.1 (except to the extent that such an agreement or commitment would be permitted by a foregoing subsection of this Section 6.1).

For the avoidance of doubt, if any action taken or refrained from being taken by the Company, an Acquisition Entity, or a Subsidiary is expressly covered by a subsection of this Section 6.1 and not prohibited thereunder, the taking or not taking of such action shall be deemed not to be in violation of any other part of this Section 6.1.

Section 6.2. Access to Information. Upon reasonable prior notice and subject to applicable Laws, from the date of this Agreement until the SPAC Merger Effective Time, the Company and Acquisition Entities shall, and shall cause each of their Subsidiaries and each of their and their Subsidiaries’ officers, directors and employees to, and shall use its commercially reasonable efforts to cause its Representatives to, afford SPAC and its officers, directors, employees and Representatives, following reasonable notice from SPAC in accordance with this Section 6.2, reasonable access during normal business hours to the Representatives, properties, offices and other facilities, books and records of each of it and its Subsidiaries, and all other financial, operating and other data and information as shall be reasonably requested; provided, however, that in each case, the Company, any Acquisition Entity, or any of their Subsidiaries shall not be required to disclose any document or information, or permit any inspection, that would, in the reasonable judgment of the Company, (a) result in the disclosure of any trade secrets or violate the terms of any confidentiality provisions in any agreement with a third party, (b) result in a violation of applicable Laws, including any fiduciary duty, (c) waive the protection of any attorney-client work product or other applicable privilege or (d) result in the disclosure of any sensitive or personal information that would expose the Company to the risk of Liabilities. All information and materials provided pursuant to this Agreement will be subject to the provisions of Section 11.14. Further, the Company and each Acquisition Entity shall promptly (and in any event within five (5) Business Days) notify SPAC if any Person initiates, or to the Knowledge of the Company, threatens to initiate, a new Action, and as to any material development with respect to any pending Action, (i) under any applicable administration, scheme of arrangement, restructuring, receivership, corporate rescue, insolvency, bankruptcy, reorganization or similar Laws concerning any Group Company or any Acquisition Entity, or (ii) which, if adversely decided, would reasonably be expected to be materially adverse to the Group Companies taken as a whole or any Acquisition Entity, in each case, including providing true and complete copies of all of the underlying correspondence, notices, filings, pleadings, motions, submissions, and similar documents of any such Action.

Section 6.3. Acquisition Proposals and Alternative Transactions. During the Interim Period, the Company and the Acquisition Entities shall not, and they shall cause the Applicable Controlled Affiliates and their respective Representatives not to, directly or indirectly: (a) solicit, initiate, submit, facilitate (including by means of furnishing or disclosing information), discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with any third party (including any Competing SPAC) with respect to a Company Acquisition Proposal; (b) furnish or disclose any non-public information to any third party (including to any Competing SPAC) in connection with or that would reasonably be expected to lead to a Company Acquisition Proposal; (c) enter into any agreement, arrangement or understanding with any third party (including a Competing SPAC) regarding a Company Acquisition Proposal; or (d) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Company shall, and shall cause its Affiliates, the Company Shareholders, and its and their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Company Acquisition Proposal. The Company shall notify SPAC of any submissions, proposals or offers made with respect to a Company Acquisition Proposal and provide copies of any such submissions, proposals, or offers to SPAC, as soon as practicable following the Company’s awareness thereof (but no later than two (2) Business Days following the Company’s receipt thereof). Without limiting the foregoing, the parties hereto agree that any violation of the restrictions set forth in this Section 6.3 by the Company or any of its Subsidiaries, any of the Acquisition Entities, or any of their respective Affiliates or Representatives shall be deemed to be a breach of this Section 6.3 by such party.

Section 6.4. Regulation S-K 1300 Technical Report Summary. As soon as reasonably practicable after the date of this Agreement, but no later than July 31, 2024, the Company shall deliver to SPAC, for inclusion in the Proxy/Registration Statement, the technical report summaries, as described in Item 601(b)(96) of Regulation S-K of the Exchange Act, that comply with the requirements of Regulation S-K for the Company’s material mining operations and for each property that is material to the Company’s business and financial condition and that must be filed with the Proxy/Registration Statement (collectively, the “Technical Report Summary”).

Section 6.5. Financials.

(a) The Company shall use its commercially reasonable efforts to deliver by July 31, 2024 to SPAC the following in connection with the initial filing of the Proxy/Registration Statement with the SEC: financial statements, including consolidated statements of financial position as at December 31, 2023 and December 31, 2022 and consolidated statements of profit or loss and comprehensive income, changes in equity and cash flows, of BMC and its Subsidiaries for the years ended December 31, 2023 and December 31, 2022, in each case, prepared in accordance with IFRS and Regulation S-X and audited in accordance with the auditing standards of the PCAOB (the “Company 2023 and 2022 Audited Financial Statements”).

(b) As soon as reasonably practicable after the date of this Agreement, the Company shall deliver to SPAC the unaudited consolidated statement of financial position of the Company and its Subsidiaries and consolidated statement of profit and loss and comprehensive income, consolidated statement of changes in shareholders’ equity and consolidated statement of cash flows of the Company and its Subsidiaries as of and for the year-to-date period ended (and as of and for the same period from the previous fiscal year), reviewed in accordance with applicable requirements, that are required to be included in the Proxy/Registration Statement for SEC effectiveness (the “Company Interim Financial Statements”).

(c) The Company Interim Financial Statements and the Company 2023 and 2022 Audited Financial Statements shall (i) comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof; (ii) be prepared in accordance with the books and records of the Company and its Subsidiaries; (iii) fairly present the financial condition and the results of operations and cash flow of the Company and its Subsidiaries on a consolidated basis as of the dates indicated therein and for the periods indicated therein (except as may be indicated in the notes thereto and subject to normal year-end adjustment and the absence of footnotes); and (iv) be prepared in accordance with IFRS applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and subject to year-end adjustments and the absence of footnotes).

(d) The Company, SPAC and PubCo shall each use its reasonable efforts to (a) assist each other, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company, any of its Subsidiaries, SPAC or PubCo, in preparing in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Proxy/Registration Statement and any other filings to be made by SPAC or PubCo with the SEC in connection with the Transactions and (b) obtain the consents of its auditors with respect thereto as may be required by applicable Laws or requested by the SEC in connection therewith.

Section 6.6. No Trading. Each of the Company and the Acquisition Entities acknowledges that it is aware of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. Each of the Company and the Acquisition Entities hereby agrees that it shall not, and shall cause the Applicable Controlled Affiliates to not, purchase or sell any securities of SPAC in violation of such Laws, or cause or encourage any Person to do the foregoing.

Section 6.7. Company Interim Financing. If the Company desires to pursue any Company Interim Financing, the Company must consult with, and consider in good faith any feedback from, SPAC and SPAC’s financial advisors regarding the plan for and details of such potential Company Interim Financing, including the proposed terms, marketing strategy, counterparties, offers, counteroffers and timing thereof, as well as the expected impact of such Company Interim Financing on any potential Permitted Financing. The Company shall keep SPAC reasonably informed with respect to any material developments relating to a potential Company Interim Financing, including providing any term sheets, indications of interest, letters of intent and drafts of the Company Interim Financing Agreements sent or received.

Section 6.8. Shareholder Approvals.

(a) Upon the terms set forth in this Agreement, the Company shall, at its option, (i) seek to obtain the Company Requisite Shareholder’s Approval in the form of a written resolution (the “Written Consent”) by all of the shareholders of the Company entitled to vote at a general meeting of the Company within seventy-two (72) hours after the Proxy/Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to the shareholders of the Company, or (ii) in the event the Company determines it is not able to obtain the Written Consent, the Company shall duly convene a meeting of the shareholders of the Company for the purpose of voting solely upon the adoption of this Agreement, the Transaction Documents and the Transactions, as soon as reasonably practicable after the Proxy/Registration Statement is declared effective. The Company shall use its commercially reasonable efforts to obtain the Company Requisite Shareholder’s Approval at such meeting of the shareholders of the Company and shall take all other action reasonably necessary or advisable to secure the Company Requisite Shareholder’s Approval as soon as reasonably practicable after the Proxy/Registration Statement is declared effective. The directors of the Company shall recommend to the shareholders of the Company the approval of this Agreement and the Transactions.

(b) Upon the terms set forth in this Agreement, PubCo shall seek to obtain the PubCo Shareholder’s Approval in the form of a written resolution of the sole shareholder of PubCo prior to the Company Merger Effective Time and PubCo shall take all other action reasonably necessary or advisable to secure the PubCo Shareholder’s Approval. The directors of PubCo shall recommend to the sole shareholder of PubCo the approval of this Agreement and the Transactions.

(c) Upon the terms set forth in this Agreement, PubCo shall, as the sole shareholder of Company Merger Sub, approve and authorize the Plan of Company Merger, the Company Merger Filing Documents and the consummation of the Transactions (the “Company Merger Sub Shareholder's Approval”) prior to the Company Merger Effective Time and each of PubCo and Company Merger Sub shall take all other action reasonably necessary or advisable to cause the Company Merger Filing Documents to be filed with the Registrar of Companies of the Cayman Islands on the Closing Date.

Article VII
COVENANTS OF SPAC

Section 7.1. Nasdaq Listing. From the date of this Agreement through the Closing, SPAC shall use reasonable best efforts to ensure SPAC remains listed as a public company on Nasdaq.

Section 7.2. Conduct of Business. Except (i) as contemplated or permitted by the Transaction Documents, (ii) as required by applicable Laws, (iii) as set forth on Section 7.2 of the SPAC Disclosure Letter or in connection with an extension of SPAC’s expiration date or (iv) as consented to by the Company in writing (which consent with respect to the matters set forth in sub-clauses (f) and (h) below shall not be unreasonably withheld, conditioned or delayed), during the Interim Period, SPAC (A) shall operate its business in the Ordinary Course and (B) shall not, except as otherwise expressly required or permitted by this Agreement or the other Transaction Documents or required by Law:

(a) (i) seek any approval from SPAC Stockholders to change, modify or amend the Trust Agreement or the SPAC Charter, except as contemplated by the SPAC Stockholder Transaction Proposals or (ii) change, modify or amend the Trust Agreement or its Organizational Documents, except as expressly contemplated by the SPAC Stockholder Transaction Proposals;

(b) (i) set aside, make or declare any dividend or other distribution to its shareholders (whether in cash, shares, equity securities or property), (ii) split, combine, reclassify or otherwise amend any terms of any shares or series of its capital stock or Equity Securities or (iii) purchase, repurchase, redeem or otherwise acquire any of its issued and outstanding share capital, warrants or other Equity Securities, other than a redemption of shares of SPAC Class A Common Stock in connection with the exercise of any SPAC Stockholder Redemption Right by any SPAC Stockholder;

(c) merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) or make any advance or loan to or investment in any other Person or be acquired by any other Person;

(d) except in the Ordinary Course or as otherwise required by applicable Laws, (i) make, change or revoke any material election in respect of Taxes, (ii) adopt or change any material tax accounting method, (iii) amend any material Tax Return, (iv) enter into any material Tax closing agreement, (v) settle or compromise any material Tax claim, Action or assessment or any material Tax liability, (vi) surrender any right to claim a refund of material Taxes, (vii) consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, (viii) fail to pay any Tax that became due and payable (including estimated Tax payments); (ix) enter into a Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar Contract (other than customary commercial Contracts the primary purpose of which is not related to the sharing of Taxes), or (x) change its jurisdiction of tax residency;

(e) take any action or fail to take any action that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment;

(f) enter into, renew or amend in any material respect, any transaction or SPAC Material Contract, except for material Contracts entered into in the Ordinary Course;

(g) incur, guarantee or otherwise become liable for any Indebtedness or other material Liability, other than SPAC Working Capital Loans;

(h) make any change in its accounting principles or methods unless required by GAAP or applicable Laws;

(i) other than in connection with SPAC Working Capital Loans or the Permitted Financing, (x) issue any Equity Securities or (y) grant any options, warrants or other equity-based awards;

(j) settle or agree to settle any Action before any Governmental Authority or that imposes injunctive or other non-monetary relief on SPAC;

(k) form any Subsidiary;

(l) liquidate, dissolve, reorganize or otherwise wind-up the business and operations of SPAC; or

(m) enter into any agreement or otherwise make any commitment to do any action prohibited under this Section 7.2 (except to the extent that such an agreement or commitment would be permitted by a foregoing subsection of this Section 7.2).

Section 7.3. Acquisition Proposals and Alternative Transactions. During the Interim Period, SPAC will not, and it will cause its Representatives (in their capacity as such) and the Sponsor not to, directly or indirectly: (a) solicit, initiate, submit, facilitate (including by means of furnishing or disclosing information), discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a SPAC Acquisition Proposal; (b) furnish or disclose any non-public information to any person or entity in connection with or that would reasonably be expected to lead to a SPAC Acquisition Proposal; (c) enter into any agreement, arrangement or understanding regarding a SPAC Acquisition Proposal; or (d) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. SPAC shall, and shall cause its Representatives (in their capacity as such) and the Sponsor to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a SPAC Acquisition Proposal. Without limiting the foregoing, the parties hereto agree that any violation of the restrictions set forth in this Section 7.3 by SPAC, its Representatives or the Sponsor shall be deemed to be a breach of this Section 7.3 by such party.

Section 7.4. SPAC Public Filings. From the date of this Agreement through the Closing, each of SPAC and PubCo will use reasonable best efforts to accurately and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 7.5. Section 16 Matters. Prior to the Closing Date, SPAC shall take all such steps (to the extent permitted under applicable Laws) as are reasonably necessary to cause any acquisition or disposition of PubCo Ordinary Shares or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions (including the Permitted Financing) by each Person who is or will be or may become subject to Section 16 of the Exchange Act with respect to PubCo, including by virtue of being deemed a director by deputization, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Article VIII
JOINT COVENANTS

Section 8.1. Regulatory Approvals; Other Filings.

(a) Each of the Company, SPAC and the Acquisition Entities shall use its reasonable best efforts to cooperate in good faith with any Governmental Authority and to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, Actions, nonactions or waivers in connection with the Transactions (the “Regulatory Approvals”) as soon as practicable and any and all action necessary to consummate the Transactions as contemplated hereby. Each of the Company, SPAC and the Acquisition Entities shall use its respective reasonable best efforts to cause the expiration or termination of the waiting, notice or review periods under any applicable Regulatory Approval with respect to the Transactions as promptly as possible after the execution of this Agreement.

(b) With respect to each of the Regulatory Approvals and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company, SPAC and the Acquisition Entities shall (i) diligently and expeditiously defend and use its reasonable best efforts to obtain any necessary clearance, approval, consent or Regulatory Approval under any applicable Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, each of the Company and the Acquisition Entities shall promptly furnish to SPAC, and SPAC shall promptly furnish to the Company, copies of any material, substantive notices or written communications received by such party or any of its Affiliates from any Governmental Authority with respect to the Transactions, and each such party shall permit counsel to the other parties an opportunity to review in advance, and each such party shall consider in good faith the views of such counsel in connection with, any proposed material, substantive written communications by such party or its Affiliates to any Governmental Authority concerning the Transactions; provided, however, that SPAC shall not enter into any agreement with any Governmental Authority relating to any Regulatory Approval contemplated in this Agreement without the prior written consent of the Company; provided, further, that neither the Company nor any Acquisition Entity shall enter into any agreement with any Governmental Authority relating to any Regulatory Approval contemplated in this Agreement, in any such case, without the prior written consent of SPAC. To the extent not prohibited by Law, each of the Company and the Acquisition Entities agrees to provide SPAC and its counsel, and SPAC agrees to provide to the Company and its counsel, the opportunity, to the extent practical, on reasonable advance notice, to participate in any material substantive meetings or discussions, either in person or by telephone, between such party or any of its Affiliates or Representatives, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Each of the Company, SPAC and the Acquisition Entities agrees to make all filings, to provide all information required of such party and to reasonably cooperate with each other, in each case, in connection with the Regulatory Approvals; provided, further, that such party shall not be required to provide information to the extent that (w) any applicable Laws require it or its Affiliates to restrict or prohibit access to such information, (x) in the reasonable judgment of such party, the information is subject to confidentiality obligations to a third party, (y) in the reasonable judgment of such party, the information is commercially sensitive and disclosure of such information would have a material impact on the business, results of operations or financial condition of such party, or (z) disclosure of any such information would reasonably be likely to result in the loss or waiver of the attorney-client, work product or other applicable privilege.

Section 8.2. Preparation of Proxy/Registration Statement; SPAC Stockholders’ Meeting and Approvals.

(a) Proxy/Registration Statement.

(i) As promptly as reasonably practicable after the execution of this Agreement, SPAC, PubCo and the Company shall prepare, and PubCo shall file with the SEC, a Proxy/Registration Statement. SPAC, the Acquisition Entities and the Company each shall use their commercially reasonable efforts to (1) cause the Proxy/Registration Statement when filed with the SEC, or when subsequently supplemented or amended, to comply in all material respects with all Laws applicable thereto and rules and regulations promulgated by the SEC, (2) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy/Registration Statement, (3) cause the Proxy/Registration Statement to be declared effective under the Securities Act as promptly as practicable and (4) keep the Proxy/Registration Statement effective as long as is necessary to consummate the Transactions. Each of the Company, SPAC and PubCo also agrees to use its commercially reasonable efforts to obtain all necessary state or foreign securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Company and SPAC shall furnish all information respectively, concerning SPAC and the Company, its Subsidiaries and any of their respective members or shareholders as may be reasonably requested in connection with any such action. As promptly as practicable after finalization and effectiveness of the Proxy/Registration Statement, SPAC shall mail the final proxy statement contained in the Proxy/Registration Statement to the SPAC Stockholders. Each of SPAC, PubCo and the Company shall furnish to the other parties all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested by any of them or any Governmental Authority in connection with the Proxy/Registration Statement, or any other statement, filing, notice or application made by or on behalf of SPAC, PubCo, the Company or their respective Affiliates to any Governmental Authority (including Nasdaq) in connection with the Transactions.

(ii) Any filing of, or amendment or supplement to, the Proxy/Registration Statement will be mutually prepared and agreed upon by SPAC, PubCo and the Company. PubCo will advise the Company and SPAC, promptly after receiving notice thereof, of the time when the Proxy/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or of any request by the SEC for amendment of the Proxy/Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto, and shall provide the Company and SPAC a reasonable opportunity to provide comments and amendments to any such filing. SPAC, PubCo and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed), any response to comments of the SEC or its staff with respect to the Proxy/Registration Statement and any amendment to the Proxy/Registration Statement filed in response thereto.

(iii) If, at any time prior to the SPAC Merger Effective Time, any Event relating to SPAC or its officers or directors, should be discovered by SPAC that would cause the Proxy/Registration Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading, SPAC shall promptly inform the Company. If, at any time prior to the SPAC Merger Effective Time, any event or circumstance relating to any Group Company, any Acquisition Entity or their respective officers or directors, should be discovered by the Company, any other Group Company or any Acquisition Entity that would cause the Proxy/Registration Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading, the Company or PubCo, as the case may be, shall promptly inform SPAC. Thereafter, SPAC, PubCo and the Company shall promptly cooperate in the preparation and filing of an appropriate amendment or supplement to the Proxy/Registration Statement describing or correcting such information, and SPAC and PubCo shall promptly file such amendment or supplement with the SEC and, to the extent required by Law, disseminate such amendment or supplement to the SPAC Stockholders. No information received or provided pursuant to this Section 8.2(a)(iii) shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Disclosure Letters.

(b) SPAC Stockholders’ Approval.

(i) Prior to or as promptly as practicable after the Proxy/Registration Statement is declared effective under the Securities Act, SPAC shall establish a record date for, duly call, give notice of, convene and hold a meeting of the SPAC Stockholders (including any adjournment or postponement thereof, the “SPAC Stockholders’ Meeting”) in accordance with the SPAC Charter to be held as promptly as reasonably practicable and, unless otherwise agreed by SPAC and the Company in writing, in any event not more than thirty (30) days following the date that the Proxy/Registration Statement is declared effective under the Securities Act for the purpose of voting on the SPAC Stockholder Transaction Proposals and obtaining the SPAC Stockholders’ Approval (including the approval of any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of the SPAC Stockholder Transaction Proposals), providing the SPAC Stockholders with the opportunity to elect to exercise their SPAC Stockholder Redemption Right and such other matters as may be mutually agreed by SPAC and the Company. SPAC will use its reasonable best efforts (A) to solicit from its shareholders proxies in favor of the adoption of the SPAC Stockholder Transaction Proposals, including the SPAC Stockholders’ Approval, and will take all other action necessary or advisable to obtain such proxies and SPAC Stockholders’ Approval and (B) to obtain the vote or consent of its shareholders required by and in compliance with all applicable Laws, Nasdaq rules and the SPAC Charter. SPAC (x) shall consult with the Company regarding the record date and the date of the SPAC Stockholders’ Meeting prior to determining such dates and (y) shall not adjourn or postpone the SPAC Stockholders’ Meeting without the prior written consent of Company (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that SPAC may adjourn or postpone the SPAC Stockholders’ Meeting (1) to the extent necessary to ensure that any supplement or amendment to the Proxy/Registration Statement that SPAC or PubCo reasonably determines (following consultation with the Company) is necessary to comply with applicable Laws, is provided to the SPAC Stockholders in advance of a vote on the adoption of the SPAC Stockholder Transaction Proposals, (2) if, as of the time that the SPAC Stockholders’ Meeting is originally scheduled, there are insufficient shares of SPAC Common Stock represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the SPAC Stockholders’ Meeting, (3) if, as of the time that the SPAC Stockholders’ Meeting is originally scheduled, adjournment or postponement of the SPAC Stockholders’ Meeting is necessary to enable SPAC to solicit additional proxies required to obtain SPAC Stockholders’ Approval, (4) in order to seek withdrawals from SPAC Stockholders who have exercised their SPAC Stockholder Redemption Right if a number of shares of SPAC Common Stock have been elected to be redeemed such that SPAC reasonably expects that the Minimum Cash Condition will not be satisfied at the Closing, or (5) to comply with applicable Laws.

(ii) The Proxy/Registration Statement shall include a statement to the effect that the SPAC Board has unanimously recommended that the SPAC Stockholders vote in favor of the SPAC Stockholder Transaction Proposals at the SPAC Stockholders’ Meeting (such statement, the “SPAC Board Recommendation”) and neither the SPAC Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the SPAC Board Recommendation, except in each case to the extent the SPAC Board determines in good faith, after consultation with its outside legal counsel, that a failure to withhold, withdraw, qualify, amend or modify the SPAC Board Recommendation would be in violation of its fiduciary obligations to SPAC under applicable Law.

Section 8.3. Efforts to Consummate. Without limiting any covenant contained in Article VI, Article VII or Article VIII, the Company, the Acquisition Entities and SPAC shall (a) use reasonable best efforts to obtain all material consents and approvals of third parties that the Company and any Group Companies or SPAC, as applicable, are required to obtain in order to consummate the Transactions, and (b) use reasonable best efforts to take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX (including, in the case of the Company, SPAC and PubCo, the use of reasonable best efforts to enforce their respective rights under any Permitted Financing Agreements, as applicable) or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Without limiting the foregoing, as promptly as reasonable after the date hereof (and, as necessary, from time to time), the Company shall cause notice of the assignment to the Company of the rights and benefits of the DRC Project MOU (as defined in the Company Disclosure Letter) to be given to the counterparties thereto. Without limiting the foregoing, as promptly as reasonable after the date hereof, the Company shall (at its expense): (i) submit a completed stock transfer form in respect of the transfer of the BMC Shares, which has been duly executed in favor of the Company, to HM Revenue and Customs for stamping and paying or causing to be paid any stamp duties and other similar taxes and duties payable in respect of such transfer, in each case not later than the date required by applicable Law (for the avoidance of doubt, prior to the date after which any fines or penalties would be imposed); and (ii) cause BMC to update the books and registers of BMC to reflect the Company as the sole shareholder of BMC upon receipt of the stamped stock transfer form from HM Revenue and Customs following the payment of the stamp duty and stock transfer form submission referred to in clause (i) above.

Section 8.4. Tax Matters.

(a) Each of SPAC, PubCo, SPAC Merger Sub, SPAC Merger Surviving Corporation, Company Merger Sub, Company Merger Surviving Corporation and the Company (i) shall use its reasonable best efforts to cause the Transactions to qualify for the Intended Tax Treatment, (ii) will not, and will not permit or cause any of their respective Subsidiaries or Affiliates to, take or cause to be taken, or fail to take or cause to fail to take, any action reasonably likely to cause the Transactions to fail to qualify for the Intended Tax Treatment, and (iii) to the greatest extent permitted under applicable Law, will prepare and file all Tax Returns consistent with the Intended Tax Treatment and will not take any inconsistent position on any Tax Return.

(b) Neither the Acquisition Entities, nor SPAC, nor any of their Affiliates will take any action or engage in any transaction that would result in the liquidation of the SPAC Merger Surviving Corporation or the Company Merger Surviving Corporation for U.S. federal income tax purposes within two (2) calendar years following the Closing Date.

(c) If any opinion relating to the Intended Tax Treatment is required in connection with the filing of the Proxy/Registration Statement or any other required disclosure in respect thereof, then (i) to the extent such opinion or disclosure relates to the Company or any of its direct or indirect owners, the Company shall use commercially reasonable efforts to cause such opinion to be provided by a nationally recognized tax advisor of the Company, and (ii) to the extent such opinion or disclosure relates to SPAC or any of its direct or indirect owners, SPAC shall use commercially reasonable efforts to cause such opinion to be provided by a nationally recognized tax advisor of SPAC. Each of the parties hereto shall, and shall cause its respective affiliates to, cooperate in connection with the delivery of any such opinion, including by providing any customary representation letters that may be reasonably requested by any such tax advisor. Notwithstanding anything to the contrary in this Agreement, none of the parties or their respective tax advisors are obligated to provide any tax opinion other than a customary opinion regarding the material accuracy of any disclosure regarding U.S. federal income tax considerations of the Transactions included in the Proxy/Registration Statement as may be required to satisfy applicable rules and regulations promulgated by the SEC, nor will a tax opinion by any party’s advisors be a condition precedent to the Transactions.

(d) PubCo shall pay all Transfer Taxes and file all necessary Tax Returns with respect to all Transfer Taxes, and, if required by applicable Law, the parties hereto shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other document. Notwithstanding any other provision of this Agreement, the parties hereto shall (and shall cause their respective Affiliates to) cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

(e) Each of the parties to this Agreement shall, and shall cause their respective Affiliates to, cooperate fully, as and to the extent reasonably requested by another party, in connection with the filing of relevant Tax Returns and any audit or Tax proceeding or to determine the Tax treatment of any aspect of the Transactions. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any Tax proceeding or audit, making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder (to the extent such information or explanation is not publicly or otherwise reasonably available). Without limiting the generality of the foregoing:

(i) any SPAC Stockholder who owns five percent (5%) or more of the SPAC Common Stock immediately after the Closing, as determined under Section 367 of the Code and the Treasury Regulations promulgated thereunder, may enter into (and cause to be filed with the IRS) a gain recognition agreement in accordance with Treasury Regulations Section 1.367(a)-8; and

(ii) upon the written request of any SPAC Stockholder made following the Closing Date, the Company Merger Surviving Corporation and PubCo shall (x) furnish to such SPAC Stockholder such information as such SPAC Stockholder reasonably requests in connection with such SPAC Stockholder’s preparation of a gain recognition agreement, (y) provide such SPAC Stockholder with the information reasonably requested by such SPAC Stockholder for purposes of determining whether there has been a gain “triggering event” under the terms of such SPAC Stockholder’s gain recognition agreement, and (z) provide any assistance and information to such SPAC Stockholder for purposes of complying with Section 367 including Treasury Regulations Section 1.367(a)-3(c)(6), in each case, at the sole cost and expense of such requesting SPAC Stockholder.

(f) At the Closing, SPAC shall deliver or cause to be delivered to PubCo a certificate, in the form and substance required by Treasury Regulations Sections 1.1445-2(c)(3)(i) and 1.897-2(h), certifying that SPAC is not and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

Section 8.5. Shareholder Litigation. The Company and, prior to the Closing, PubCo shall promptly advise SPAC, and SPAC shall promptly advise the Company, as the case may be, of any Action commenced (or to the Knowledge of the Company or the Knowledge of SPAC, as applicable, threatened) on or after the date of this Agreement against such party, any of its Subsidiaries or any of its directors or officers by any Company Shareholder or SPAC Stockholder relating to this Agreement, the Mergers or any of the other Transactions (any such Action, “Shareholder Litigation”), and such party shall keep the other party reasonably informed regarding any such Shareholder Litigation. Other than with respect to any Shareholder Litigation where the parties identified in this sentence are adverse to each other or in the context of any Shareholder Litigation related to or arising out of a Company Acquisition Proposal or a SPAC Acquisition Proposal, (a) the Company and, prior to the Closing, PubCo shall give SPAC a reasonable opportunity to participate, but not control, at its sole expense, in the defense or settlement of any such Shareholder Litigation (and consider in good faith the suggestions of SPAC in connection therewith) brought against the Company or PubCo, any of their respective Subsidiaries or any of their respective directors or officers and no such settlement shall be agreed to without SPAC’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) and (b) SPAC shall give the Company a reasonable opportunity to participate, but not control, at its sole expense, in the defense or settlement of any such Shareholder Litigation (and consider in good faith the suggestions of the Company in connection therewith) brought against SPAC, any of its Subsidiaries or any of its directors or officers, and no such settlement shall be agreed to without the Company’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 8.6. Permitted Financing.

(a) During the Interim Period, SPAC and PubCo shall use commercially reasonable efforts to execute the Permitted Financing Agreements mutually agreed by SPAC, PubCo and the Company that would provide Permitted Financing Proceeds in an aggregate amount of $60,000,000 or greater. Each of SPAC, PubCo and the Company shall use its commercially reasonable efforts to cooperate with each other in connection with the arrangement of any Permitted Financing as may be reasonably requested by each other.

(b) Unless otherwise consented in writing by each of the Company and SPAC (which consent shall not be unreasonably withheld, conditioned or delayed), PubCo shall not permit any amendment or modification to be made to, any waiver (in whole or in part) or provide consent to (including consent to termination), any provision or remedy under, or any replacements of, any of the Permitted Financing Agreements. Each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Permitted Financing Agreements on the terms and conditions described therein, including maintaining in effect the Permitted Financing Agreements and to: (i) satisfy on a timely basis all conditions and covenants applicable to it in the Permitted Financing Agreements and otherwise comply with its obligations thereunder, (ii) without limiting the rights of any party to enforce certain of such Permitted Financing Agreements, in the event that all conditions in the Permitted Financing Agreements (other than conditions that the Company, SPAC, PubCo or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the closings under the Permitted Financing Agreements) have been satisfied, consummate the transactions contemplated by the Permitted Financing Agreements at or prior to the Closing; (iii) confer with each other regarding timing of the expected closings under the Permitted Financing Agreements; and (iv) deliver notices to the applicable counterparties to the Permitted Financing Agreements sufficiently in advance of the Closing to cause them to fund their obligations as far in advance of the Closing as permitted by the Permitted Financing Agreements. Without limiting the generality of the foregoing, the Company, SPAC or PubCo, as applicable, shall each give the other parties prompt written notice: (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to any Permitted Financing Agreements known to the Company, SPAC or PubCo, as applicable; (B) of the receipt of any written notice or other written communication from any party to any Permitted Financing Agreements by the Company, SPAC or PubCo, as applicable, with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, material breach, material default, termination or repudiation by any party to any Permitted Financing Agreements or any provisions of any Permitted Financing Agreements; and (C) if the Company, SPAC or PubCo, as applicable, do not expect PubCo to receive, all or any portion of the Permitted Financing Proceeds on the terms, in the manner or from one or more investors as contemplated by the Permitted Financing Agreements. The Company, SPAC and PubCo shall take, or cause the applicable transfer agent to take, all actions required under the Permitted Financing Agreements with respect to the timely book-entry or other records evidencing the PubCo Ordinary Shares as and when required under any such Permitted Financing Agreements. Each of the parties shall use its reasonable efforts to, and shall instruct its financial advisors to, keep the other parties and the other parties’ financial advisors reasonably informed with respect to the Permitted Financing during such period, including by (1) providing regular updates and (2) consulting and cooperating with, and considering in good faith any feedback from, the other parties or the other parties’ financial advisors with respect to the Permitted Financing.

Section 8.7. D&O Indemnification and Insurance.

(a) From and after the Closing, the SPAC Merger Surviving Corporation, the Company Merger Surviving Corporation and PubCo shall jointly and severally indemnify and hold harmless each of the respective present and former directors and officers of the Company, any of its Subsidiaries, SPAC and any Acquisition Entity (in each case, solely to the extent acting in his or her capacity as such (the “D&O Indemnified Parties”)) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or Liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Company, its Subsidiaries, SPAC or such Acquisition Entity, respectively, would have been permitted under applicable Laws and its respective certificate of incorporation, certificate of formation, bylaws, memorandum and articles of association, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement or other Organizational Documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Laws). Without limiting the foregoing, the Acquisition Entities shall, and shall cause their Subsidiaries to, (i) maintain for a period of not less than six (6) years from the Closing provisions in its certificate of incorporation, certificate of formation, bylaws, memorandum and articles of association, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement and other Organizational Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of SPAC’s and each Acquisition Entity’s respective former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the certificate of incorporation, certificate of formation, bylaws, memorandum and articles of association, limited liability company agreement, operating agreement, limited liability partnership agreement, limited liability limited partnership agreement and other Organizational Documents of SPAC or such Acquisition Entity, respectively, in each case, as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) For a period of six (6) years from the Closing, each of PubCo, the SPAC Merger Surviving Corporation and the Company Merger Surviving Corporation shall maintain in effect directors’ and officers’ liability insurance (each “D&O Insurance”) covering those Persons who are currently covered by the Company’s, any of its Subsidiaries’, SPAC’s or any Acquisition Entity’s respective directors’ and officers’ liability insurance policies (including, in any event, the D&O Indemnified Parties) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall PubCo, its Subsidiaries, the SPAC Merger Surviving Corporation or the Company Merger Surviving Corporation be required to expend more than 300% of the aggregate annual premium currently payable for such insurance policies for the D&O Insurance in favor of those Persons who are currently covered by SPAC’s liability insurance policy for its directors and officers; provided, however, that (i) each of PubCo, the SPAC Merger Surviving Corporation and the Company Merger Surviving Corporation may cause coverage to be extended under the respective current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy (each a “D&O Tail”) with respect to claims existing or occurring at or prior to the Closing and if and to the extent such policies have been obtained prior to the Closing with respect to any such Persons, the SPAC Merger Surviving Corporation, the Company Merger Surviving Corporation and PubCo, respectively, shall maintain such policies in effect and continue to honor the obligations thereunder, and (ii) if any claim is asserted or made within such six (6)-year period, any insurance required to be maintained under this Section 8.7 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 8.7 shall survive the Closing indefinitely and shall be binding, jointly and severally, on the SPAC Merger Surviving Corporation, the Company Merger Surviving Corporation and PubCo and all of their respective successors and assigns. In the event that the SPAC Merger Surviving Corporation, the Company Merger Surviving Corporation, PubCo or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the SPAC Merger Surviving Corporation, the Company Merger Surviving Corporation or PubCo, respectively, shall ensure (and each of PubCo, the SPAC Merger Surviving Corporation and the Company Merger Surviving Corporation shall cause its Subsidiaries to ensure) that proper provision shall be made so that the successors and assigns of the SPAC Merger Surviving Corporation, the Company Merger Surviving Corporation or PubCo as the case may be, shall succeed to the obligations set forth in this Section 8.7.

(d) The provisions of Section 8.7(a) through (c): (i) are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Closing, a D&O Indemnified Party, his or her heirs and his or her personal representatives, (ii) shall be binding on the SPAC Merger Surviving Corporation, the Company Merger Surviving Corporation and PubCo and their respective successors and assigns, (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, Organizational Documents, or otherwise and (iv) shall survive the consummation of the Closing and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party.

Section 8.8. Post-Closing Directors and Officers of PubCo.

(a) PubCo shall take all such action necessary or appropriate such that immediately following the SPAC Merger Effective Time, the board of directors of PubCo shall consist of (i) one (1) director designated in writing by the Sponsor, reasonably acceptable to the Company and qualifying as an independent director (the “Sponsor Director”), and (ii) such other directors designated in writing by the Company, after consultation with SPAC; provided, however, that such directors, as well as their respective class designations and committee memberships, designated pursuant to the foregoing sentence shall be determined sufficiently in advance to allow for inclusion of such Persons in the Proxy/Registration Statement.

(b) The board of directors of PubCo as of immediately following the SPAC Merger Effective Time shall comply with Nasdaq rules and shall be divided into three (3) classes of directors with staggered terms. The composition of such classes and the committee membership of the directors shall be determined by the Company.

(c) The management team of PubCo as of immediately following the SPAC Merger Effective Time shall consist solely of the Company’s current management team.

Section 8.9. PubCo Incentive Plans. Prior to the Closing Date, PubCo shall approve and adopt, effective as of the SPAC Merger Effective Time, (a) an equity incentive plan and (b) an employee stock purchase plan, in each case in form and substance reasonably satisfactory to the Company based on the advice of the independent compensation consultant and in consultation with SPAC (collectively, the “PubCo Incentive Plans”); provided that the PubCo Incentive Plans (including the size and structure thereof) shall be determined sufficiently in advance to allow for inclusion of the PubCo Incentive Plans in the Proxy/Registration Statement to the extent approval of the PubCo Incentive Plans is required to be included as SPAC Stockholder Transaction Proposals. For the avoidance of doubt, none of the equity awards, or PubCo Ordinary Shares to be issued, under such PubCo Incentive Plans will result in any deduction to the Equity Value or the Company Shareholder Closing Consideration. As promptly as practicable following the date hereof, PubCo shall engage an independent compensation consultant to advise on the size and structure of the PubCo Incentive Plans.

Section 8.10. Amendment to the SPAC Warrant Agreement. At the SPAC Merger Effective Time, PubCo and SPAC shall enter into an assignment and assumption agreement with respect to the SPAC Warrant Agreement with Continental, in the form to be mutually agreed by SPAC and the Company (the “Assignment and Assumption Agreement”).

Section 8.11. Notice of Developments. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall promptly (and in any event prior to the Closing) notify SPAC in writing, and SPAC shall promptly (and in any event prior to the Closing) notify the Company in writing, upon any of the Group Companies or SPAC, as applicable, becoming aware (awareness being determined with reference to the Knowledge of the Company or the Knowledge of SPAC, as the case may be): (a) of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or is reasonably likely to cause any condition to the obligations of any party to effect the Transactions not to be satisfied or (b) of any notice or other communication from any Governmental Authority which is reasonably likely to have a material adverse effect on the ability of the parties hereto to consummate the Transactions or to materially delay the timing thereof. The delivery of any notice pursuant to this Section 8.11 shall not cure any breach of any representation or warranty requiring disclosure of such matter or any breach of any covenant, condition or agreement contained in this Agreement or any other Transaction Document or otherwise limit or affect the rights of, or the remedies available to, SPAC or the Company, as applicable. Notwithstanding anything to the contrary contained herein, any failure to give such notice pursuant to this Section 8.11 shall not give rise to any Liability of the Company or SPAC or be taken into account in determining whether the conditions in Article IX have been satisfied or give rise to any right of termination set forth in Article X.

Article IX
CONDITIONS TO OBLIGATIONS

Section 9.1. Conditions to Obligations of SPAC, the Acquisition Entities and the Company at Closing. The obligations of the Company, SPAC and the Acquisition Entities to consummate, or cause to be consummated, the Transactions at the Closing are each subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by the party or parties whose obligations are conditioned thereupon:

(a) Each of the SPAC Stockholders’ Approval, the Company Requisite Shareholder’s Approval, PubCo Shareholder's Approval and the Company Merger Sub Shareholder's Approval shall have been obtained;

(b) The Proxy/Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Proxy/Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened in writing by the SEC and not withdrawn;

(c) PubCo’s initial listing application with Nasdaq in connection with the Transactions shall have been conditionally approved and, immediately following the Closing, PubCo shall satisfy any applicable listing requirements of Nasdaq;

(d) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Closing illegal or which otherwise prevents or prohibits consummation of the Closing (any of the foregoing, a “Restraint”), other than any such Restraint that is immaterial; and

(e) Each of the Registration Rights and Lock-Up Agreement and the Assignment and Assumption Agreement shall have been duly executed and delivered by each party thereto.

Section 9.2. Conditions to Obligations of SPAC at Closing. The obligations of SPAC to consummate, or cause to be consummated, the Transactions at the Closing are subject to the satisfaction of the following additional conditions as of the Closing Date, any one or more of which may be waived in writing by SPAC:

(a) The representations and warranties contained in Section 3.1 (Organization, Good Standing and Qualification), Section 3.2 (Subsidiaries), Section 3.3 (Capitalization of the Company), Section 3.4 (Capitalization of Subsidiaries), Section 3.5 (Authorization), Section 3.18 (Brokers), Section 5.1 (Organization, Good Standing, Corporate Power and Qualification), Section 5.2 (Capitalization and Voting Rights), Section 5.4 (Authorization), Section 5.8 (Brokers) and Section 5.10 (Business Activities) (collectively, the “Specified Company and Acquisition Entities Representations”) that are (i) qualified by materiality, “material” or “Company Material Adverse Effect” or any similar limitation, shall be true and correct in all respects, and (ii) not qualified by materiality, “material” or “Company Material Adverse Effect” or any similar limitation, shall be true and correct in all material respects, in the case of each of the foregoing clauses (i) and (ii), as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date). Each of the representations and warranties of the Company contained in Article III and of the Acquisition Entities contained in Article V (other than the Specified Company and Acquisition Entities Representations), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date), except, in any case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect or an Acquisition Entities Material Adverse Effect, as applicable;

(b) Each of the covenants of the Company and the Acquisition Entities to be performed as of or prior to the Closing Date shall have been performed in all material respects;

(c) PubCo shall have obtained and delivered to SPAC evidence of a fully-paid D&O Tail with respect to SPAC’s directors and officers prior to the Closing, which D&O Tail will be bound and fully effective upon the Closing without any further action of any party;

(d) Since the date of this Agreement, no Company Material Adverse Effect or Acquisition Entity Material Adverse Effect, as applicable, shall have occurred which is continuing and uncured;

(e) As of immediately prior to the SPAC Merger Effective Time, no Group Company or any Acquisition Entity shall be in bankruptcy, receivership, administration, restructuring, corporate rescue or other similar proceedings, and no liquidator, administrator, restructuring officer or similar Person shall have been appointed, in each case under any applicable administration, scheme of arrangement, restructuring, receivership, corporate rescue, insolvency, bankruptcy, or reorganization Laws;

(f) As of immediately prior to the SPAC Merger Effective Time the Organizational Documents of PubCo shall have been amended and restated substantially in the form of the PubCo A&R Charter; and

(g) The Company and each of the Acquisition Entities shall have delivered to SPAC a certificate, signed by authorized officers or directors of the Company and each Acquisition Entity, and dated as of the Closing Date, certifying the conditions set forth in Section 9.2(a) and Section 9.2(b) have been fulfilled.

Section 9.3. Conditions to Obligations of the Company and the Acquisition Entities at Closing. The obligations of the Company and the Acquisition Entities to consummate, or cause to be consummated, the Transactions at the Closing are subject to the satisfaction of the following additional conditions as of the Closing Date, any one or more of which may be waived in writing by the Company:

(a) The representations and warranties contained in Section 4.1 (Organization, Good Standing, Corporate Power and Qualification), Section 4.2 (Capitalization and Voting Rights), Section 4.3 (Corporate Structure; Subsidiaries), Section 4.4 (Authorization), Section 4.10 (Brokers) and Section 4.15 (Business Activities) (collectively, the “Specified SPAC Representations”) that are (i) qualified by materiality, “material” or “SPAC Material Adverse Effect” or any similar limitation, shall be true and correct in all respects, and (ii) not qualified by materiality, “material” or “SPAC Material Adverse Effect” or any similar limitation, shall be true and correct in all material respects, in the case of each of the foregoing clauses (i) and (ii), as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date). Each of the representations and warranties of SPAC contained in Article IV (other than the Specified SPAC Representations), shall be true and correct (without giving any effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date), except, in any case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a SPAC Material Adverse Effect;

(b) Each of the covenants of SPAC to be performed as of or prior to the Closing Date shall have been performed in all material respects;

(c) SPAC shall deliver or cause to be delivered to the Company a certificate signed by an authorized officer of SPAC, dated as of the Closing Date, certifying that the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled; and

(d) The Available SPAC Cash shall be not less than $25,000,000 (the “Minimum Cash Condition”).

Section 9.4. Frustration of Conditions. None of SPAC, the Acquisition Entities or the Company may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such party’s failure to act in good faith or to comply in all material respects with its obligations under this Agreement.

Article X
TERMINATION

Section 10.1. Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Company Merger Effective Time:

(a) by mutual written consent of the Company and SPAC;

(b) by written notice from either the Company or SPAC to the other if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

(c) by written notice from either the Company or SPAC to the other if the SPAC Stockholders’ Approval shall not have been obtained by reason of the failure to obtain the required vote at the SPAC Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof taken in accordance with this Agreement; provided that such termination right shall not be exercisable by SPAC if SPAC has materially breached any of its obligations under Section 8.2;

(d) by written notice from SPAC to the Company if there is any breach of any representation, warranty, covenant or agreement on the part of the Company or any Acquisition Entity set forth in this Agreement, such that the conditions specified in Section 9.2 would not be satisfied at the relevant Closing Date (a “Terminating Company Breach”), except that if such Terminating Company Breach is curable by the Company or such Acquisition Entity then, for a period of up to thirty (30) days after receipt by the Company of written notice from SPAC of such breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, provided that SPAC shall not have the right to terminate this Agreement pursuant to this Section 10.1(d) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement and such breach is the principal cause of the failure of the conditions specified in Section 9.2 on or prior to such date or if the Company has already waived the breach;

(e) by written notice from the Company to SPAC if there is any breach of any representation, warranty, covenant or agreement on the part of SPAC set forth in this Agreement, such that the conditions specified in Section 9.3 would not be satisfied at the relevant Closing Date (a “Terminating SPAC Breach”), except that if any such Terminating SPAC Breach is curable by SPAC then, for a period of up to thirty (30) days after receipt by SPAC of written notice from the Company of such breach (the “SPAC Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating SPAC Breach is not cured within the SPAC Cure Period, provided that Company shall not have the right to terminate this Agreement pursuant to this Section 10.1(e) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement and such breach is the principal cause of the failure of the conditions specified in Section 9.3 on or prior to such date or if SPAC has already waived the breach;

(f) by written notice from SPAC to the Company if the Company Requisite Shareholder’s Approval shall not have been obtained;

(g) by written notice from SPAC to the Company if the Company fails to deliver either of the Technical Report Summary or the Company 2023 and 2022 Audited Financial Statements to SPAC on or before August 31, 2024;

(h) by written notice from SPAC to the Company if: (i) any Group Company or Acquisition Entity enters into bankruptcy, receivership, administration, restructuring, corporate rescue or other similar proceedings or (ii) a liquidator, administrator, restructuring officer, or similar Person is appointed on behalf of a Group Company or Acquisition Entity, in each case under any applicable administration, scheme of arrangement, restructuring, receivership, corporate rescue, insolvency, bankruptcy, or reorganization Laws; or

(i) by written notice from either SPAC or the Company to the other, if the Transactions shall not have been consummated on or prior to December 16, 2024 (the “Outside Date”); provided that the right to terminate this Agreement pursuant to this Section 10.1(i) will not be available to any party whose breach of any provision of this Agreement primarily caused or resulted in the failure of the Transactions to be consummated by such time.

Section 10.2. Effect of Termination.

(a) Any termination of this Agreement under Section 10.1 above shall be effective immediately upon execution of the mutual written consent by the required parties or the delivery of written notice of the party seeking termination to the other parties, as the case may be.

(b) In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any Liability on the part of any party hereto or its respective Affiliates, officers, directors or shareholders, other than Liability of the Company, SPAC or any Acquisition Entity, as the case may be, for fraud or for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.2 and Article XI shall survive any termination of this Agreement.

Article XI
MISCELLANEOUS

Section 11.1. Trust Account Waiver. Notwithstanding anything to the contrary set forth in this Agreement, the Company and each Acquisition Entity acknowledges that, as described in the final prospectus of SPAC, filed with the SEC on September 30, 2021 (Registration No. 333-254062) (the “SPAC Prospectus”), SPAC has established the trust account described therein (the “Trust Account”) for the benefit of SPAC’s public shareholders pursuant to the Trust Agreement and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company and each Acquisition Entity further acknowledges and agrees that a significant amount of SPAC’s assets consist of the cash proceeds of SPAC’s initial public offering (the “IPO”) and private placements of its securities occurring simultaneously with the IPO, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public shareholders. Accordingly, the Company (on behalf of itself and its Affiliates) and each Acquisition Entity hereby irrevocably waives any Released Claims (as defined below), in the past, now or in the future as a result of, or arising out of, this Agreement, any negotiation, contracts or agreements with the Company, each Acquisition Entity, or its respective representative, against, and any right to access, the Trust Account, any trustee of the Trust Account and SPAC, to collect from the Trust Account any monies that may be owed to them by SPAC or any of its Affiliates for any reason whatsoever, regardless of whether such claim arises as a result of, in connection with or relating to any way to, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”) and will not seek recourse against the Trust Account at any time for any reason. Notwithstanding the foregoing, nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against SPAC pursuant to this Agreement for legal relief against monies or other assets of SPAC held outside the Trust Account or for specific performance or other equitable relief in connection with the Transactions or for intentional fraud in the making of the representations and warranties in Article IV. This Section 11.1 shall survive the termination of this Agreement for any reason.

Section 11.2. Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or any Transaction Document or (c) subject to requirements of applicable Law, waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver. Notwithstanding the foregoing, no failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 11.3. Notices. All notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and may be delivered personally, by courier or by electronic mail to the intended recipient thereof at its courier delivery or email address as set out below (or to such other courier delivery or email address as a party may from time to time notify the other parties hereto by giving notice in accordance with this Section 11.3). Any such notice, demand or communication shall be deemed to have been duly served (a) if given personally or sent by courier, upon delivery or (b) if sent by electronic mail, immediately upon the sending thereof as reflected on the sender’s email system;. The initial courier delivery addresses and email addresses of the respective parties hereto for the purpose of this Agreement are:

(a) If to SPAC (prior to the Closing), to:

Hennessy Capital Investment Corp. VI

PO Box 1036, 195 US HWY 50 Suite 309
Zephyr Cove, NV 89448

Attention:	Daniel Hennessy
Nicholas Petruska
Daniel Zlotnitsky
Email:	Dhennessy@hennessycapitalgroup.com
Npetruska@hennessycapllc.com
Dzlotnitsky@hennessycapllc.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Attention:	Jeffrey Smith
Michael Heinz
Email:	jnsmith@sidley.com
mheinz@sidley.com

(b) If to the Company or any Acquisition Entity (prior to or after the Closing), to:

Greenstone Corporation

c/o Appleby Global Services (Cayman) Limited

71 Fort Street, PO Box 500, Grand Cayman, KY1-1106, Cayman Islands

Attention: Ibrahima Tall

Email: itall@greenstonecorp.com

with a copy (which shall not constitute notice) to:

Greenberg Traurig LLP

1 Vanderbilt Ave
New York, New York 10017

Attention:	Alan Annex
Adam Namoury
Email:	alan.annex@gtlaw.com
adam.namoury@gtlaw.com

Section 11.4. Assignment. No party hereto may assign, delegate or otherwise transfer either this Agreement or any part hereof or any of its rights, interests or obligations hereunder without the prior written consent of the other parties hereto and any attempt to do so without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of which successors and permitted assigns to be deemed a party hereto for all purposes hereof.

Section 11.5. Rights of Third Parties. Except as expressly provided herein, this Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns, and nothing expressed or implied in this Agreement is intended or shall be construed to (a) confer upon or give any Person (including any equityholder, any current or former director, manager, officer, employee or independent contractor of any Group Company, SPAC, or any of their Subsidiaries, or any participant in any Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), other than the parties hereto, any right or remedies under or by reason of this Agreement, (b) establish, amend or modify any employee benefit plan, program, policy, agreement or arrangement or (c) limit the right of SPAC, the Company, any Acquisition Entity or their respective Affiliates to amend, terminate or otherwise modify any Benefit Plan or other employee benefit plan, policy, agreement or other arrangement following the Closing; provided, however, that (i) if the Closing occurs, the D&O Indemnified Parties (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 8.7, (ii) the Non-Recourse Parties (and their respective successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.17, and (iii) the Sponsor is an intended third party beneficiary of, and may enforce the rights of SPAC under Section 8.8(a)(i) and this Section 11.5(iii) and all other rights expressly described in this Agreement as being rights of SPAC.

Section 11.6. Expenses.

(a) If the Closing occurs, PubCo shall pay, or cause to be paid in accordance with Section 2.8(c)(iii)(2), the accrued and unpaid SPAC Transaction Expenses and the accrued and unpaid Company Transaction Expenses. If the Mergers and the other Transactions are not consummated, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement, the Transaction Documents, and the Transactions, including all fees of its legal counsel, financial advisors and accountants, except that SPAC and the Company shall each pay one-half of all filing fees in connection with the Proxy/Registration Statement. The amount of any filing fees paid by the Company in connection with the Proxy/Registration Statement shall be credited towards the Equity Value. For the avoidance of doubt, any payments to be made (or caused to be made) by SPAC pursuant to this Section 11.6 shall be paid upon consummation of the Transactions and release of proceeds from the Trust Account.

(b) If, at the Closing, there is a SPAC Transaction Expenses Cap Excess, SPAC shall cause Sponsor to, in connection with the payment of the SPAC Transaction Expenses in accordance with the BCA on the Closing Date, irrevocably forfeit and surrender to SPAC for no consideration a number of shares of SPAC Class A Common Stock or SPAC Class B Common Stock equal to the quotient of (x) the amount of the SPAC Transaction Expenses Cap Excess divided by (y) $10.00. SPAC shall cause Sponsor to take any other action reasonably requested by the Company to evidence the forfeiture and surrender of such shares pursuant to this Section 11.6(b).

Section 11.7. Governing Law. This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws that would otherwise require the application of the law of any other state. Notwithstanding anything else in this Agreement, the following matters arising out of or relating to this Agreement shall be construed, performed and enforced in accordance with the Laws of the Cayman Islands in respect of which the parties hereto hereby irrevocable submit it to the non-exclusive jurisdiction of the courts of the Cayman Islands: (a) the Company Merger and (b) following the Company Merger, (x) the vesting of the rights and the property of every description including choses in action, business, undertaking, goodwill, benefits, immunities and privileges, contracts, obligations, claims, debts and liabilities of Company Merger Sub and the Company in the Company Merger Surviving Corporation and (y) the cancellation of the shares, the rights provided in Section 238 of the Cayman Companies Act, the fiduciary or other duties of the Company Board and the board of directors of Company Merger Sub and the internal corporate affairs of the Company and Company Merger Sub.

Section 11.8. Consent to Jurisdiction. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE OR FEDERAL COURTS OF THE STATE OF DELAWARE SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE TRANSACTIONS, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN Section 11.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS Section 11.8.

Section 11.9. Headings; Counterparts; Electronic Signatures. The table of contents and headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered irrevocable originally executed counterparts of this Agreement.

Section 11.10. Disclosure Letters. The Disclosure Letters (including, in each case, any section thereof) referenced in this Agreement are a part of this Agreement as if fully set forth herein. All references in this Agreement to the Disclosure Letters (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the applicable Disclosure Letter to which it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality or that the facts underlying such information constitute a Company Material Adverse Effect, Acquisition Entity Material Adverse Effect, or a SPAC Material Adverse Effect, as applicable. Notwithstanding Section 1.2(h), references to agreements and other documents set forth in any section of the Company Disclosure Letter shall be deemed to include all amendments and other modifications thereto only to the extent such amendments or modifications are Made Available to SPAC.

Section 11.11. Entire Agreement. This Agreement (together with the Disclosure Letters), the Confidentiality Agreement and the other Transaction Documents constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any and all prior discussions, negotiations, proposals, undertakings, and other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties except as expressly set forth in the Transaction Documents.

Section 11.12. Amendments. This Agreement may be amended or modified in whole or in part prior to the Company Merger Effective Time, only by a duly authorized agreement in writing in the same manner as this Agreement, which makes reference to this Agreement and which shall be executed by the Company, SPAC and the Acquisition Entities; provided, however, that after the Company Requisite Shareholder’s Approval or the SPAC Stockholders’ Approval has been obtained, there shall be no amendment or waiver that by applicable Law requires further approval by the shareholders of the Company or the shareholders of SPAC, respectively, without such approval having been obtained. The approval of this Agreement by the stockholders of any of the Parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 10.1 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 11.12.

Section 11.13. Publicity.

(a) All press releases or other public communications relating to the Transactions, and the method of the release for publication thereof, shall, prior to the Closing, be subject to the prior mutual approval of SPAC and the Company; provided, that no such party shall be required to obtain consent pursuant to this Section 11.13(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.13(a).

(b) The restriction in Section 11.13(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall, to the extent practicable, use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing.

Section 11.14. Confidentiality. The parties hereto agree that all confidential information exchanged in connection with this Agreement and the negotiations related thereto shall be kept confidential in accordance that certain Confidentiality and Non-Disclosure Agreement, dated as of February 22, 2024, by and between Metallon SA and SPAC (the “Confidentiality Agreement”) as if the parties hereto were parties to the Confidentiality Agreement, which shall be enforceable by and against the parties hereto as if original parties thereto.

Section 11.15. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained in this Agreement is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained in this Agreement that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties hereto.

Section 11.16. Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the other Transaction Documents were not fully or timely performed in accordance with their specific terms or were otherwise breached. The parties hereto agree that (a) each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or the other Transaction Documents and to specific enforcement of the terms and provisions of this Agreement and the other Transaction Documents, in addition to any other remedy to which any party is entitled at law or in equity and (b) the right of specific enforcement is an integral part of the Transactions and without that right, none of the parties hereto would have entered into this Agreement. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement or the other Transaction Documents, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party hereby also waives any requirement for the securing or posting of any bond in connection therewith.

Section 11.17. Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against, the Persons that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party to this Agreement), (i) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, stockholder, Affiliate, agent, attorney, advisor or other Representative of any party hereto and (ii) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, stockholder, Affiliate, agent, attorney, advisor or other Representative of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, any Acquisition Entity or SPAC under this Agreement of or for any claim based on, arising out of, or related to this Agreement (each of the Persons identified in the foregoing sub-clauses (a) or (b), a “Non-Recourse Party”, and collectively, the “Non-Recourse Parties”).

Section 11.18. Non-Survival of Representations, Warranties and Covenants. Except as otherwise contemplated by Section 10.2 or in the case of claims against a Person in respect of such Person’s fraud, the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate (including confirmations therein), statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall not survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no Liability after the Closing in respect thereof), except for (a) those covenants and agreements contained in this Agreement that by their terms expressly apply in whole or in part after the Closing, and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

Section 11.19. Conflicts and Privilege.

(a) The Company, SPAC and the Acquisition Entities, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (x) the Sponsor, the shareholders or holders of other Equity Securities of SPAC or the Sponsor or any of their respective directors, managers, members, partners, officers, employees, independent contractors or Affiliates (collectively, the “SPAC Group”), on the one hand, and (y) PubCo, the SPAC Merger Surviving Corporation, or the Company Merger Surviving Corporation or any member of the Group Companies, on the other hand, any legal counsel, including Sidley Austin LLP (“Sidley”), Gill, Godlonton & Gerrans (“GGG”), or Ogier (Cayman) LLP (“Ogier”), that represented SPAC. the Sponsor and/or any other member of the SPAC Group prior to the Closing, may represent the Sponsor or any other member of the SPAC Group, in such dispute even though the interests of such Persons may be directly adverse to PubCo, the SPAC Merger Surviving Corporation, the Company Merger Surviving Corporation, or any member of the Group Companies, and even though such counsel may have represented SPAC in a matter substantially related to such dispute, or may be handling ongoing matters for PubCo, the SPAC Merger Surviving Corporation, the Company Merger Surviving Corporation, any Group Company, the Sponsor or any other member of the SPAC Group. No party hereto shall seek to or have Sidley disqualified from any such representation with respect to this Agreement or the Transactions based upon the prior representation of SPAC or any of the other member of the SPAC Group by Sidley. The parties hereto hereby waive any potential conflict of interest arising from such prior representation and each party hereto shall cause its respective Affiliates to consent to waive any potential conflict of interest arising from such representation. Each party hereto acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that such party has consulted with counsel in connection therewith. The Company, SPAC and the Acquisition Entities, on behalf of their respective successors and assigns (including, after the Closing, the SPAC Merger Surviving Corporation and the Company Merger Surviving Corporation), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Documents or the Transactions) between or among SPAC, the Sponsor or any other member of the SPAC Group, on the one hand, and Sidley, GGG or Ogier, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the SPAC Group after the Closing, and shall not pass to or be claimed or controlled by PubCo, the SPAC Merger Surviving Corporation, or the Company Merger Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with SPAC or the Sponsor under a common interest agreement shall remain the privileged communications or information of PubCo and the Company Merger Surviving Corporation.

(b) The Company, SPAC and the Acquisition Entities, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (x) the SPAC Group, on the one hand, and (y) PubCo, the Company, the SPAC Merger Surviving Corporation, the Company Merger Surviving Corporation or any member of the Group Companies, on the other hand, any legal counsel, including Greenberg Traurig, LLP (“GT”) or Appleby (Cayman) Ltd. (“Appleby”) that represented the Company prior to the Closing may represent the Company or any other member of the Group Companies, in such dispute. No party hereto shall seek to or have GT disqualified from any such representation with respect to this Agreement or the Transactions based upon the prior representation of the Company or any of the other Group Companies by GT. The parties hereto hereby waive any potential conflict of interest arising from such prior representation and each party hereto shall cause its respective Affiliates to consent to waive any potential conflict of interest arising from such representation. Each party hereto acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that such party has consulted with counsel in connection therewith. The Company, SPAC and the Acquisition Entities, on behalf of their respective successors and assigns (including, after the Closing, the SPAC Merger Surviving Corporation and the Company Merger Surviving Corporation), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Documents or the Transactions) between or among any member of the Group Companies, on the one hand, and GT or Appleby, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the Group Companies after the Closing.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

HENNESSY CAPITAL INVESTMENT CORP. VI

By:	/s/ Daniel J. Hennessy
Name:	Daniel J. Hennessy
Title:	Chief Executive Officer

CAYMAN MERGER SUB LTD.

By:	/s/ Tulani Sikwila
Name:	Tulani Sikwila
Title:	Director

MIDAS SPAC MERGER SUB INC.

By:	/s/ Ibrahima Tall
Name:	Ibrahima Tall
Title:	President

NAMIB MINERALS

By:	/s/ Tulani Sikwila
Name:	Tulani Sikwila
Title:	Director

GREENSTONE CORPORATION

By:	/s/ Tulani Sikwila
Name:	Tulani Sikwila
Title:	Director

[Signature Page to Business Combination Agreement]

EXHIBIT A

Form of Registration Rights and Lock-Up Agreement

[Attached]

Final Form

REGISTRATION RIGHTS AND LOCK-UP AGREEMENT

THIS REGISTRATION RIGHTS AND LOCK-UP AGREEMENT (this “Agreement”), dated as of [___], 20241, is made and entered into by and among Namib Minerals, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“PubCo”), Hennessy Capital Partners VI LLC, a Delaware limited liability company (“Sponsor”), [___________] (f/k/a Hennessy Capital Investment Corp. VI), a Delaware corporation (“SPAC”), each of the persons and entities listed on Exhibit A hereto (each, a “SPAC Holder”), each of the persons listed on Exhibit B hereto (each, a “Company Individual Holder”), and the entity listed on Exhibit C hereto (the “Company Holder” and, collectively with Sponsor, SPAC Holders, Company Individual Holders and any other person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, the “Holders” and each, a “Holder”).

RECITALS

WHEREAS, PubCo is a party to that certain Business Combination Agreement, dated as of June 17, 2024 (the “Business Combination Agreement”), by and among PubCo, SPAC, Greenstone Corporation, an exempted company limited by shares incorporated under the laws of the Cayman Islands (the “Company”), Cayman Merger Sub Ltd., an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of PubCo (“Company Merger Sub”), and Midas SPAC Merger Sub Inc., a Delaware corporation and a direct wholly-owned Subsidiary of PubCo (“SPAC Merger Sub”), pursuant to which, among other things, on or about the date hereof, (a) Company Merger Sub will merge with an into the Company (the “Company Merger”), with the Company being the surviving company in the Company Merger, and the Company will become a wholly-owned Subsidiary of PubCo and all Company Shareholders will, subject to the terms and conditions of the Business Combination Agreement, become holders of PubCo Ordinary Shares; and (b) immediately after the Company Merger, SPAC Merger Sub will merge with and into SPAC (the “SPAC Merger”), with SPAC being the surviving entity and becoming a wholly-owned Subsidiary of PubCo; and (c) pursuant to the Assignment and Assumption Agreement, each outstanding SPAC Warrant shall represent the right to acquire, from and after the date hereof, PubCo Ordinary Shares under the terms of such Assignment and Assumption Agreement;

WHEREAS, Sponsor, the SPAC Holders and SPAC are parties to that certain Registration Rights Agreement, dated as of September 28, 2021 (the “Prior Agreement”), and the Sponsor, the SPAC Holders and SPAC consent to termination of the Prior Agreement upon execution and delivery of this Agreement;

WHEREAS, Sponsor is acquiring PubCo Ordinary Shares (including the PubCo Ordinary Shares issued or issuable upon the exercise, exchange or conversion of any other equity security issued to Sponsor pursuant to the terms of the Business Combination Agreement, including the Private Placement Warrants) and Private Placement Warrants on or about the date hereof pursuant to the Business Combination Agreement;

[1]	NTD: To be dated as of the Closing Date.

Exhibit A-1

[WHEREAS, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of SPAC’s officers and directors loaned to SPAC funds as SPAC required, and pursuant to the terms of such promissory note(s), the Sponsor converted $[___] into additional Private Placement Warrants at a price of $1.50 per warrant (“Working Capital Warrants”);]2

WHEREAS, each SPAC Holder, Company Individual Holder and the Company Holder is acquiring PubCo Ordinary Shares (including the PubCo Ordinary Shares issued or issuable upon the exercise, exchange or conversion of any other equity security issued to a SPAC Holder pursuant to the terms of the Business Combination Agreement, including the PubCo Warrants) and/or Private Placement Warrants on or about the date hereof pursuant to the Business Combination Agreement; and

WHEREAS, in connection with the transactions contemplated by the Business Combination Agreement, PubCo and the Holders desire to enter into this Agreement, pursuant to which PubCo will grant the Holders certain registration rights with respect to certain securities of PubCo, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I
Definitions

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer, principal financial officer of PubCo or the Board, after consultation with counsel to PubCo, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (c) PubCo has a bona fide business purpose for not making such information public.

“Affiliate” means, with respect to any person, any other person which, directly or indirectly, Controls, is Controlled by or is under common Control with such person.

“Agreement” shall have the meaning given in the preamble to this Agreement.

[2]	NTD: To include if applicable.

Exhibit A-2

“Assignment and Assumption Agreement” means that certain Assignment and Assumption Agreement, dated [___], by and among SPAC, PubCo and Continental Stock Transfer & Trust Company, a limited purpose trust company.

“Block Trade” means an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.

“Board” shall mean the Board of Directors of PubCo.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Commission” shall mean the United States Securities and Exchange Commission.

“Company” shall have the meaning given in the Preamble to this Agreement.

“Control” in relation to any person means (a) the direct or indirect ownership of, or ability to direct the casting of, more than fifty percent (50%) of the total voting rights conferred by all the shares then in issue and conferring the right to vote at all general meetings of such person; (b) the ability to appoint or remove a majority of the directors of the board or equivalent governing body of such person; (c) the right to control the votes at a meeting of the board of directors (or equivalent governing body) of such person; or (d) the ability, directly or indirectly, to direct or cause the direction of the management and policies of such person, whether as trustee or executor or by contract or otherwise, and “Controlled”, “Controlling” and “under common Control with” shall be construed accordingly.

“Company Holder” shall have the meaning given in the preamble to this Agreement.

“Company Individual Holder” shall have the meaning given in the preamble to this Agreement.

“Demanding Holder” shall mean any Holder or group of Holders making a written demand for the Registration of Registrable Securities pursuant to subsection 2.1.3.

“Effectiveness Period” shall have the meaning given in subsection 3.1.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Holders” shall have the meaning given in the preamble to this Agreement.

“Holder Indemnified Parties” shall have the meaning given in subsection 4.1.1.

“Immediate Family Members” shall mean, as to a natural person, such individual’s spouse, former spouse, significant others, domestic partner, child (including by adoption), father, mother, brother or sister, and the lineal descendant (including by adoption) of any of the foregoing persons.

Exhibit A-3

“Listed Company Individual Holder” shall mean the Company Individual Holder listed on Exhibit D.

“Lock-Up Period” shall mean the period commencing on the date hereof and ending on the earliest of (x) the date falling twelve (12) months after the date hereof, and (y) the date following the date hereof on which the PubCo completes a liquidation, merger, share exchange or other similar transaction that results in all shareholders of PubCo shareholders having the right to exchange their PubCo Ordinary Shares for cash, securities or other property; provided, however, that:

(a) fifty percent (50%) of the Lock-Up Shares shall be released on such date on which the reported closing price of the PubCo Ordinary Shares equals or exceeds $12.50 per PubCo Ordinary Share (as adjusted for share splits, share combinations, share dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a consecutive thirty-(30)-trading day period commencing at least one hundred fifty (150) days after the date hereof; and

(b) one hundred percent (100%) of the Lock-Up Shares shall be released on the date on which the reported closing price of the PubCo Ordinary Shares equals or exceeds $15.00 per PubCo Ordinary Shares (as adjusted for share splits, share combinations, share dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a consecutive thirty-(30)-trading day period commencing at least one hundred fifty (150) days after the date hereof.

“Lock-Up Shares” shall have the meaning given in subsection 3.6.1.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus in the light of the circumstances under which they were made not misleading.

“Permitted Transferees” shall have the meaning given in subsection 3.6.1.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1.

“Private Placement Warrants” shall mean the [7,212,394] warrants originally exercisable for SPAC Class A Ordinary Shares that were purchased by Sponsor and other anchor investors of SPAC in a private placement on October 1, 2021, as assumed by PubCo pursuant to the Assignment and Assumption Agreement and which are now exercisable into PubCo Ordinary Shares.

“Prior Agreement” shall have the meaning given in the Recitals hereto.

“Pro Rata” shall have the meaning given in subsection 2.1.4.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

Exhibit A-4

“PubCo“ shall have the meaning given in the preamble to this Agreement.

“PubCo Ordinary Shares” means the ordinary shares, par value $[●] per share, of PubCo.

“Registrable Security” shall mean (a) the Private Placement Warrants (including any PubCo Ordinary Shares issuable upon the exercise of any such Private Placement Warrants), (b) any outstanding PubCo Ordinary Shares or any other equity security (including PubCo Ordinary Shares issued or issuable upon the exercise, exchange or conversion of any other equity security) of PubCo held by a Holder as of the date of this Agreement, [(c) the Working Capital Warrants (including the PubCo Ordinary Shares issued or issuable upon the exercise, exchange or conversion of any such Working Capital Warrants)], and (d) any other equity security of PubCo issued or issuable with respect to any such PubCo Ordinary Shares by way of a stock dividend or stock split or in connection with a combination of shares, distribution, recapitalization, merger, consolidation, reorganization or other similar event; provided, however, that, as to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have ceased to be outstanding; or (iii) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(a) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority) and any securities exchange on which the PubCo Ordinary Shares are then listed;

(b) Underwriter expenses (other than fees, commissions or discounts);

(c) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(d) printing, messenger, telephone and delivery expenses;

(e) reasonable fees and disbursements of counsel for PubCo;

(f)  reasonable fees and disbursements of all independent registered public accountants of PubCo incurred specifically in connection with such Registration; and

(g) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating an Underwritten Demand (including, without limitation, a Block Trade), or Holders of Registrable Securities participating in an Underwritten Offering (that is not an Underwritten Offering initiated by PubCo) to be registered for offer and sale in the applicable Underwritten Offering; provided that in no event shall PubCo be obligated to pay such fees and expenses in excess of $50,000.

Exhibit A-5

“Registration Statement” shall mean any registration statement under the Securities Act that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.1.3.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Registration” shall have the meaning given in subsection 2.1.1.

“SPAC” shall have the meaning given in the Preamble to this Agreement.

“SPAC Holder” shall have the meaning given in the preamble to this Agreement.

“Sponsor” shall have the meaning given in the preamble to this Agreement.

“Subsidiary” means, with respect to a specified person, any other person Controlled, directly or indirectly, by such specified person and, in case of a limited partnership, limited liability company or similar entity, such person is a general partner or managing member and has the power to direct the policies, management and affairs of such person, respectively.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Demand” shall have the meaning given in subsection 2.1.3.

“Underwritten Offering” shall mean a Registration in which securities of PubCo are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

[“Working Capital Warrants” shall have the meaning given in the Recitals hereto.]

Article II
Registrations

2.1 Registration.

2.1.1 Shelf Registration. PubCo agrees that, within fifteen (15) business days after the consummation of the transactions contemplated by the Business Combination Agreement, PubCo will file with the Commission (at PubCo’s sole cost and expense) a Registration Statement registering the resale of all Holders’ Registrable Securities on a delayed or continuous basis (a “Shelf Registration”). PubCo shall use its reasonable best efforts to cause such Registration Statement to become effective as soon as reasonably practicable after the initial filing of the Registration Statement (but in any event not later than ten (10) calendar days after PubCo is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review and comment) and to remain effective in accordance with Section 3.1 of this Agreement.

Exhibit A-6

2.1.2 Effective Registration. Notwithstanding the provisions of subsection 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Shelf Registration shall not count as a Registration unless and until (a) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Shelf Registration has been declared effective by the Commission and (b) PubCo has complied with all of its obligations under this Agreement with respect thereto. Subject to the limitations contained in this Agreement, PubCo shall effect any Shelf Registration on such appropriate registration form of the Commission (i) as shall be selected by PubCo and (ii) as shall permit the resale of the Registrable Securities by the Holders.

2.1.3 Underwritten Offering. Subject to the provisions of subsection 2.1.4 and Section 2.3 hereof, (a) Sponsor, SPAC Holders and/or their Permitted Transferees that hold at least a majority in interest of the then-outstanding number of Registrable Securities initially held by Sponsor and SPAC Holders, on the one hand, or (b) the Company Holder and/or its Permitted Transferees that hold at least a majority in interest of the then-outstanding number of Registrable Securities initially held by the Company Holder, on the other hand, may make a written demand to PubCo for an Underwritten Offering, including a Block Trade, pursuant to a Registration Statement filed with the Commission in accordance with Section 2.1.1 (an “Underwritten Demand”). PubCo shall, within ten (10) business days of PubCo’s receipt of the Underwritten Demand, notify, in writing, all other Holders of Registrable Securities of such demand, and each such Holder who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Underwritten Offering pursuant to an Underwritten Demand (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Underwritten Offering, a “Requesting Holder”) shall so notify PubCo, in writing, within five (5) business days (two (2) business days if such offering is an overnight or bought Underwritten Offering) after the receipt by the Holder of the notice from PubCo, including the portion of the Registrable Securities held by such Holder to be included in such Underwritten Offering, or, in the case of a Block Trade, as provided in Section 2.4. Upon receipt by PubCo of any such written notification from a Requesting Holder(s), such Requesting Holder(s) shall be entitled to have their designated portion of Registrable Securities included in the Underwritten Offering pursuant to an Underwritten Demand. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Demanding Holders initiating the Underwritten Offering. Notwithstanding the foregoing, PubCo is not obligated to effect more than an aggregate of three (3) Underwritten Offerings pursuant to this subsection 2.1.3 and is not obligated to effect an Underwritten Offering pursuant to this subsection 2.1.3 within ninety (90) calendar days after the closing of an Underwritten Offering.

Exhibit A-7

2.1.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Offering pursuant to an Underwritten Demand, in good faith, advises PubCo, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other PubCo Ordinary Shares or other equity securities that PubCo desires to sell, and PubCo Ordinary Shares, if any, as to which inclusion has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then PubCo shall include in such Underwritten Offering, as follows: (a) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any), pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested to be included in such Underwritten Offering relative to the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Offering (such proportion is referred to herein as “Pro Rata”), that can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), PubCo Ordinary Shares or other equity securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b), PubCo Ordinary Shares or other equity securities of other persons or entities that PubCo is obligated to include pursuant to separate written contractual arrangements with such persons or entities and that can be sold without exceeding the Maximum Number of Securities.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. If PubCo proposes to (a) file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of PubCo (other than for the Holders), other than a Registration Statement filed in connection with (i) any employee stock option or other benefit plan, (ii) an exchange offer or offering of securities solely to PubCo’s existing stockholders, (iii) an offering of debt that is convertible into equity securities of PubCo, (iv) a dividend reinvestment plan or (v) for an exchange offer or offering of securities solely to PubCo’s existing shareholders or in connection with an acquisition of a business on Form F-4, or (b) consummate an Underwritten Offering for its own account or for the account of stockholders of PubCo (other than for the Holders in accordance with subsection 2.1.3), then PubCo shall give written notice of such proposed action to all of the Holders of Registrable Securities as soon as practicable (but in the case of filing a Registration Statement not less than twenty (20) calendar days before the anticipated filing date of such Registration Statement), which notice shall (i) describe the amount and type of securities to be included, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, and (ii) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within ten (10) business days in the case of filing a Registration Statement and five (5) business days in the case of an Underwritten Offering (unless such offering is an overnight or bought Underwritten Offering, then two (2) business days), in each case, after receipt of such written notice (or, in the case of a Block Trade, within two (2) business days) (such Registration a “Piggyback Registration”). PubCo shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of PubCo included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by PubCo (including with respect to the customary indemnification and contribution obligations of the Holders selling Registrable Securities).

Exhibit A-8

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises PubCo and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of PubCo Ordinary Shares that PubCo desires to sell, taken together with (a) PubCo Ordinary Shares, if any, as to which the Underwritten Offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (b) the Registrable Securities as to which inclusion has been requested pursuant to Section 2.2 hereof, and (c) PubCo Ordinary Shares, if any, as to which inclusion has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of PubCo, exceeds the Maximum Number of Securities, then:

(a) If the Underwritten Offering is undertaken for PubCo’s account, PubCo shall include in any such Underwritten Offering (i) first, the PubCo Ordinary Shares or other equity securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Holders exercising their rights to include their Registrable Securities pursuant to subsection 2.2.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), PubCo Ordinary Shares, if any, as to which inclusion has been requested pursuant to written contractual piggy-back registration rights of other stockholders of PubCo, which can be sold without exceeding the Maximum Number of Securities; and

(b) If the Underwritten Offering is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then PubCo shall include in any such Underwritten Offering (i) first, PubCo Ordinary Shares or other equity securities, if any, Pro Rata, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Holders exercising their rights to include their Registrable Securities pursuant to subsection 2.2.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), PubCo Ordinary Shares or other equity securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), PubCo Ordinary Shares or other equity securities for the account of other persons or entities that PubCo is obligated to include pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

Exhibit A-9

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to PubCo and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or the launch of the Underwritten Offering with respect to such Piggyback Registration. PubCo (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement or abandon an Underwritten Offering in connection with a Piggyback Registration at any time prior to the launch of such Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, PubCo shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Underwritten Offering effected pursuant to Section 2.2 hereof shall not be counted as an Underwritten Offering pursuant to an Underwritten Demand effected under Section 2.1 hereof.

2.3 Restrictions on Registration Rights. If (a) the Holders of Registrable Securities have requested an Underwritten Offering pursuant to an Underwritten Demand and PubCo and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offering; or (b) in the good faith judgment of the Board a Registration or Underwritten Offering would be seriously detrimental to PubCo and the Board concludes as a result that it is essential to defer the filing of the applicable Registration Statement or the undertaking of such Underwritten Offering at such time, then in each case PubCo shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to PubCo for such Registration Statement to be filed or to undertake such Underwritten Offering in the near future and that it is therefore essential to defer the filing of such Registration Statement or undertaking of such Underwritten Offering. In such event, PubCo shall have the right to defer such filing or offering for a period of not more than thirty (30) days; provided, however, that PubCo shall not defer its obligation in this manner more than once in any twelve (12)-month period.

2.4 Block Trades. Notwithstanding any other provision of this Article II, but subject to Sections 2.3 and 3.4, if the Holders desire to effect a Block Trade, then, notwithstanding any other time periods in this Article II, the Holders shall provide written notice to PubCo at least five (5) business days prior to the date such Block Trade will commence, and PubCo shall use its reasonable best efforts to facilitate such Block Trade as promptly as possible. The Holders shall use reasonable best efforts to work with PubCo and the Underwriters (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Block Trade) in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade and any related due diligence and comfort procedures. In the event of a Block Trade, and after consultation with PubCo, the Demanding Holders and the Requesting Holders (if any) shall determine the Maximum Number of Securities, the underwriter or underwriters and the share price of such offering.

Exhibit A-10

2.5 Waiver. Notwithstanding anything in this Agreement to the contrary, any Holder may notify PubCo of its election to waive any and all rights (i) to receive notice of an Underwritten Demand or Piggyback Registration as provided for in this Article II or (ii) to participate in any such Underwritten Offering or Piggyback Registration. As long as any such waiver remains outstanding and has not been rescinded in writing, PubCo agrees not to notify any such Holder of any Underwritten Demand or Piggyback Registration or provide any such Holder with any information relating thereto.

Article III
PUBCO Procedures

3.1 General Procedures. In connection with any Registration contemplated herein, PubCo shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto, PubCo shall, as promptly as possible:

3.1.1 prepare and file with the Commission within the timeframe required by Section 2.1.1 a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective within the timeframe required by Section 2.1.1 and remain effective, including filing a replacement Registration Statement, if necessary, until all Registrable Securities covered by such Registration Statement have been sold or are no longer outstanding (the “Effectiveness Period”);

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Holders of Registrable Securities or any Underwriter(s) of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by PubCo or by the Securities Act or rules and regulations thereunder, to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or are no longer outstanding;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriter(s), if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided, that PubCo will not have any obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system;

Exhibit A-11

3.1.4 prior to any Underwritten Offering of Registrable Securities, use its best efforts to (a) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and to keep such registration or qualification in effect for so long as such Registration Statement remains in effect and (b) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of PubCo, and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that PubCo shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by PubCo are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of any request by the Commission that PubCo amend or supplement such Registration Statement or Prospectus or the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to amend or supplement such Registration Statement or Prospectus or prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 during the Effectiveness Period, at least five (5) business days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel; provided, that PubCo will not have any obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system;

3.1.9 notify the Holders of Registrable Securities at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, or in the opinion of counsel for PubCo it is necessary to supplement or amend such Prospectus to comply with law, and then to correct such Misstatement or include such information as is necessary to comply with law, in each case as set forth in Section 3.4 hereof;

Exhibit A-12

3.1.10 permit a representative of the Holders of Registrable Securities (such representative to be selected by a majority of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause PubCo’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to PubCo, prior to the release or disclosure of any such information; and provided further, PubCo may not include the name of any Holder or Underwriter or any information regarding any Holder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder or Underwriter and providing each such Holder or Underwriter a reasonable amount of time to review and comment on such applicable document, which comments PubCo shall include unless contrary to applicable law;

3.1.11 obtain a “cold comfort” letter from PubCo’s independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter or its counsel may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letters, dated such date, of counsel representing PubCo for the purposes of such Registration, addressed to the Holders of such Registrable Securities, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion and negative assurance letters are being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders, it being understood that no negative assurance letter shall be provided by Cayman Islands counsel to PubCo;

3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14 otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission and to make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of PubCo’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15 make available for inspection, upon written request, by (i) the Holders whose Registrable Securities are included in such Registration Statement, (ii) any Underwriter participating in any disposition pursuant to such Registration Statement, and (iii) any attorney, accountant or other professional retained by any Holder whose Registrable Securities are included in such Registration Statement or by any Underwriter, all financial and other records, pertinent corporate documents and properties of PubCo, as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause PubCo’s officers and directors to supply all material information reasonably requested by any of them in connection with such Registration Statement;

Exhibit A-13

3.1.16 use its reasonable best efforts to make available senior executives of PubCo to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.17 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by, the Holders of Registrable Securities in connection with such Registration.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by PubCo. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering initiated by PubCo hereunder unless such person (a) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by PubCo and (b) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. PubCo will use its commercially reasonable efforts to ensure that no Underwriter shall require any Holder to make any representations or warranties to or agreements with PubCo or the Underwriters other than representations, warranties or agreements regarding such Holder and such Holder’s intended method of distribution and any other representation required by law, and if, despite the PubCo’s commercially reasonable efforts, an Underwriter requires any Holder to make additional representation or warranties to or agreements with such Underwriter, such Holder may elect not to participate in such Underwritten Offering (but shall not have any claims against PubCo as a result of such election). Any liability of such Holder to any Underwriter or other person under such underwriting agreement shall be limited to an amount equal to the proceeds (net of expenses and underwriting discounts and commissions) that it derives from such Underwritten Offering.

3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from PubCo that a Registration Statement or Prospectus contains a Misstatement, or in the opinion of counsel for PubCo it is necessary to supplement or amend such Prospectus to comply with law, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement or including the information counsel for PubCo believes to be necessary to comply with law (it being understood that PubCo hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice such that the Registration Statement or Prospectus, as so amended or supplemented, as applicable, will not include a Misstatement and complies with law), or until he, she or it is advised in writing by PubCo that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration or Underwritten Offering at any time would require PubCo to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to PubCo for reasons beyond PubCo’s control, PubCo may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) calendar days, determined in good faith by PubCo to be necessary for such purpose; provided, however, that PubCo shall not have the right to exercise the rights set forth in this Section 3.4 for more than 90 consecutive calendar days or more than 120 calendar days, in any such case, in any 12-month period. In the event PubCo exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. PubCo shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

Exhibit A-14

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, PubCo, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by PubCo after the date hereof pursuant to Section 13(a) or 15(d) of the Exchange Act. PubCo further covenants that it shall take such further action as any Holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder of Registrable Securities, PubCo shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

3.6 Transfer Restrictions.

3.6.1 Subject to the exceptions set forth herein, each Holder, severally and not jointly, covenants and agrees not to, during the Lock-Up Period, without the prior written consent of the board of directors of PubCo, (i) directly or indirectly, tender, transfer, grant, assign, offer, sell, contract to sell, hypothecate, pledge, make any short sale or otherwise dispose of (including by gift, tender or exchange offer, merger or operation of law), encumber, hedge or utilize a derivative to transfer the economic interest in (each a “Transfer”), or make a public announcement of any intention to effect any Transfer in, any Registrable Securities acquired by such Holder in connection with the transactions contemplated by the Business Combination Agreement (collectively, the “Lock-up Shares”); (ii) enter into any transactions that would have the same effect as the foregoing clause (i); or (iii) enter into any contracts, option, swap, hedge or other arrangement with respect to the Transfers of, in whole or in part, the economic consequences of ownership of any Lock-Up Shares, whether any of these transactions are to be settled by delivery of any such Lock-Up Shares, in cash or otherwise; provided, however, that the foregoing shall not apply to:

(a) Transfers to a partnership, limited liability company, corporation or other entity of which such Holder or its Immediate Family Members is the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(b) Transfers (A) by gift to any of such Holder’s Immediate Family Members; (B) to a family trust, established for the exclusive benefit of such Holder or any of such Holder’s equity holders or any of their respective Immediate Family Members; (C) by virtue of laws of descent and distribution, upon death of such Holder; or (D) pursuant to a qualified domestic relations order;

Exhibit A-15

(c) if such Holder is not a natural person, Transfers (A) to another person that is an Affiliate of the Holder, or to any investment fund or other entity Controlling, Controlled by, managing or managed by or under common Control with the Holder or its Affiliates or who shares a common investment advisor with the Holder; or (B) as part of a distribution to members, partners or shareholders of the Holder via dividend or share repurchase;

(d) if such Holder is not a natural person, Transfers by virtue of the Laws of the place of the Holder’s incorporation or establishment and the Holder’s Organizational Documents upon dissolution of the Holder;

(e) Transfers to a charitable or a charitable foundation controlled by the Holder, its equity holders or any of their respective Immediate Family Members;

(f) the exercise of any options or warrants to purchase PubCo Ordinary Shares (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis);

(g) in the case of the Listed Company Individual Holder, Transfers pledged in a bona fide transaction to third parties as collateral to secure obligations pursuant to lending or other arrangements between such third parties (or their affiliates or designees) and such Holder and/or its Affiliates or any similar arrangement relating to a financing arrangement for the benefit of such Holder, provided that such pledgee or other party shall not foreclose on the Lock-up Shares during the Lock-up Period (for the avoidance of doubt, no other Transfers to the pledgee shall be permitted other than pledging such Lock-Up Shares during the Lock-up Period);

(h) Transfers of PubCo Ordinary Shares or other securities convertible into or exercisable or exchangeable for PubCo Ordinary Shares, in each case acquired in open market transactions after the Closing; and

(i) Transfers in the event of completion of a liquidation, merger, exchange of shares or other similar transaction which results in all of PubCo’s shareholders having the right to exchange their PubCo Ordinary Shares for cash, securities or other property;

the transferee of each of the foregoing clauses (a) through (i) being a “Permitted Transferee”; provided further, however, that in the case of clauses (a) through (g), these Permitted Transferees shall enter into a written agreement, in substantially the form of this Section 3.6, agreeing to be bound by the restrictions on Transfer of Lock-Up Shares prior to such Transfer.

Exhibit A-16

3.6.2 PubCo shall not amend or waive the lock-up restrictions agreed with any of the Holders hereunder or otherwise release any Holder from such lock-up restrictions as provided in this Agreement, unless PubCo extends such amendment, waiver and/or release to all other Holders which are party hereto. PubCo shall provide at least ten (10) business days’ advance written notice to all Holders which are party hereto of any such amendment or waiver.

3.6.3 Each Holder hereby represents and warrants that it now has and, except as contemplated by Section 3.6, for the duration of the Lock-Up Period will have good and marketable title to its Lock-Up Shares, free and clear of all liens, encumbrances, and claims that could impact the ability of such Holder to comply with the restrictions set forth in this Section 3.6. Each Holder agrees and consents to the entry of stop transfer instructions with PubCo’s transfer agent and registrar against the transfer of any Lock-Up Shares during the Lock-Up Period.

Article IV
Indemnification and Contribution

4.1 Indemnification.

4.1.1 PubCo agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) (the “Holder Indemnified Parties”) against all losses, claims, actions, damages, liabilities and expenses (including reasonable attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, except insofar as the same are caused by or contained in any information furnished in writing to PubCo by such Holder expressly for use therein. PubCo shall promptly reimburse the Holder Indemnified Parties for any legal and any other expenses reasonably incurred by such Holder Indemnified Party in connection with investigating and defending any such losses, judgments, claims, actions, damages, liabilities or expenses. PubCo shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement for a Registration in which a Holder of Registrable Securities is participating, such Holder shall furnish to PubCo in writing such information and affidavits as PubCo reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall, severally and not jointly, indemnify PubCo, its directors and officers and agents, and each other Holder and its respective partners, directors, officers, employees and agents, and each person who controls PubCo or any other Holder (within the meaning of the Securities Act or Exchange Act, as applicable) against any losses, claims, actions, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their partners, officers, directors, employees and agents, and each person who controls such Underwriters (within the meaning of the Securities Act or Exchange Act, as applicable) to the same extent as provided in the foregoing with respect to indemnification of PubCo.

Exhibit A-17

4.1.3 Any person entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (b) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim or there may be reasonable defenses available to the indemnified party that are different from or in addition to those available to the indemnifying party, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any partner, officer, director, employee, agent, or controlling person of such indemnified party, as applicable, and shall survive the transfer of securities. PubCo and each Holder of Registrable Securities participating in an offering also hereby agree to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event PubCo’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is determined by a court of competent jurisdiction to be unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall to the extent permitted by law contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by a court of law by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability (after payment of any underwriting fees, discounts, commissions, or taxes). The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

Exhibit A-18

Article V
Miscellaneous

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (a) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivery in person or by courier service providing evidence of delivery, or (c) transmission by hand delivery, facsimile or email. Each notice or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, facsimile or email, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to PubCo, to: [___] and, if to any Holder, to the address of such Holder as it appears in the applicable register for Registrable Securities or such other address as may be designated in writing by such Holder (including on the signature pages hereto). Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of PubCo hereunder may not be assigned or delegated by PubCo in whole or in part.

5.2.2 Prior to the expiration of the Lock-Up Period for a Holder, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee in accordance with subsection 3.6.1.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the applicable Holders, which shall include Permitted Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate PubCo unless and until PubCo shall have received (a) written notice of such assignment as provided in Section 5.1 hereof and (b) the written agreement of the assignee, in a form reasonably satisfactory to PubCo, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed and delivered (including executed manually or electronically via DocuSign or other similar services and delivered by portable document format (pdf) transmission) in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

Exhibit A-19

5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THE AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK IN THE STATE OF NEW YORK. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.5 Amendments and Modifications. Upon the written consent of PubCo and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the Registrable Securities, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or PubCo and any other party hereto or any failure or delay on the part of a Holder or PubCo in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or PubCo. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.6 Legend Removal. If a Holder holds Registrable Securities that are eligible to be sold without restriction under Rule 144 under the Securities Act (other than the restriction set forth under Rule 144(i)) or pursuant to an effective Registration Statement, then, at such Holder’s request, accompanied by such additional representations and other documents as PubCo shall reasonably request, PubCo shall cause PubCo’s transfer agent to remove any restrictive legend set forth on the Registrable Securities held by such Holder in connection with any sale of such Registrable Securities pursuant to Rule 144 or the effective Registration Statement, as applicable (including, if required by PubCo’s transfer agent, by delivering to PubCo’s transfer agent a direction letter and opinion of counsel). Promptly following the expiration of the Lock-Up Period, PubCo shall cause its transfer agent to remove the restrictive legend limiting the transfer of such Lock-Up Shares pursuant to Section 3.6 hereof.

5.7 Remedies Cumulative. In the event that PubCo fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Holders may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

Exhibit A-20

5.8 Other Registration Rights. PubCo represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require PubCo to register any securities of PubCo for sale or to include such securities of PubCo in any Registration filed by PubCo for the sale of securities for its own account or for the account of any other person. Further, PubCo represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail. From and after the date of this Agreement, PubCo shall not, without the approval of the Holders of a majority-in-interest of the Registrable Securities, enter into any agreement with any holder or prospective holder of any Registrable Securities that would grant such holder or prospective holder any registration rights more favorable in any material respect than those rights granted pursuant to this Agreement.

5.9 Term. This Agreement shall terminate upon the earlier of (a) the tenth anniversary of the date of this Agreement or (b) the date as of which the Holders cease to hold any Registrable Securities. The provisions of Section 3.5, Article IV and Article V shall survive any termination in accordance with their terms.

5.10 Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

[SIGNATURE PAGES FOLLOW]

Exhibit A-21

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

PUBCO:

[___]

By:
Name:
Title:

Exhibit A-22

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

SPONSOR:

Hennessy Capital Partners VI LLC

By:
Name:
Title:

Exhibit A-23

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

SPAC:

[___] (f/k/a Hennessy Capital Investment Corp. VI)

By:
Name:
Title:

Exhibit A-24

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

HOLDER:

[●]

By:
Name:
Title:

Exhibit A-25

EXHIBIT A

SPAC HOLDERS

●	[___]
●	[___]
●	[___]

Exhibit A-26

EXHIBIT B

COMPANY INDIVIDUAL HOLDERS

●	[___]
●	[___]
●	[___]

Exhibit A-27

EXHIBIT C

COMPANY HOLDER

●	[___]

Exhibit A-28

EXHIBIT D

LISTED COMPANY INDIVIDUAL HOLDER

●	Mzilikazi Godfrey Khumalo

Exhibit A-29

EXHIBIT B

Form of PubCo A&R Charter

[Attached]

Final Form

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

Namib Minerals

(Adopted by a Special Resolution passed on [___] and effective on [___])

Exhibit B-1

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

Namib Minerals

(Adopted by a Special Resolution passed on [___] and effective on [___])

1	The name of the Company is Namib Minerals

2	The Registered Office of the Company shall be at the offices of Appleby Global Services, 71 Fort Street, PO Box 500, Grand Cayman, KY1-1106, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The liability of each Member is limited to the amount unpaid on such Member’s shares.

5	The share capital of the Company is US$50,000 divided into 500,000,000 ordinary shares with a par value of US$0.0001 each.

6	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7	Capitalised terms that are not defined in this Second Amended and Restated Memorandum of Association bear the respective meanings given to them in the Second Amended and Restated Articles of Association of the Company.

Exhibit B-2

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

Namib Minerals

(Adopted by a Special Resolution passed on [__] and effective on [___])

1	Interpretation

1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Applicable Law”	means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

“Articles”	means these second amended and restated articles of association of the Company as amended, restated, supplemented and/or otherwise modified from time to time.

“Audit Committee”	means the audit committee of the Board established pursuant to the Articles, or any successor committee.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Board”	means the board of Directors of the Company, from time to time.

“clearing house”	a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Company”	means the above named company.

Exhibit B-3

“Compensation Committee”	means the compensation committee of the Board established pursuant to the Articles, or any successor committee.

“Communication Facilities”	means video, video-conferencing, internet or online conferencing applications, telephone or tele-conferencing and/or any other video-communication, internet or online conferencing application or telecommunications facilities by means of which all Persons participating in a meeting are capable of hearing and be heard by each other.

“Designated Stock Exchange”	means any national securities exchange in the United States or automated quotation system on which the Company’s securities are listed for trading, including but not limited to the Nasdaq Stock Market.

“Directors”	means the directors for the time being of the Company, including Independent Directors.

“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

“Electronic Means”	means sending or otherwise making the communication available to the intended recipients in electronic format.

“Electronic Record”	has the same meaning as in the Electronic Transactions Act.

“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands.

“Independent Director”	means a Director who is an independent director as defined in the Designated Stock Exchange Rules as determined by the Board.

“Nominating and Corporate Governance Committee”	means the nominating and corporate governance committee of the Board established pursuant to the Articles, or any successor committee.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the second amended and restated memorandum of association of the Company as amended, restated, supplemented and/or otherwise modified from time to time.

Exhibit B-4

“Ordinary Resolution”	means a resolution of a general meeting, at which a quorum is present, passed by a simple majority of the votes cast by, or on behalf of, the Members entitled to vote thereon in person or by proxy, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“ Ordinary Share”	means an ordinary share of a par value of US$0.0001 in the share capital of the Company, designated as an Ordinary Share and having the rights provided for in these Articles.

“Person”	shall mean any natural person, firm, company, joint venture, partnership, exempted limited partnership, corporation, exempted company, limited liability company, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires.

“Present”

shall mean, in respect of any Person, such Person’s presence at a general meeting of members, which may be satisfied by means of such Person or, if a corporation or other non-natural Person, its duly authorised representative (or, in the case of any member, a proxy which has been validly appointed by such member in accordance with these Articles), being:

(a)           physically present at the meeting; or

(b)          in the case of any meeting at which Communication Facilities are permitted in accordance with these Articles connected by means of the use of such Communication Facilities.

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“SEC”	means the United States Securities and Exchange Commission.

Exhibit B-5

“Share”	means any share in the capital of the Company, including the Ordinary Shares and includes a fraction of a share in the Company.

“signed”	means a signature or representation of a signature affixed by mechanical means or an electronic symbol or process attached to or logically associated with an electronic communication and executed or adopted by a person with the intent to sign the electronic communication.

“Special Resolution”	has the same meaning as in the Statute, and includes a unanimous written resolution.

“Statute”	means the Companies Act (As Revised) of the Cayman Islands, including any statutory modification or re-enactment thereof for the time being in force.

“Tax Filing Authorised Person”	means such person as any director shall designate from time to time, acting severally.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

Exhibit B-6

(h)	the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;

(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)	any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l)	sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(m)	the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3	Issue of Shares and other Securities

3.1	Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting), these Articles and, where applicable, the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may, in their absolute discretion and without approval of the holders of Ordinary Shares, allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend or other distribution, voting, return of capital or otherwise, any or all of which may be greater than the powers and rights associated with the Ordinary Shares, to such persons, at such times and on such other terms as they think proper, which shall be conclusively evidenced by their approval of the terms thereof, and may also (subject to the Statute and these Articles) vary such rights.

Exhibit B-7

3.2	Without limitation to the preceding Article, the Directors may so deal with the unissued Shares: (a) either at a premium or at par; or (b) with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise.

3.3	Without limitation to the two preceding Articles, the Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

3.4	The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.5	The Company may issue units of securities in the Company, which may be comprised of Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, on such terms and conditions as the directors may decide.

The Company shall not issue Shares in bearer form and shall only issue Shares as fully paid.

4	Ordinary Shares

4.1	The holders of the Ordinary Shares shall be:

(a)	entitled to Dividends in accordance with the relevant provisions of these Articles;

(b)	entitled to and are subject to the provisions in relation to winding up of the Company provided for in these Articles;

(c)	entitled to attend general meetings of the Company and shall be entitled to one vote for each Ordinary Share registered in his or her name in the Register of Members, both in accordance with the relevant provisions of these Articles.

4.2	All Ordinary Shares shall rank pari passu with each other in all respects.

5	Register of Members

5.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute, provided that for so long as the securities of the Company are listed for trading on the Designated Stock Exchange, title to such securities may be evidenced and transferred in accordance with the laws applicable to and the rules and regulations of the Designated Stock Exchange.

5.2	The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

Exhibit B-8

6	Annual Return

6.1	The Directors in each calendar year shall prepare or cause to be prepared an annual return and declaration setting forth the particulars required by the Statute and shall deliver a copy thereof to the registrar of companies for the Cayman Islands.

7	Closing Register of Members or Fixing Record Date

7.1	For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty (40) days.

7.2	In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

7.3	If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

8	Certificates for Shares

8.1	A Member shall only be entitled to a Share certificate if the Directors resolve that Share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued under seal or executed in such other manner as the Directors determine. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and subject to the Articles no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled. Every certificate shall bear legends required under the Applicable Law, including the U.S. Securities Act of 1933, as amended.

Exhibit B-9

8.2	The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

8.3	If a Share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

8.4	Every Share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any Share certificate lost or delayed in the course of delivery.

8.5	Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

9	Transfer of Shares

9.1	Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options, warrants or units issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such right, option, warrant or unit.

9.2	The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a clearing house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

10	Redemption, Repurchase and Surrender of Shares

10.1	Subject to the provisions, if any, in these Articles, the Memorandum, Applicable Law, including the Statute, and the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may:

(a)	issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Member on such terms and in such manner as the Directors may, before the issue of such Shares, determine; and

Exhibit B-10

(b)	repurchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member, provided that the manner of repurchase is in accordance with any applicable requirements imposed from time to time by the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law;

10.2	For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in the Article above shall not require further approval of the Members.

10.3	The Company may make a payment in respect of the redemption or repurchase of its own Shares in any manner permitted by the Statute, including out of capital.

10.4	The Directors may accept the surrender for no consideration of any fully paid Share.

10.5	Upon the date of redemption or repurchase of a Share: (a) the Member holding that Share shall cease to be entitled to any rights in respect of the Share other than the right to receive: (i) the price for the Share; and (ii) any dividend declared in respect of the Share prior to the date of redemption or repurchase; (b) the Member’s name shall be removed from the register of Members with respect to the Share; and (c) the Share shall be cancelled or held as a Treasury Share, as the Directors may determine.

10.6	For the purpose of Article 10.5, the date of redemption or repurchase is the date when the Member’s name is removed from the register of Members with respect to the Shares the subject of the redemption or repurchase.

11	Treasury Shares

11.1	Subject to the relevant provisions of the Memorandum, Articles and the Statute being complied with, the Directors may, prior to the repurchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

11.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

11.3	No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to Members on a winding up) may be made to the Company in respect of a Treasury Share.

11.4	The Company shall be entered in the register of Members as the holder of the Treasury Shares. However: (a) the Company shall not be treated as a Member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void; and (b) a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued Shares at any given time, whether for the purposes of these Articles or the Statute.

Exhibit B-11

11.5	Treasury Shares may be disposed of by the Company in accordance with the Statute and otherwise on such terms and conditions as the Directors determine.

12	Variation of Rights of Shares

12.1	If at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds (2/3) of the issued Shares of that class, or with the sanction of a Special Resolution passed at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third (1/3) of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

12.2	For the purposes of a separate class meeting, the Directors may treat two (2) or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

12.3	The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

13	Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of that person subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

14	Non Recognition of Trusts

Except as required by Applicable Law, the Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

Exhibit B-12

15	Lien on Shares

15.1	The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or their estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

15.2	The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen (14) clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold. To the maximum extent permitted by Applicable Law, the Directors shall incur no personal liability to the Member concerned in respect of the sale.

15.3	To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or their nominee shall be registered as the holder of the Shares comprised in any such transfer, and they shall not be bound to see to the application of the purchase money, nor shall their title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

15.4	On a sale pursuant to the preceding Articles: (a) the name of the Member concerned shall be removed from the register of Members as the holder of those Shares subject to a lien; and (b) that person shall deliver to the Company for cancellation the certificate (if any) for such Shares.

15.5	The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

16	Call on Shares

16.1	Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen (14) clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon them notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

Exhibit B-13

16.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

16.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

16.4	If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

16.5	An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

16.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

16.7	The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by that Member, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

16.8	No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

17	Forfeiture of Shares

17.1	If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen (14) clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

17.2	If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

17.3	A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

Exhibit B-14

17.4	A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by that person to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but that person’s liability shall cease if and when the Company shall have received payment in full of all monies due and payable by them in respect of those Shares.

17.5	A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall their title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

17.6	The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

18	Transmission of Shares

18.1	If a Member dies the survivor or survivors (where they were a joint holder) or their legal personal representatives (where they were a sole holder), shall be the only persons recognised by the Company as having any title to the deceased Member’s Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which the Member was a joint or sole holder.

18.2	Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by that person to the Company, either to become the holder of such Share or to have some person nominated by them registered as the holder of such Share. If they elect to have another person registered as the holder of such Share they shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before their death or bankruptcy or liquidation or dissolution, as the case may be. A person registered as a Member by reason of the death or bankruptcy of another Member shall indemnify the Company and the Directors against any loss or damage suffered by the Company or the Directors as a result of that registration.

Exhibit B-15

18.3	A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which they would be entitled if they were the holder of such Share. However, they shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered or to have some person nominated by them registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before their death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety (90) days of being received or deemed to be received (as determined pursuant to the Articles) the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

19	Amendments of Memorandum and Articles of Association and Alteration of Capital

19.1	Subject to these Articles and to the fullest extent permitted by Statute, the Company may from time to time by Ordinary Resolution increase its share capital by such sum, to be divided into Shares of such classes and amount, as such Ordinary Resolution shall prescribe and amend its Memorandum for that purpose.

19.2	Subject to these Articles and to the fullest extent permitted by Statute, the Company may by Ordinary Resolution do any of the following and amend its Memorandum for that purpose:

(a)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares, provided that any fractions of a Share that result from such a consolidation or division of its share capital shall be automatically repurchased by the Company at (i) the market price on the date of such consolidation or division, in the case of any Shares listed on a Designated Stock Exchange or (ii) a price to be agreed between the Company and the applicable Member in the case of any Shares not listed on a Designated Stock Exchange;

(b)	sub-divide its existing Shares, or any of them into Shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived;

(c)	divide Shares into multiple classes; and

(d)	cancel any Shares which, at the date of the passing of that Ordinary Resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

19.3	All new Shares created hereunder shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

Exhibit B-16

19.4	Subject to the provisions of the Statute, to any rights for the time being conferred on the Members holding a particular class of Shares and the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to the Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital in any way or any capital redemption reserve fund.

20	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

21	General Meetings

21.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

21.2	The Company may, but shall not (unless required by the Designated Stock Exchange Rules, the SEC and/or any other competent authority or otherwise under Applicable Law), be obligated to, hold a general meeting as its annual general meeting each year, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall approve. At these meetings the report of the Directors (if any) shall be presented.

21.3	The Directors, the chief executive officer or the chairperson of the Board may call general meetings, and, for the avoidance of doubt, Members shall not have the ability to call general meetings.

21.4	The Directors shall on a Members’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.

21.5	A Members’ requisition is a requisition of Members holding at the date of deposit of the requisition not less than fifty per cent (50%) in par value of the issued Shares which as at that date carry the right to vote at general meetings of the Company.

21.6	The Members’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

Exhibit B-17

21.7	If there are no Directors as at the date of the deposit of the Members’ requisition or if the Directors do not within twenty-one (21) days from the date of the deposit of the Members’ requisition duly proceed to convene a general meeting to be held within a further twenty-one (21) days, the requisitionists, or any of them representing more than one-half (1/2) of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three (3) months after the expiration of the said twenty-one (21) day period.

21.8	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

21.9	The Directors may make Communication Facilities available for a specific general meeting or all general meetings of the Company so that members and other participants may attend and participate at such general meetings by means of such Communication Facilities.

21.10	The notice of any general meeting at which Communication Facilities will be utilised must disclose the Communication Facilities that will be utilised, including the procedures to be followed by any member or other participant of the general meeting who wishes to utilise such Communication Facilities for the purpose of attending, participating and voting at such meeting.

22	Notice of General Meetings

22.1	At least five (5) clear days’ notice shall be given of any general meeting. Every notice shall specify: (a) the place, the day and the hour of the meeting, (b) if the meeting is to be held in two or more places, the technology that will be used to facilitate the meeting, (c) subject to paragraph (d) and the requirements of (to the extent applicable) the Designated Stock Exchange Rules, the general nature of the business to be conducted at the general meeting; and (d) if a resolution is proposed as a Special Resolution, the text of that resolution. In each notice there shall appear with reasonable prominence the following statements:

(a)	that a Member who is entitled to attend and vote is entitled to appoint one or more proxies to attend and vote instead of that Member; and

(b)	that a proxyholder need not be a Member.

22.2	Whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote at the meeting; and

(b)	in the case of an extraordinary general meeting, by all of the Members having a right to attend and vote at the meeting.

Exhibit B-18

22.3	The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

23	Proceedings at General Meetings

23.1	No business shall be transacted at any general meeting unless a quorum is Present. Except as otherwise provided in these Articles, a quorum shall be the presence, in person or by proxy, of one or more Persons holding at least one-third (1/3) of the issued Shares which confer the right to attend and vote thereat.

23.2	A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

23.3	A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held. The Directors may determine the manner in which written resolutions shall be put to Members. In particular, they may provide, in the form of any written resolution, for each Member to indicate, out of the number of votes the Member would have been entitled to cast at a meeting to consider the resolution, how many votes he wishes to cast in favour of the resolution and how many against the resolution or to be treated as abstentions.

23.4	If a quorum is not Present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be Present, the meeting, if convened upon a Members’ requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not Present within half an hour from the time appointed for the meeting to commence, the Members Present shall be a quorum.

23.5	The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairperson of a general meeting of the Company or, if the Directors do not make any such appointment, the chairperson, if any, of the Board shall preside as chairperson at such general meeting. If there is no such chairperson, or if the chairperson shall not be Present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors Present shall elect one of their number to be chairperson of the meeting.

23.6	If no Director is willing to act as chairperson or if no Director is Present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairperson of the meeting.

Exhibit B-19

23.7	The chairperson of any general meeting shall be entitled to attend and participate at such general meeting by means of Communication Facilities, and to act as the chairperson, in which event, if the Communication Facilities are interrupted or fail for any reason to enable the chairperson to hear and be heard by all other Persons attending and participating at the meeting, then the other Directors Present at the meeting shall choose another Director Present to act as chairperson of the meeting for the remainder of the meeting; provided that (i) if no other Director is Present at the meeting, or (ii) if all the Directors Present decline to take the chair, then the meeting shall be automatically adjourned to the same day in the next week and at such time and place as shall be decided by the Board.

23.8	The chairperson may, with the consent of a meeting at which a quorum is Present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

23.9	When a general meeting is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

23.10	If a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

23.11	When a general meeting is postponed for thirty (30) days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

23.12	A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands, the chairperson demands a poll, or any other Member or Members collectively Present and holding at least ten per cent (10%) in par value of the Shares giving a right to attend and vote at the meeting demand a poll.

23.13	Unless a poll is duly demanded and the demand is not withdrawn a declaration by the chairperson that a resolution has been carried or carried unanimously, or by a particular majority, or lost or not carried by a particular majority, an entry to that effect in the minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

23.14	The demand for a poll may be withdrawn.

Exhibit B-20

23.15	Except on a poll demanded on the election of a chairperson or on a question of adjournment, a poll shall be taken as the chairperson directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

23.16	A poll demanded on the election of a chairperson or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairperson of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

23.17	In the case of an equality of votes, whether on a show of hands or on a poll, the chairperson shall be entitled to a second or casting vote.

24	Votes of Members

24.1	Subject to any rights or restrictions attached to any Shares, on a show of hands every Member who is Present, shall have one vote and on a poll every Member Present in any such manner shall have one vote for every Share of which they are the holder.

24.2	In the case of joint holders, the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

24.3	A Member in respect of whom an order has been made by any court having jurisdiction (whether in the Cayman Islands or elsewhere) in matters concerning mental disorder may vote, whether on a show of hands or on a poll, by their committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

24.4	No person shall be entitled to vote at any general meeting unless they are registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by them in respect of Shares have been paid.

24.5	No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairperson whose decision shall be final and conclusive.

24.6	On a poll or on a show of hands votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall state which proxy is entitled to vote on a show of hands and shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

Exhibit B-21

24.7	On a poll, a Member holding more than one Share need not cast the votes in respect of their Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing the proxy, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which they are appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which they are appointed.

25	Proxies

25.1	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of their attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

25.2	The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

25.3	The chairperson may in any event at their discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairperson, shall be invalid.

25.4	The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

25.5	Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

26	Corporate Members

26.1	Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which they represent as the corporation could exercise if it were an individual Member.

Exhibit B-22

26.2	A corporate Member wishing to act by a duly authorised representative must identify that person to the Company by notice in writing. The authorisation may be for any period of time, and must be delivered to the Company before the commencement of the meeting at which it is first used. The Directors of the Company may require the production of any evidence which they consider necessary to determine the validity of the notice.

26.3	A corporate Member may revoke the appointment of a duly authorised representative at any time by notice to the Company; but such revocation will not affect the validity of any acts carried out by the duly authorised representative before the Directors of the Company had actual notice of the revocation.

26.4	If a clearing house (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the clearing house (or its nominee(s)) as if such person was the registered holder of such Shares held by the clearing house (or its nominee(s)).

27	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

28	Directors

28.1	There shall be a Board consisting of not less than one person (exclusive of alternate Directors) provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors. There is no age limit for Directors save that they must be at least eighteen years of age.

28.2	The Directors shall be divided into three classes: Class I, Class II and Class III. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing Directors shall by resolution classify themselves as Class I, Class II or Class III Directors. The Class I Directors shall stand elected for a term expiring at the Company’s first annual general meeting after the adoption of the Articles, the Class II Directors shall stand elected for a term expiring at the Company’s second annual general meeting after the adoption of the Articles and the Class III Directors shall stand elected for a term expiring at the Company’s third annual general meeting after the adoption of the Articles. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third (3rd) succeeding annual general meeting after their election. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A Director elected to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until their successor shall have been elected and qualified.

Exhibit B-23

28.3	The Directors by the affirmative vote of a simple majority of the remaining Directors present and voting at a meeting of the Directors, even if less than a quorum, shall have the power from time to time and at any time to appoint any person as a Director to fill a casual vacancy on the Board or as an addition to the existing Board, subject to these Articles, the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law. A Director appointed to fill a vacancy in accordance with this Article shall be of the same Class of Director as the Director he or she replaced and the term of such appointment shall terminate in accordance with that Class of Director. Any Director so appointed shall hold office until the expiration of his or her term, until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal.

28.4	The Directors may, from time to time, and except as required by the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law, adopt, institute, amend, modify or revoke the corporate governance policies or initiatives, which shall be intended to set forth the policies of the Company and the Directors on various corporate governance related matters, as the Directors shall determine by resolution from time to time.

28.5	For so long as Shares are listed on a Designated Stock Exchange, the Directors shall include at least such number of Independent Directors as Applicable Law or the rules and regulations of the Designated Stock Exchange require, subject to applicable phase-in rules of the Designated Stock Exchange rules or regulations or the Designated Stock Exchange Rules, as determined by the Board.

29	Powers of Directors

29.1	Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

29.2	All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

29.3	The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to their surviving spouse, civil partner or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

Exhibit B-24

29.4	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party. The Company shall not be treated as having recognised any such security interest unless it has so agreed in writing with the secured party.

30	Appointment and Removal of Directors

30.1	The Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

30.2	The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

31	Vacation of Office of Director

Without prejudice to the provisions in these Articles for retirement (by rotation or otherwise), the office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that they resign the office of Director; or

(b)	the Director is absent (for the avoidance of doubt, without being represented by proxy or an alternate Director appointed by them) from three (3) consecutive meetings of the Board without special leave of absence from the Directors, and the Directors pass a resolution that they have by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with their creditors generally; or

(d)	is prohibited by Applicable Law or the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law from being a director; or

(e)	the Director is found to be or becomes of unsound mind; or

(f)	all of the other Directors (being not less than two (2) in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

Exhibit B-25

32	Proceedings of Directors

32.1	The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be two if there are two (2) or more Directors, and shall be one if there is only one Director. A person who holds office as an alternate Director shall, if their appointor is not present, be counted in the quorum. A Director who also acts as an alternate Director shall, if their appointor is not present, count twice towards the quorum.

32.2	Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairperson shall have a second or casting vote. A Director who is also an alternate Director shall be entitled in the absence of their appointor to a separate vote on behalf of their appointor in addition to their own vote.

32.3	A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairperson is located at the start of the meeting.

32.4	Unless required otherwise by the rules and regulations of the Designated Stock Exchange, a resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution (an alternate Director being entitled to sign such a resolution on behalf of their appointor and if such alternate Director is also a Director, being entitled to sign such resolution both on behalf of their appointer and in their capacity as a Director) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

32.5	A Director or alternate Director may, or other officer of the Company on the direction of a Director or alternate Director shall, call a meeting of the Directors by at least two (2) days’ notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

32.6	The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

Exhibit B-26

32.7	The Directors may elect a chairperson of the Board and determine the period for which they are to hold office; but if no such chairperson is elected, or if at any meeting the chairperson is not present within five (5) minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairperson of the meeting.

32.8	All acts done by any meeting of the Directors or of a committee of the Directors (including any person acting as an alternate Director) shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director or alternate Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director or alternate Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

32.9	A Director but not an alternate Director may be represented at any meetings of the Board by a proxy appointed in writing by that Director. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

33	Presumption of Assent

A Director or alternate Director who is present at a meeting of the Board at which action on any Company matter is taken shall be presumed to have assented to the action taken unless their dissent shall be entered in the minutes of the meeting or unless they shall file their written dissent from such action with the person acting as the chairperson or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director or alternate Director who voted in favour of such action.

34	Directors’ Interests

34.1	A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with their office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

34.2	A Director or alternate Director may act on their own or by, through or on behalf of their firm in a professional capacity for the Company and they or their firm shall be entitled to remuneration for professional services as if they were not a Director or alternate Director.

34.3	A Director or alternate Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by them as a director or officer of, or from their interest in, such other company.

Exhibit B-27

34.4	No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director or alternate Director holding office or of the fiduciary relationship thereby established. A Director (or their alternate Director in their absence) shall be entitled to vote on, and be counted in the quorum in relation to, any resolution of the Directors in respect of any contract or transaction in which they are interested, provided that the relevant Director (or alternate Director) has disclosed the nature and extent of his or her interest in any such contract or transaction to the Board prior to any vote thereon.

34.5	A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which they have an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

35	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors or alternate Directors present at each meeting.

36	Delegation of Directors’ Powers

36.1	The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors. They may also delegate to any managing director or any Director holding any other executive office such of their powers, authorities and discretions as they consider desirable to be exercised by that Director, provided that an alternate Director may not act as managing director and the appointment of a managing director shall be revoked forthwith if they cease to be a Director. Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

36.2	The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

Exhibit B-28

36.3	The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committees consisting of such member or members of their body as they think fit (including, without limitation, the Audit Committee, and the Compensation Committee and the Nominating and Corporate Governance Committee); provided that any committee so formed shall include amongst its members at least two (2) Directors unless otherwise required by the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law. No committee shall have the power of authority to (a) recommend to the Members an amendment of these Articles (except that a committee may, to the extent authorised in the resolution or resolutions providing for the issuance of Shares adopted by the Directors as provided under the laws of the Cayman Islands, fix the designations and any of the preferences or rights of such Shares relating to Dividends, redemption, dissolution, any distribution of assets of the Company or the conversion into, or the exchange of such Shares for, Shares of any other class or classes or any other series of the same or any other class or classes of Shares); (b) adopt an agreement of merger or consolidation; (c) recommend to the Members the sale, lease or exchange of all or substantially all of the Company’s property and assets; (d) recommend to the Members a dissolution of the Company or a revocation of a dissolution; (e) recommend to the Members an amendment of the Memorandum; or (f) declare a Dividend or authorise the issuance of Shares unless the resolution establishing such committee (or the charter of such committee approved by the Directors) or the Memorandum or these Articles so provide. Any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors. The Directors may also delegate to any Director holding any executive office such of their powers as they consider desirable to be exercised by him or her. Any such delegation may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers, and may be revoked or altered.

36.4	The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

36.5	The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in them.

36.6	The Directors may adopt formal written charters for committees and, if so adopted, shall review and assess the adequacy of such formal written charters on an annual basis. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law). For so long as any class of Shares is listed on the Designated Stock Exchange, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee shall be made up of such number of “independent directors” as is required from time to time by the rules and regulations of the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law.

Exhibit B-29

36.7	The Directors may appoint such officers of the Company (including, for the avoidance of doubt and without limitation, any chief executive officer, president, chief operating officer, chief financial officer, vice presidents, secretary, assistance secretaries, treasurer or any other officers) as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of their appointment an officer of the Company may be removed by resolution of the Directors or Members. An officer of the Company may vacate their office at any time if they give notice in writing to the Company that they resign their office.

36.8	The Directors may elect, by the affirmative vote of a majority of the Directors then in office, a chairperson. The chairperson of the Board may be a director or an officer of the Company. Subject to the provisions of these Articles and the direction of the Directors, the chairperson of the Board shall perform all duties and have all powers which are commonly incident to the position of a chairperson of a board or which are delegated to him or her by the Directors, preside at all general meetings and meetings of the Directors at which he or she is present and have such powers and perform such duties as the Directors may from time to time prescribe.

37	Alternate Directors

37.1	Any Director (but not an alternate Director) may by writing appoint any other Director, or any other person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by them.

37.2	An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which their appointor is a member, to attend and vote at every such meeting at which the Director appointing them is not personally present, to sign any written resolution of the Directors, and generally to perform all the functions of their appointor as a Director in their absence.

37.3	An alternate Director shall cease to be an alternate Director if (a) their appointor ceases to be a Director, (b) the Director who appointed him revokes his appointment by notice delivered to the Board or to the registered office of the Company or in any other manner approved by the Board, or (c) in any event happens in relation to him which, if he were a Director of the Company, would cause his office as Director to be vacated.

Exhibit B-30

37.4	Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

37.5	Subject to the provisions of the Articles, an alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for their own acts and defaults and shall not be deemed to be the agent of the Director appointing them.

38	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

39	Remuneration of Directors

39.1	The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

39.2	The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond that Director’s ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to their remuneration as a Director.

40	Seal

40.1	The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer of the Company or other person appointed by the Directors for the purpose.

40.2	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

40.3	A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over their signature alone to any document of the Company required to be authenticated by them under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

Exhibit B-31

41	Dividends, Distributions and Reserve

41.1	Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

41.2	The Directors may, before recommending or declaring any Dividend, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors be applicable for meeting contingencies, or for equalising Dividends or for any other purpose to which those funds be properly applied and pending such application may, at the like discretion, either be employed in the business of the Company or be invested in such investments (other than Shares) as the Directors may from time to time think fit. The Directors shall establish an account to be called the “Share Premium Account” and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share. Unless otherwise provided by the provisions of these Articles, the Directors may apply the share premium account in any manner permitted by the Statute and the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law. The Company shall at all times comply with the provisions of these Articles, the Statute and the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law in relation to the share premium account.

41.3	Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

41.4	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by the Member to the Company on account of calls or otherwise.

41.5	The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of Shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

Exhibit B-32

41.6	Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

41.7	The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

41.8	Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two (2) or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

41.9	No Dividend or other distribution shall bear interest against the Company.

41.10	Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six (6) months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six (6) years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

42	Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

Exhibit B-33

43	Untraceable Members

43.1	The Company shall be entitled to sell any Shares of a Member or the Shares to which a person is entitled by virtue of transmission on death or bankruptcy or operation of law if and provided that:

(a)	all cheques or warrants, not being less than three (3) in number, for any sums payable in cash to the holder of such Shares have remained uncashed for a period of twelve (12) years;

(b)	the Company has not during that time or before the expiry of the three (3)-month period referred to Article 41.1(d) received any indication of the whereabouts or existence of the Member or person entitled to such Shares by death, bankruptcy or operation of law;

(c)	during the twelve (12)-year period, at least three (3) Dividends in respect of the Shares in question have become payable and no Dividend during that period has been claimed by the Member; and

(d)	upon expiry of the twelve (12)-year period, the Company has caused an advertisement to be published in the newspapers or by electronic communication in the manner in which notices may be served by the Company by Electronic Means as provided in the Articles, given notice of its intention to sell such Shares, and a period of three (3) months has elapsed since such advertisement and the Designated Stock Exchange has been notified of such intention.

The net proceeds of any such sale shall belong to the Company and upon receipt by the Company of such net proceeds it shall become indebted to the former Member for an amount equal to such net proceeds.

43.2	To give effect to any sale contemplated by Article 42.1, the Company may appoint any person to execute as transferor an instrument of transfer of the said Shares and such other documents as are necessary to effect the transfer, and such documents shall be as effective as if they had been executed by the registered holder of or person entitled by transmission to such Shares and the title of the transferee shall not be affected by any irregularity or invalidity in the proceedings relating thereto. The net proceeds of sale shall belong to the Company which shall be obliged to account to the former Member or other person previously entitled as aforesaid for an amount equal to such proceeds and shall enter the name of such former Member or other person in the books of the Company as a creditor for such amount. No trust shall be created in respect of the debt, no interest shall be payable in respect of the same and the Company shall not be required to account for any money earned on the net proceeds, which may be employed in the business of the Company or invested in such investments (other than Shares or other securities in or of the Company or its holding company if any) or as the Directors may from time to time think fit.

Exhibit B-34

44	Books of Account

44.1	The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five (5) years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

44.2	The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

44.3	For as long as the Company is admitted to trading on a Designated Stock Exchange, the accounts relating to the Company’s affairs shall be audited subject to the requirements of Applicable Law and the rules and regulations of the Designated Stock Exchange. The accounting principles shall be determined by the Directors by reference to the requirements (if any) of the Designated Stock Exchange, Applicable Law, regulation or the requirements of any regulatory authority of competent jurisdiction. This Article shall not apply if the Company is no longer admitted to trading on a Designated Stock Exchange.

44.4	The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

45	Audit

45.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

45.2	Without prejudice to the freedom of the Directors to establish any other committee, for so long as the Shares (or depositary receipts therefor) are admitted to trading on the Designated Stock Exchange, the Directors shall establish and maintain an Audit Committee as a committee of the Directors, the composition and responsibilities of which shall comply with the charter of the Audit Committee, the rules and regulations of the Designated Stock Exchange, the rules and regulations of the SEC and all other Applicable Law and regulations.

45.3	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

Exhibit B-35

45.4	Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

46	Notices

46.1	Except as otherwise provided in the Articles, any notice or document may be served by the Company on any Member either personally or by sending it through the post in a prepaid letter addressed to such Member at their registered address as appearing in the Register of Members or, to the extent permitted by the rules and regulations of the Designated Stock Exchange and all Applicable Law and regulations, by Electronic Means by transmitting it to any electronic number or address supplied by the Member to the Company, or by placing it on the Company’s website provided that the Company has obtained either (a) the Member’s prior express positive confirmation in writing; or (b) the Member’s deemed consent in the manner specified in the rules and regulations of the Designated Stock Exchange to receive or otherwise have made available to such Member notices and documents to be given or issued to them by the Company by such Electronic Means, or (in the case of notice) by advertisement published in the manner prescribed in the rules and regulations of the SEC and the rules and regulations of the Designated Stock Exchange. In the case of joint holders of a Share, all notices shall be given to that holder for the time being whose name stands first in the Register of Members and notice so given shall be sufficient notice to all the joint holders.

46.2	Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third (3rd) day (not including Saturdays or Sundays or legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City and the Cayman islands) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth (5th) day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted. Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

46.3	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

Exhibit B-36

46.4	Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

47	Winding Up

47.1	If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)	if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)	if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

47.2	If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

48	Indemnity and Insurance

48.1	To the fullest extent permitted by Applicable Law, every Director and officer of the Company (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former officer of the Company, and their respective personal representatives (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

Exhibit B-37

48.2	To the extent permitted by the Statute, the Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

48.3	To the extent permitted by the Statute, the Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company, their respective personal representatives, against any risks determined by the Directors, other than liability arising out of that person’s own dishonesty.

49	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

50	Registration by Way of Continuation

Subject to these Articles, the Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

Exhibit B-38

51	Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

52	Certain Tax Filings

52.1	Each Tax Filing Authorised Person and any such other person, acting alone, as any director shall designate from time to time, are authorised to file tax forms SS-4, W-8 BEN, W-8 IMY, W-9, 8832 and 2553 and such other similar tax forms as are customary to file with any US state or federal governmental authorities or foreign governmental authorities in connection with the formation, activities and/or elections of the Company and such other tax forms as may be approved from time to time by any director of the Company or any other Officer. The Company further ratifies and approves any such filing made by any Tax Filing Authorised Person or such other person prior to the date of these Articles.

53	Business Opportunities

53.1	To the fullest extent permitted by Applicable Law, any Director who is not employed by the Company or its subsidiaries shall not have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any Director who is not employed by the Company or its subsidiaries, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, any Director who is not employed by the Company or its subsidiaries shall not have any duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

53.2	The Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and any Director who is not employed by the Company or its subsidiaries, about which any such Director acquires knowledge; provided that, the Company does not renounce any interest or expectancy it may have in any business opportunity that is expressly offered to any Director solely in his or her capacity as a Director or Officer, and not in any other capacity.

53.3	In addition to and notwithstanding the foregoing provisions of this Article, a corporate opportunity shall not be deemed to belong to the Company if it is a business opportunity the Company is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Company’s business or is of no practical advantage to it or that is one in which the Company has no interest or reasonable expectancy.

Exhibit B-39

53.4	To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

54	Exclusive Forum

54.1	Unless the Company consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with the Memorandum, the Articles or otherwise related in any way to each Member’s shareholding in the Company, including but not limited to:

(a)	any derivative action or proceeding brought on behalf of the Company;

(b)	any action asserting a claim of breach of any fiduciary or other duty owed by any current or former Director, officer or other employee of the Company to the Company or the Members;

(c)	any action asserting a claim arising pursuant to any provision of the Statute, the Memorandum or the Articles; or

(d)	any action asserting a claim against the Company governed by the “Internal Affairs Doctrine” (as such concept is recognised under the laws of the United States of America).

54.2	Each Member shall be deemed to have irrevocably submitted to the exclusive jurisdiction of the courts of the Cayman Islands, and each person or entity purchasing or otherwise acquiring Shares or any other equity security of the Company shall be deemed to have notice of and consent to the provisions of this Article.

54.3	Without prejudice to any other rights or remedies that the Company may have, each Member acknowledges that damages alone would not be an adequate remedy for any breach of the selection of the courts of the Cayman Islands as exclusive forum and that accordingly the Company shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the selection of the courts of the Cayman Islands as exclusive forum.

54.4	This Article shall not apply to any action or suits brought to enforce any liability or duty created by the U.S. Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any claim for which the federal district courts of the United States of America are, as a matter of the laws of the United States, the sole and exclusive forum for determination of such a claim.

Exhibit B-40

EXHIBIT C

Form of Plan of Company Merger

[Attached]

Final Form

Greenstone Corporation (the Surviving Company)

Cayman Merger Sub Ltd. (the Merging Company)

and

Namib Minerals (PubCo)

PLAN OF MERGER

Date :

THIS PLAN OF MERGER (this Plan of Merger) is dated _______________ 2024 between:

(1)	Greenstone Corporation, an exempted company incorporated under the laws of the Cayman Islands having its registered office at the offices of Appleby Global Services, 71 Fort Street, PO Box 500, Grand Cayman, KY1-1106, Cayman Islands (the Surviving Company);

(2)	Cayman Merger Sub Ltd., an exempted company incorporated under the laws of the Cayman Islands having its registered office at the offices of Appleby Global Services, 71 Fort Street, PO Box 500, Grand Cayman, KY1-1106, Cayman Islands (the Merging Company); and

(3)	Namib Minerals, an exempted company incorporated under the laws of the Cayman Islands having its registered office at the offices of Appleby Global Services, 71 Fort Street, PO Box 500, Grand Cayman, KY1-1106, Cayman Islands (PubCo).

RECITALS

(A)	The board of directors of each of the Surviving Company and the Merging Company have, in accordance with section 233(3) of the Companies Act, approved a merger pursuant to which the Merging Company will (i) merge with and into the Surviving Company, with the undertaking, property and liabilities of the Merging Company vesting automatically in the Surviving Company and (ii) cease to exist, with the Surviving Company continuing as the surviving company (the Merger).

(B)	The Merger shall be upon the terms and subject to the conditions of (i) the Merger Agreement (defined below), (ii) this Plan of Merger and (iii) the provisions of Part XVI of the Companies Act (defined below).

(C)	The shareholders of each of the Surviving Company and the Merging Company have, in accordance with section 233(6) of the Companies Act, authorised this Plan of Merger on the terms and subject to the conditions set forth herein and otherwise in accordance with the Companies Act.

(D)	Each of the Surviving Company and the Merging Company deems it desirable and in the commercial interests of the Surviving Company and the Merging Company (respectively) to, and wishes to, enter into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act.

(E)	PubCo wishes to enter into this Plan of Merger solely for the purposes of clause 2.3(e).

IT IS AGREED as follows:

1.	Definitions and Interpretation

1.1	Definitions

In this Plan of Merger:

Companies Act	means the Companies Act (As Revised) of the Cayman Islands;

Constituent Company	means each of the Surviving Company and the Merging Company;

Effective Date	means the date that this Plan of Merger is registered by the Registrar in accordance with section 233(13) of the Companies Act or such later date as the directors of the Constituent Companies may agree and specify in accordance with this Plan of Merger and the Companies Act;

Exhibit C-2

Merger Agreement	means the business combination agreement dated June 17, 2024 by and between Hennessy Capital Investment Corp. VI, Greenstone Ltd., Midas SPAC Merger Sub Inc., the Merging Company and the Surviving Company, in the form annexed as Schedule 1 to this Plan of Merger;

Registrar	means the Registrar of Companies in the Cayman Islands; and
Restated M&A	means the amended and restated memorandum and articles of association of the Surviving Company in the form annexed as Schedule 2 to this Plan of Merger.

1.2	Interpretation

The following rules apply in this Plan of Merger unless the context requires otherwise:

(a)	Headings are for convenience only and do not affect interpretation.

(b)	The singular includes the plural and the converse.

(c)	A gender includes all genders.

(d)	Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(e)	A reference to any agreement, deed or other document (or any provision of it), includes it as amended, varied, supplemented, extended, replaced, restated or transferred from time to time.

(f)	A reference to any legislation (or any provision of it) includes a modification or re-enactment of it, a legislative provision substituted for it and any regulation or statutory instrument issued under it.

1.3	Schedules

The Schedules form part of this Plan of Merger and shall have effect as if set out in full in the body of this Plan of Merger. Any reference to this Plan of Merger includes the Schedules.

2.	Plan of Merger

2.1	Constituent company details

(a)	The constituent companies (as defined in the Companies Act) to the Merger are the Surviving Company and the Merging Company.

(b)	The surviving company (as defined in the Companies Act) is the Surviving Company, which shall continue to be named Greenstone Corporation after the Merger.

(c)	The registered office of the Surviving Company is at the offices of Appleby Global Services, 71 Fort Street, PO Box 500, Grand Cayman, KY1-1106, Cayman Islands. The registered office of the Merging Company is at the offices of Appleby Global Services, 71 Fort Street, PO Box 500, Grand Cayman, KY1-1106, Cayman Islands. Following the Effective Date, the registered office of the Surviving Company will continue to be at the offices of Appleby Global Services, 71 Fort Street, PO Box 500, Grand Cayman, KY1-1106, Cayman Islands.

Exhibit C-3

(d)	Immediately prior to the Effective Date, the authorised share capital of the Surviving Company will be US$50,000 divided into 50,000 ordinary shares of a par value of US$1.00 each, of which 1000 ordinary shares are issued and outstanding.

(e)	Immediately prior to the Effective Date, the authorised share capital of the Merging Company will be US$50,000 divided into 50,000 ordinary shares of a par value of US$1.00 each, of which one share is issued and outstanding.

(f)	On the Effective Date, the authorised share capital of the Surviving Company shall be US$50,000 divided into 500,000,000 ordinary shares of a par value of US$0.0001 each.

2.2	Effective Date

The Merger shall be effective on the Effective Date.

2.3	Terms and conditions of the Merger

(a)	The terms and conditions of the Merger, including the manner and basis of converting shares in each Constituent Company into shares in the Surviving Company, are set out in this Plan of Merger and the Merger Agreement.

(b)	Pursuant to section 2.6 of the Merger Agreement, each ordinary share of the Surviving Company, issued and outstanding immediately prior to the Company Merger Effective Time (as defined in the Merger Agreement) shall be exchanged for such fraction of a newly issued PubCo Ordinary Share (as defined in the Merger Agreement) that is equal to the Exchange Ratio (as defined in the Merger Agreement), without interest, subject to rounding pursuant to section 2.7 of the Merger Agreement.

(c)	Pursuant to section 2.6 of the Merger Agreement, all of the ordinary shares of the Merger Company, issued and outstanding immediately prior to the Company Merger Effective Time (as defined in the Merger Agreement) shall automatically be converted into one validly issued, fully paid and non-assessable ordinary share of the Surviving Company, which ordinary share shall constitute the only issued and outstanding share in the capital of the Surviving Company.

(d)	On the Effective Date (but not before), the Merging Company will be struck from the Register of Companies of the Cayman Islands.

(e)	Pubco undertakes and agrees (it being acknowledged that Pubco will be the sole shareholder of the Surviving Company after the Merger) in consideration of the Merger to issue the Company Shareholder Closing Consideration (as defined in the Merger Agreement) in accordance with the terms of the Merger Agreement.

2.4	Memorandum of association and articles of association

On the Effective Date, the memorandum and articles of association of the Surviving Company shall be amended and restated by the deletion of the then-current memorandum and articles of association of the Surviving Company in their entirety and the substitution in their place of the Restated M&A.

2.5	Rights and restrictions attaching to shares

Following the Merger, the rights and restrictions attaching to the shares in the Surviving Company will be as set out in the Restated M&A.

Exhibit C-4

2.6	Property

On the Effective Date, the rights, the property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall vest in the Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

2.7	Directors of the Surviving Company

The names and addresses of the directors of the Surviving Company shall be as follows:

Name	Address

[_]	[_]

[_]	[_]

2.8	Directors’ benefits

No amounts or benefits will be paid or payable to any director of either of the Constituent Companies consequent upon the Merger.

2.9	Secured creditors

(a)	The Surviving Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

(b)	The Merging Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

3.	Approval and Authorisation

This Plan of Merger has been:

(a)	approved by the board of directors of each of the Surviving Company and the Merging Company pursuant to section 233(3) of the Companies Act; and

(b)	authorised by special resolution of the shareholders of the Surviving Company pursuant to section 233(6) of the Companies Act; and

(c)	authorised by special resolution of the sole shareholder of the Merging Company pursuant to section 233(6) of the Companies Act.

4.	AMENDMENT and termination

4.1	At any time prior to the Effective Date, this Plan of Merger may be amended by the board of directors of both the Constituent Companies, to:

(a)	change the Effective Date, provided that the new Effective Date shall not be a date later than the ninetieth (90th) day after the date of registration of this Plan of Merger by the Registrar; or

(b)	to make any other change to the Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

Exhibit C-5

4.2	At any time prior to the Effective Date, this Plan of Merger may be terminated by the board of directors of either of the Constituent Companies.

4.3	If this Plan of Merger is amended or terminated in accordance with this Clause after it has been filed with the Registrar but before it has become effective, the Constituent Companies shall file or cause to be filed notice of the amendment or termination (as applicable) with the Registrar in accordance with sections 235(2) and 235(4) of the Companies Act and shall distribute copies of such notice in accordance with section 235(3) of the Companies Act.

5.	Counterparts

This Plan of Merger may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Plan of Merger.

6.	Governing Law

6.1	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

6.2	The parties submit to the exclusive jurisdiction of the courts of the Cayman Islands and the courts of appeal from them to determine any dispute arising out of or in connection with this Plan of Merger. The parties agree not to object to the exercise of jurisdiction of those courts on any basis.

[The signature page follows]

Exhibit C-6

IN WITNESS whereof this Plan of Merger has been entered into by the parties on the day and year first above written.

SIGNED	)
for and on behalf of	)
Greenstone Corporation acting by:	)
	)	Name:
)
	)	Position: Director

SIGNED	)
for and on behalf of	)
Cayman Merger Sub Ltd. acting by:	)
	)	Name:
)
	)	Position: Director

SIGNED	)
for and on behalf of	)
Namib Minerals acting by:	)
	)	Name:
)
	)	Position: Director

Exhibit C-7

Schedule 1

Merger Agreement

Exhibit C-8

Schedule 2

Amended and Restated Memorandum and Articles of Association of the Surviving Company

Exhibit C-9

EXHIBIT D

Form of Certificate of SPAC Merger

[Attached]

Final Form

CERTIFICATE OF MERGER

OF

MIDAS SPAC MERGER SUB Inc.

a Delaware corporation

WITH AND INTO

Hennessy Capital Investment Corp. VI
a Delaware corporation

[●], 2024

Pursuant to Title 8, Section 251(c) of the General Corporation Law of the State of Delaware (“DGCL”), Hennessy Capital Investment Corp. VI, a Delaware corporation (the “Company”), hereby certifies in connection with the merger of Midas SPAC Merger Sub Inc., a Delaware corporation (“Merger Sub”), with and into the Company (the “Merger”), as follows:

FIRST: The name and state of organization of each of the constituent entities to the Merger (as defined below) (the “Constituent Entities”) is as follows:

Name	State of Organization
Hennessy Capital Investment Corp. VI	Delaware
Midas SPAC Merger Sub Inc.	Delaware

SECOND: A Business Combination Agreement, dated as of June 17, 2024 (the “Business Combination Agreement”), by and among the Company, Greenstone Ltd., an exempted company limited by shares incorporated under the laws of the Cayman Islands, Merger Sub, Cayman Merger Sub Ltd., an exempted company limited by shares incorporated under the laws of the Cayman Islands, and Greenstone Corporation, an exempted company limited by shares incorporated under the laws of the Cayman Islands, setting forth the terms and conditions of the Merger, has been approved, adopted, executed and acknowledged by each of the Constituent Entities in accordance with Section 251(c) of the DGCL.

THIRD: The surviving corporation in the Merger shall be the Company (the “Surviving Company”), whose name shall be changed to [●] after the Merger.

FOURTH: The Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

FIFTH: An executed copy of the Business Combination Agreement is on file at the principal place of business of the Surviving Company at the following address: [●].

SIXTH: Upon the effectiveness of the filing of this Certificate of Merger, the Certificate of Incorporation of the Company, as in effect immediately prior to the Merger, shall be amended and restated in its entirety as set forth on Exhibit A attached hereto and, as so amended and restated, shall be the Certificate of Incorporation of the Surviving Company.

SEVENTH: A copy of the Business Combination Agreement will be furnished by the Surviving Company, on request and without cost, to any stockholder of either of the Constituent Entities.

[Signature Page Follows]

Exhibit D-1

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Merger to be executed by an authorized officer, on the date first written above.

[●]

By:
Name:
Title:

Exhibit D-2

EXHIBIT A

[Amended and Restated Certificate of Incorporation to be attached.]

Exhibit D-3

EXHIBIT E

Forms of Company Merger Surviving Corporation A&R Organizational Documents

[Attached]

Final Form

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

GREENSTONE CORPORATION

(Adopted by a Special Resolution passed on [___] and effective on [___])

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

GREENSTONE CORPORATION

(Adopted by a Special Resolution passed on [___] and effective on [___])

1	The name of the Company is Greenstone Corporation.

2	The Registered Office of the Company shall be at the offices of Appleby Global Services, 71 Fort Street, PO Box 500, Grand Cayman, KY1-1106, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The share capital of the Company is US$50,000 divided into 500,000,000 ordinary shares with a par value of US$0.0001 each.

5	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

6	Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.

Exhibit E-2

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

GREENSTONE CORPORATION

(Adopted by a Special Resolution passed on [___] and effective on [___])

Exhibit E-3

Exhibit E-4

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

GREENSTONE CORPORATION

(Adopted by a Special Resolution passed on [___] and effective on [___])

TABLE A

1.	In these Articles, the regulations contained in Table A in the First Schedule to the Companies Act (as defined below) do not apply except insofar as they are repeated or contained in these Articles.

DEFINITIONS AND INTERPRETATION

2.	In these Articles, the following words and expressions shall have the meanings set out below save where the context otherwise requires:

Articles	these Amended and Restated Articles of Association of the Company as amended, restated, supplemented and/or otherwise modified from time to time.

Auditors	the auditor or auditors for the time being of the Company.

Board of Directors	the board of Directors of the Company, from time to time.

Companies Act	the Companies Act (as revised) of the Cayman Islands.

Company	Greenstone Corporation.

Directors	the directors of the Company for the time being.

Dividend	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

Electronic Record	has the same meaning as in the Electronic Transactions Act.

Electronic Transactions Act	the Electronic Transactions Act (as revised) of the Cayman Islands.

Memorandum	the Amended and Restated Memorandum of Association of the Company, as amended, restated, supplemented and/or otherwise modified from time to time.

Ordinary Resolution	means a resolution of a duly constituted general meeting passed by a simple majority of the votes cast by, or on behalf of, the Members entitled to vote thereon in person or by proxy, and includes a unanimous written resolution.

Exhibit E-5

paid up	paid up as to the par value and any premium payable in respect of the issue of any Shares and includes credited as paid up.

person	any natural person, firm, company, exempted company, joint venture, partnership, exempted limited partnership, limited liability company, corporation, association or other entity (whether or not having separate legal personality) or any of them as the context so requires.

Register of Members	means the register of Shareholders maintained in accordance with the Companies Act and includes (except where otherwise stated) any branch or duplicate register of members.

Registered Office	the registered office of the Company for the time being.

Seal	the common seal of the Company including any duplicate seal.

Secretary	any person appointed by the Directors to perform any of the duties of the secretary of the Company, including a joint, assistant or deputy secretary.

Share	a share in the capital of the Company of any class including a fraction of such share.

Shareholder	any person registered in the Register of Members as the holder of Shares of the Company and, where two or more persons are so registered as the joint holders of such Shares, the person whose name stands first in the Register of Members as one of such joint holders.

Share Premium Account	the share premium account established in accordance with these Articles and the Companies Act.

signed	means a signature or representation of a signature affixed by mechanical means or an electronic symbol or process attached to or logically associated with an electronic communication and executed or adopted by a person with the intent to sign the electronic communication.

Special Resolution	has the same meaning as in the Companies Act, and includes a unanimous written resolution.

Treasury Shares	Shares that were previously issued but were purchased, redeemed, surrendered or otherwise acquired by the Company and not cancelled.

3.	In these Articles, unless there be something in the subject or context inconsistent with such construction:

(a)	words importing the singular number shall include the plural number and vice versa;

(b)	words importing a gender shall include other genders;

(c)	words importing persons only shall include companies, partnerships, trusts or associations or bodies of persons, whether corporate or not;

Exhibit E-6

(d)	the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

(e)	the word “year” shall mean calendar year, the word “quarter” shall mean calendar quarter and the word “month” shall mean calendar month;

(f)	a reference to a “dollar” or “$” is a reference to the legal currency of the United States of America;

(g)	a reference to any enactment includes a reference to any modification or re-enactment thereof for the time being in force;

(h)	a reference to any meeting (whether of the Directors, a committee appointed by the Board of Directors or the Shareholders or any class of Shareholders) includes any adjournment of that meeting;

(i)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(j)	any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(k)	Sections 8 and 19 of the Electronic Transactions Act shall not apply;

(l)	the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect;

(m)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share; and

(n)	a reference to “written” or “in writing” includes a reference to all modes of representing or reproducing words in visible form, including in the form of an Electronic Record.

4.	Subject to the two preceding Articles, any words defined in the Companies Act shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

5.	The table of contents to, and the headings in, these Articles are for convenience of reference only and are to be ignored in construing these Articles.

COMMENCEMENT OF BUSINESS

6.	The business of the Company may be commenced as soon after incorporation as the Board of Directors shall see fit.

Exhibit E-7

SITUATION OF REGISTERED OFFICE

7.	The Registered Office shall be at such address in the Cayman Islands as the Directors shall from time to time determine. The Company, in addition to the Registered Office, may establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

SHARES

8.	The Directors may impose such restrictions as they think necessary on the offer and sale of any Shares.

9.	Subject to these Articles, all Shares for the time being unissued shall be under the control of the Directors who may issue, allot and dispose of or grant options over the same and issue warrants or similar instruments with respect thereto to such persons, on such terms, and with or without preferred, deferred or other rights and restrictions, whether in regard to Dividend or other distribution, voting, return of capital or otherwise, and otherwise in such manner as they may think fit. For such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued.

10.	Subject to the Companies Act, and without prejudice to any rights previously conferred on the holders of existing Shares, any share or fraction of a share in the Company’s share capital may be issued either at a premium or at par, and with such preferred, deferred, other special rights, or restrictions, whether in regard to Dividend, voting, return of share capital or otherwise, as the Board of Directors may from time to time by resolution determine, and any share may be issued by the Directors on the terms that it is, or at the option of the Directors is liable, to be redeemed or purchased by the Company whether out of capital in whole or in part or otherwise. No Share may be issued at a discount except in accordance with the Companies Act.

11.	The Directors may in their absolute discretion refuse to accept any application for Shares and may accept any application in whole or in part.

12.	The Company may on any issue of Shares deduct any sales charge or subscription fee from the amount subscribed for the Shares.

13.	No person shall be recognised by the Company as holding any Share upon any trust, and the Company shall not be bound by or recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share, or (except as otherwise provided by these Articles or as required by law) any other right in respect of any Share except an absolute right thereto in the registered holder, provided that, notwithstanding the foregoing, the Company shall be entitled to recognise any such interests as shall be determined by the Directors.

Exhibit E-8

14.	The Directors shall keep or cause to be kept a Register of Members as required by the Companies Act at such place or places as the Directors may from time to time determine. In the absence of any such determination, the Register of Members shall be kept at the Registered Office.

15.	The Directors in each year shall prepare or cause to be prepared an annual return and declaration setting forth the particulars required by the Companies Act in respect of exempted companies and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.

16.	The Company shall not issue Shares to bearer.

17.	The Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, calls or otherwise howsoever), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the foregoing generality, voting and participation rights) and other attributes of a Share. If more than one fraction of a Share is issued to or acquired by the same Shareholder, such fractions shall be accumulated.

18.	The premium arising on all issues of Shares shall be held in the Share Premium Account established in accordance with these Articles.

19.	Payment for Shares shall be made at such time and place and to such person on behalf of the Company as the Directors may from time to time determine. Payment for any Shares shall be made in such currency as the Directors may determine from time to time, provided that the Directors shall have the discretion to accept payment in any other currency or in kind or a combination of cash and in kind.

REDEMPTION, PURCHASE AND SURRENDER OF SHARES

20.	Subject to the Companies Act, the Company may:

(a)	issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company and/or the Shareholder on such terms and in such manner as the Company may by Special Resolution, before the issue of such Shares, determine;

(b)	purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Directors may determine and agree with the Shareholder; and

(c)	make a payment in respect of the redemption or purchase of Shares in any manner authorised by the Companies Act, including out of its capital, profits or the proceeds of a fresh issue of Shares.

21.	Unless the Directors determine otherwise, any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

Exhibit E-9

22.	The redemption or purchase of any Share shall not be deemed to give rise to the redemption or purchase of any other Share.

23.	The Directors may when making payments in respect of a redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie.

24.	Subject to the Companies Act, the Company may accept the surrender for no consideration of any fully paid Share (including any redeemable Share) on such terms and in such manner as the Directors may determine.

TREASURY SHARES

25.	Shares that the Company purchases, redeems or acquires (by way of surrender or otherwise) may, at the option of the Company, be cancelled immediately or held as Treasury Shares in accordance with the Companies Act. In the event that the Directors do not specify that the relevant Shares are to be held as Treasury Shares, such Shares shall be cancelled.

26.	No Dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to Shareholders on a winding up) may be declared or paid in respect of a Treasury Share.

27.	The Company shall be entered in the Register of Members as the holder of the Treasury Shares, provided that:

(a)	the Company shall not be treated as a Shareholder for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void; and

(b)	a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Companies Act, save that an allotment of Shares as fully paid bonus shares in respect of Treasury Shares is permitted and Shares allotted as fully paid bonus shares in respect of Treasury Shares shall be treated as Treasury Shares.

28.	Treasury Shares may be disposed of by the Company on any terms and conditions determined by the Directors.

MODIFICATION OF RIGHTS

29.	If at any time the share capital of the Company is divided into different classes of Shares, all or any rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied or abrogated:

(a)	by, or with the approval of, the Directors without the consent of the holders of the Shares of that class if the Directors determine that the variation or abrogation is not materially adverse to the interests of those Shareholders; or

Exhibit E-10

(b)	otherwise only with the consent in writing of the holders of at least two-thirds of the issued Shares of that class or with the sanction of a resolution passed by a majority of at least two-thirds of the votes cast at a separate meeting of the holders of the Shares of that class (subject to any rights or restrictions attached to those Shares). For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class.

30.	The provisions of these Articles relating to general meetings shall apply, mutatis mutandis, to every class meeting of the holders of one class of Shares, except that the necessary quorum shall be one or more Shareholders holding or representing by proxy at least twenty (20) per cent in par value of the issued Shares of that class and that any holder of Shares of that class present in person or by proxy may demand a poll.

31.	For the purposes of Articles 29 and 30, the Directors may treat all classes of Shares, or any two classes of Shares, as forming a single class if they consider that each class would be affected in the same way by the proposal or proposals under consideration. In any other case, the Directors shall treat all classes of Shares, or any two classes of Shares, as separate classes.

32.	The rights of the holders of the Shares of any class shall not, where those Shares were issued with preferred or other rights, be deemed to be materially adversely varied or abrogated by the creation or issue of further Shares ranking equally with those Shares or the redemption or purchase of Shares of any other class by the Company (subject to any rights or restrictions attached to those Shares).

SHARE CERTIFICATES

33.	The Shares will be issued in fully registered, book-entry form. Certificates will not be issued unless the Directors determine otherwise.

34.	If a share certificate is defaced, lost or destroyed it may be renewed on payment of such fee, if any, and on such terms if any, as to evidence and obligations to indemnify the Company as the Board of Directors may determine.

TRANSFER AND TRANSMISSION OF SHARES

35.	No transfer of Shares shall be permitted without the consent of the Directors, which may be withheld for any or no reason but may include any transfer which in the opinion of the Directors is not or may not be consistent with any representation or warranty that the transferor of the Shares may have given to the Company, may result in Shares being held by any person in breach of the laws of any country or government authority, or may subject the Company or Shareholders to adverse tax or regulatory consequences under the laws of any country.

36.	All transfers of Shares shall be effected by an instrument of transfer in writing in any usual or common form in use in the Cayman Islands or in any other form approved by the Directors and need not be under seal.

Exhibit E-11

37.	The instrument of transfer must be executed by or on behalf of the transferor. The instrument of transfer must be accompanied by such evidence as the Directors may reasonably require to show the right of the transferor to make the transfer and the transferor is deemed to remain the holder until the transferee’s name is entered in the Register of Members. The instrument of transfer must be completed and signed in the exact name or names in which such Shares are registered, indicating any special capacity in which it is being signed with relevant details supplied to the Company.

38.	The Directors shall not recognise any transfer of Shares unless the instrument of transfer is deposited at the Registered Office or such other place as the Directors may reasonably require for the Shares to which it relates, together with such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer.

39.	The registration and transfer of Shares may be suspended at such times and for such periods as the Directors may from time to time determine.

40.	All instruments of transfer which are registered shall be retained by the Company, but any instrument of transfer which the Directors may decline to register shall (except in any case of fraud) be returned to the person depositing the same.

41.	In case of the death of a Shareholder, the survivors or survivor (where the deceased was a joint holder) and the executors or administrators of the deceased where the deceased was the sole or only surviving holder, shall be the only persons recognised by the Company as having title to the deceased’s interest in the Shares, but nothing in this Article shall release the estate of the deceased holder whether sole or joint from any liability in respect of any Share solely or jointly held by the deceased.

42.	Any guardian of an infant Shareholder and any curator or other legal representative of a Shareholder under legal disability and any person entitled to a share in consequence of the death or bankruptcy of a Shareholder shall, upon producing such evidence of title as the Directors may require, have the right either to be registered as the holder of the Share or to make such transfer thereof as the deceased or bankrupt Shareholder could have made, but the Directors shall in either case have the same right to refuse or suspend registration as they would have had in the case of a transfer of the Shares by the infant or by the deceased or bankrupt Shareholder before the death or bankruptcy or by the Shareholder under legal disability before such disability.

43.	A person so becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall have the right to receive and may give a discharge for all Dividends and other money payable or other advantages due on or in respect of the Share, but such person shall not be entitled to receive notice of or to attend or vote at meetings of the Company, or save as aforesaid, to any of the rights or privileges of a Shareholder unless and until such person shall be registered in the Register of Members as a Shareholder in respect of the Share, provided always that the Directors may at any time give notice requiring any such person to elect either to be registered or to transfer the Share and if the notice is not complied with within ninety (90) days the Directors may thereafter withhold all Dividends or other monies payable or other advantages due in respect of the Share until the requirements of the notice have been complied with.

Exhibit E-12

COMMISSION ON SALE OF SHARES

44.	The Company may, in so far as the Companies Act permits, pay a commission to any person in consideration of that person subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

NON RECOGNITION OF TRUST

45.	The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Companies Act) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

LIEN

46.	The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Shareholder (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Shareholder or the Shareholder’s estate, either alone or jointly with any other person, whether a Shareholder or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

47.	The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen (14) clear days after notice has been received or deemed to be received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

48.	To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or the purchaser’s nominee shall be registered as the holder of the Shares comprised in any such transfer, and the purchaser shall not be bound to see to the application of the purchase money, nor shall the purchaser’s title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under these Articles.

49.	The net proceeds of such sale, after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any residue shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

CALL ON SHARES

50.	Subject to the terms of the allotment and issue of any Shares, the Directors may from time to time make calls upon the Shareholders in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Shareholder shall (subject to receiving at least fourteen (14) clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon them notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

Exhibit E-13

51.	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

52.	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

53.	If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine, but the Directors may waive payment of the interest wholly or in part.

54.	An amount payable in respect of a Share on allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call.

55.	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

56.	The Directors may, if they think fit, receive an amount from any Shareholder willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by such Shareholder, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Shareholder paying such amount in advance.

57.	No such amount paid in advance of calls shall entitle the Shareholder paying such amount to any portion of a Dividend declared or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

FORFEITURE OF SHARES

58.	If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen (14) clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

59.	If the notice is not complied with any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies declared payable in respect of the forfeited Share and not paid before the forfeiture.

60.	A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

Exhibit E-14

61.	A person any of whose Shares have been forfeited shall cease to be a Shareholder in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by such person to the Company in respect of those Shares together with interest, but such person’s liability shall cease if and when the Company shall have received payment in full of all monies due and payable by such person in respect of those Shares.

62.	A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the fact as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of any instrument of transfer) constitute a good title to the Share and the person to whom the Share is disposed of shall not be bound to see to the application of the purchase money, if any, nor shall such person’s title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

63.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

ALTERATION OF SHARE CAPITAL

64.	The Company may from time to time by Ordinary Resolution increase its share capital by such sum to be divided into Shares of such amounts and with such rights, priorities and privileges annexed thereto, as the Ordinary Resolution shall prescribe.

65.	All new Shares shall be subject to the provisions of these Articles with respect to the payment of calls, liens, transfer, transmission, and forfeiture and otherwise as the Shares in the original share capital.

66.	Subject to the Companies Act, the Company may by Special Resolution from time to time reduce its share capital in any way, and in particular, without prejudice to the generality of the foregoing power, may:

(a)	cancel any paid-up share capital which is lost, or which is not represented by available assets; or

(b)	pay off any paid-up share capital which is in excess of the requirements of the Company,

and may, if and so far as is necessary, alter the Memorandum by reducing the amounts of its share capital and of its Shares accordingly.

67.	The Company may from time to time by Ordinary Resolution alter (without reducing) its share capital by:

(a)	consolidating and dividing all or any of its share capital into Shares of larger amount than its existing Shares;

(b)	converting all or any of its paid-up Shares into stock, and reconverting that stock into paid-up Shares of any denomination;

(c)	subdividing its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; or

(d)	cancelling any Shares which, at the date of the passing of the Ordinary Resolution, have not been taken, or agreed to be taken by any person, and diminishing the amount of its authorised share capital by the amount of the Shares so cancelled.

Exhibit E-15

GENERAL MEETINGS

68.	The Directors may proceed to convene a general meeting whenever they think fit, including, without limitation, for the purposes of considering a liquidation of the Company, and they shall convene a general meeting on the requisition of the Shareholders holding at the date of the deposit of the requisition not less than one-half of such of the paid-up capital of the Company as at the date of the deposit carries the right of voting at general meetings.

69.	The requisition:

(a)	must be in writing and state the objects of the meeting;

(b)	must be signed by each requisitionist and deposited at the Registered Office; and

(c)	may consist of several documents in like form each signed by one or more requisitionists.

70.	If the Directors do not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one (21) days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the said twenty-one (21) day period.

71.	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are convened by the Directors. A general meeting may be convened in the Cayman Islands or at such other location, as the Directors think fit.

NOTICE OF GENERAL MEETINGS

72.	At least five (5) clear days’ notice specifying the place, the day and the hour of any general meeting and the general nature of the business to be conducted at the general meeting, shall be given in the manner hereinafter mentioned to such persons as are under these Articles or the conditions of issue of the Shares held by them entitled to receive notices from the Company. If the Directors determine that prompt Shareholder action is advisable, they may shorten the notice period for any general meeting to such period as the Directors consider reasonable.

73.	A general meeting shall, notwithstanding that it is called by shorter notice than that specified in the preceding Article, be deemed to have been duly called with regard to the length of notice if it is so agreed by all the Shareholders entitled to attend and vote thereat.

74.	In every notice calling a general meeting, there shall appear with reasonable prominence a statement that a Shareholder entitled to attend and vote either (i) is entitled to appoint one or more proxies to attend such meeting and vote instead of such Shareholder and that a proxy need not also be a Shareholder or (ii) has appointed a proxy who, unless such appointment is revoked, will attend such meeting and vote on behalf of such Shareholder.

75.	The accidental omission to give notice to, or the non-receipt of notice by, any person entitled to receive notice shall not invalidate the proceedings at any general meeting.

Exhibit E-16

PROCEEDINGS AT GENERAL MEETINGS

76.	No business shall be transacted at any general meeting unless a quorum is present. Two Shareholders being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum unless the Company has only one Shareholder entitled to vote at such general meeting in which case the quorum shall be that one Shareholder present in person or by proxy or (in the case of a corporation or other non-natural person) by its duly authorised representative or proxy.

77.	Save as otherwise provided for in these Articles, if within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened on the requisition of or by Shareholders, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place or to such other day and at such other time and place as the Directors may determine and if at such adjourned meeting a quorum is not present within fifteen (15) minutes from the time appointed for holding the meeting, the Shareholders present shall be a quorum.

78.	A person may participate at a general meeting by means of telephone, video or similar communication equipment by way of which all persons participating in such meeting can hear each other and such participation shall be deemed to constitute presence in person at such meeting.

79.	The Chairperson (if any) or, if absent, the Deputy Chairperson (if any) of the Board of Directors, or, failing them, some other Director nominated by the Directors shall preside as Chairperson at every general meeting, but if at any meeting neither the Chairperson nor the Deputy Chairperson nor such other Director be present within fifteen (15) minutes after the time appointed for holding the meeting, or if neither of them be willing to act as Chairperson, the Directors present shall choose some Director present to be Chairperson or if no Directors be present, or if all the Directors present decline to take the chair, the Shareholders present shall choose some Shareholder present to be Chairperson.

80.	The Chairperson may with the consent of any meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting from which the adjournment took place. When a meeting is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise, it shall not be necessary to give any such notice of an adjourned meeting.

81.	The Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting, except for general meetings requisitioned by the Shareholders in accordance with these Articles, for any reason or for no reason, upon notice in writing to Shareholders. A postponement may be for a stated period of any length or indefinitely as the Directors may determine.

82.	At any general meeting, a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is, before or on the declaration of the result of the show of hands, demanded by the Chairperson or any Shareholder or Shareholders present in person or by proxy (or in the case of a corporation or other non-natural person, by its duly authorised representative or proxy) and holding at least 10% in par value of the Shares giving a right to attend and vote at the meeting demand a poll.

83.	Unless a poll be so demanded, a declaration by the Chairperson that a resolution has on a show of hands been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect made in the Company’s minute book containing the minutes of the proceedings of the meeting, shall be conclusive evidence of the fact without proof of the number or the proportion of the votes recorded in favour of or against such resolution.

Exhibit E-17

84.	If a poll is duly demanded it shall be taken in such manner and at such place as the Chairperson may direct (including the use of a ballot or voting papers, or tickets) and the result of a poll shall be deemed to be the resolution of the meeting at which the poll was demanded. The Chairperson may, in the event of a poll, appoint scrutineers and may adjourn the meeting to some place and time fixed by the Chairperson for the purpose of declaring the result of the poll.

85.	In the case of an equality of votes, whether on a show of hands or on a poll, the Chairperson of the meeting at which the show of hands or at which the poll is taken, shall be entitled to a second or casting vote.

86.	A poll demanded on the election of a Chairperson and a poll demanded on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time and place as the Chairperson directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

87.	The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll has been demanded.

A demand for a poll may be withdrawn and no notice need be given of a poll not taken immediately.

VOTES OF SHAREHOLDERS

88.	On a show of hands every holder of Shares (being an individual) who is present in person or by proxy, or if a corporation or other non-natural person is present by its duly authorised representative or by proxy, and entitled to vote thereon shall have one vote. On a poll every holder of Shares present in any such manner and entitled to vote thereon, shall be entitled to one vote in respect of each Share held by them.

89.	In the case of joint holders of a Share, the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members in respect of the Shares.

90.	A Shareholder who has appointed special or general attorneys or a Shareholder who is subject to a disability may vote on a poll, by such Shareholder’s attorney, committee, receiver, curator bonis or other person in the nature of a committee, receiver, or curator bonis appointed by a court and such attorney, committee, receiver, curator bonis or other person may on a poll vote by proxy; provided that such evidence as the Directors may require of the authority of the person claiming to vote shall, unless otherwise waived by the Directors, have been deposited at the Registered Office not less than forty-eight (48) hours before the time for holding the meeting or adjourned meeting at which such person claims to vote.

Exhibit E-18

91.	No person shall be entitled to vote at any general meeting unless they are registered as a Shareholder on the record date for such meeting nor unless all calls or other monies then payable by them in respect of Shares have been paid.

92.	No objection shall be raised to the qualification of any voter except at the meeting or adjourned meeting at which the vote objected to is given or tendered, and every vote not disallowed at such meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairperson of the meeting, whose decision shall be final and conclusive.

93.	On a poll votes may be given either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy) and a Shareholder entitled to more than one vote need not, if the Shareholder votes, use all their votes or cast all the votes the Shareholder uses in the same way.

94.	The instrument appointing a proxy shall be in writing under the hand of the appointor or of the appointor’s attorney duly authorised in writing, or if the appointor is a corporation, either under its common seal or under the hand of an officer or attorney so authorised.

95.	Any person (whether a Shareholder or not) may be appointed to act as a proxy. A Shareholder may appoint more than one proxy to attend on the same occasion. Where a Shareholder appoints more than one proxy the instrument of proxy shall state which proxy is entitled to vote on a show of hands and shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

96.	The instrument appointing a proxy and the power of attorney or other authority (if any) under which it is signed, or a certified copy of such power or authority, must be deposited at the Registered Office, or at such other place as is specified for that purpose in the notice of meeting or in the instrument of proxy issued by the Company, no later than the time appointed for holding the meeting or adjourned meeting; provided that the Chairperson of the meeting may in the Chairperson’s discretion accept an instrument of proxy sent by fax, email or other electronic means.

97.	An instrument of proxy shall:

(a)	be in any common form or in such other form as the Directors may approve;

(b)	be deemed to confer authority to demand or join in demanding a poll and to vote on any amendment of a resolution put to the general meeting for which it is given as the proxy thinks fit; and

(c)	subject to its terms, be valid for any adjournment of the general meeting for which it is given.

Exhibit E-19

98.	The Directors may at the expense of the Company send to the Shareholders instruments of proxy (with or without prepaid postage for their return) for use at any general meeting, either in blank or nominating in the alternative any one or more of the Directors or any other persons. If for the purpose of any meeting invitations to appoint as proxy a person or one of a number of persons specified in the invitations are issued at the expense of the Company, such invitations shall be issued to all (and not to some only) of the Shareholders entitled to be sent a notice of the meeting and to vote thereat by proxy.

99.	A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the death or insanity of the principal or the revocation of the instrument of proxy, or of the authority under which the instrument of proxy was executed, provided that no intimation in writing of such death, insanity, revocation or transfer shall have been received by the Company at the Registered Office before commencement of the meeting or adjourned meeting at which the instrument of proxy is used.

100.	Anything which under these Articles a Shareholder may do by proxy that Shareholder may also do by a duly appointed attorney. The provisions of these Articles relating to proxies and instruments appointing proxies apply, mutatis mutandis, to any such attorney and the instrument appointing that attorney.

101.	Any Shareholder which is a corporation or partnership may, by a resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting or meetings of the Company. The person so authorised shall be entitled to exercise the same powers on behalf of such corporation or partnership as the corporation or partnership could exercise if it were a Shareholder who was an individual and such corporation or partnership shall for the purposes of these Articles be deemed to be present in person at any such meeting if a person so authorised is present.

WRITTEN RESOLUTIONS OF SHAREHOLDERS

102.	A resolution in writing signed by all the Shareholders for the time being entitled to receive notice of, attend and vote at a general meeting shall be as valid and effective as a resolution passed at a general meeting duly convened and held and may consist of several documents in the like form each signed by one or more of the Shareholders.

DIRECTORS

103.	Unless otherwise determined by the Company by Ordinary Resolution, the minimum number of Directors shall be one (exclusive of alternate Directors) and the maximum number of Directors shall be unlimited.

104.	A Director need not be a Shareholder but shall be entitled to receive notice of and attend all general meetings.

105.	The Company may, by Ordinary Resolution, appoint any person to be a Director and may in like manner remove any Director and may appoint another person in the Director’s stead. Without prejudice to the power of the Company by Ordinary Resolution to appoint a person to be a Director, the Board of Directors, so long as a quorum of Directors remains in office, shall have the power at any time and from time to time to appoint any person to be a Director so as to fill a casual vacancy or otherwise.

Exhibit E-20

106.	Each Director shall be entitled to such remuneration as approved by the Board of Directors and this may be in addition to such remuneration as may be payable under any other Article. Such remuneration shall be deemed to accrue from day to day. The Directors and the Secretary may also be paid all travelling, hotel and other expenses properly incurred by them in attending and returning from meetings of the Directors or any committee of the Directors or general meetings or in connection with the business of the Company. The Directors may, in addition to such remuneration as aforesaid, grant special remuneration to any Director who, being called upon, shall perform any special or extra services to or at the request of the Company.

107.	Each Director shall have the power to nominate another Director or any other person to act as alternate Director in the Director’s place at any meeting of the Directors at which the Director is unable to be present and at the Director’s discretion to remove such alternate Director. On such appointment being made the alternate Director shall (except as regards the power to appoint an alternate Director) be subject in all respects to the terms and conditions existing with reference to the other Directors and each alternate Director, whilst acting in the place of an absent Director, shall exercise and discharge all the functions, powers and duties of the Director being represented. Any Director who is appointed as alternate Director shall be entitled at a meeting of the Directors to cast a vote on behalf of their appointor in addition to the vote to which such Director is entitled in their own capacity as a Director, and shall also be considered as two Directors for the purpose of making a quorum of Directors. Any person appointed as an alternate Director shall automatically vacate such office as an alternate Director if and when the Director by whom the alternate Director has been appointed vacates their office of Director. The remuneration of an alternate Director shall be payable out of the remuneration of the Director appointing such alternate Director and shall be agreed between them.

108.	Every instrument appointing an alternate Director shall be in such common form as the Directors may approve.

109.	The appointment and removal of an alternate Director shall take effect when lodged at the Registered Office or delivered at a meeting of the Directors.

110.	The office of a Director shall be vacated in any of the following events namely:

(a)	if the Director resigns their office by notice in writing signed by such Director and left at the Registered Office;

(b)	if the Director becomes bankrupt or makes any arrangement or composition with such Director’s creditors generally;

(c)	if the Director dies or is found to be or becomes of unsound mind;

(d)	if the Director ceases to be a Director by virtue of, or becomes prohibited from being a Director by reason of, an order made under any provisions of any law or enactment;

(e)	if the Director is removed from office by notice addressed to such Director at their last known address and signed by all of the co-Directors (not being less than two in number); or

(f)	if the Director is removed from office by Ordinary Resolution.

Exhibit E-21

TRANSACTIONS WITH DIRECTORS

111.	A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with their office of Director on such terms as to tenure of office and otherwise as the Directors may determine.

112.	No Director or intending Director shall be disqualified by their office from contracting with the Company either as vendor, purchaser or otherwise, nor shall any such contract or any contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relationship thereby established, but the nature of the Director’s interest must be declared by such Director at the meeting of the Directors at which the question of entering into the contract or arrangement is first taken into consideration, or if the Director was not at the date of that meeting interested in the proposed contract or arrangement, then at the next meeting of the Directors held after such Director becomes so interested, and in a case where the Director becomes interested in a contract or arrangement after it is made, then at the first meeting of the Directors held after such Director becomes so interested.

113.	In the absence of some other material interest than is indicated below, provided a Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company declares (whether by specific or general notice) the nature of their interest at a meeting of the Directors that Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that such Director may be interested therein and if such Director does so their vote shall be counted and such Director may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

114.	Where proposals are under consideration concerning the appointment (including fixing or varying the terms of appointment) of two or more Directors to offices or employments with the Company or any company in which the Company is interested, such proposals may be divided and considered in relation to each Director separately and in such cases each of the Directors concerned shall be entitled to vote (and be counted in the quorum) in respect of each resolution except that concerning the Director’s own appointment.

115.	Any Director may act independently or through the Director’s firm in a professional capacity for the Company, and the Director or the firm shall be entitled to remuneration for professional services as if the Director were not a Director, provided that nothing herein contained shall authorise a Director or the Director’s firm to act as Auditor to the Company.

116.	Any Director may continue to be or become a director, managing director, manager or other officer or shareholder of any company promoted by the Company or in which the Company may be interested, and no such Director shall be accountable for any remuneration or other benefits received by the Director as a director, managing director, manager or other officer or shareholder of any such other company. The Directors may exercise the voting power conferred by the shares in any other company held or owned by the Company or exercisable by them as directors of such other company, in such manner in all respects as they think fit (including the exercise thereof in favour of any resolution appointing themselves or any of them directors, managing directors or other officers of such company, or voting or providing for the payment of remuneration to the directors, managing directors or other officers of such company).

POWERS OF DIRECTORS

117.	The business of the Company shall be managed by the Directors, who may exercise all such powers of the Company as are not by the Companies Act or by these Articles required to be exercised by the Company in general meeting, subject nevertheless to any regulations of these Articles, to the Companies Act, and to such regulations being not inconsistent with the aforesaid regulations or provisions as may be prescribed by the Company in general meeting, but no regulations made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if such regulations had not been made. The general powers given by this Article shall not be limited or restricted by any special authority or power given to the Directors by any other Article.

Exhibit E-22

118.	The Directors may from time to time and at any time by power of attorney appoint any company, firm or person or any fluctuating body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys as the Directors may think fit, and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions vested in such attorney. The Directors may also appoint any person to be the agent of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and on such conditions as they determine, including authority for the agent to delegate all or any of their powers.

119.	All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments drawn by the Company, and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as the Directors shall from time to time by resolution determine.

PROCEEDINGS OF DIRECTORS

120.	The Directors may meet together for the dispatch of business, adjourn and otherwise regulate their meetings, as they think fit. Questions and matters arising at any meeting shall be determined by a majority of votes. In the case of an equality of votes, the Chairperson shall not have a second or casting vote. A Director may, and the Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors.

121.	A Director or Directors may participate in any meeting of the Board of Directors, or of any committee appointed by the Board of Directors of which such Director or Directors are members, by means of telephone, video or similar communication equipment by way of which all persons participating in such meeting can hear each other and such participation shall be deemed to constitute presence in person at the meeting.

122.	The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors and, unless so fixed, shall be two, if there are two or more Directors, and shall be one if there is only one Director.

123.	The continuing Directors or a sole continuing Director may act notwithstanding any vacancies in their number, but if and so long as the number of Directors is reduced below the minimum number fixed by or in accordance with these Articles the continuing Directors or Director may act for the purpose of filling up vacancies in their number, or of summoning general meetings, but not for any other purpose. If there be no Directors or Director able or willing to act, then any two Shareholders may summon a general meeting for the purpose of appointing Directors.

124.	The Directors may from time to time elect and remove a Chairperson and, if they think fit, a Deputy Chairperson and determine the period for which they respectively are to hold office. The Chairperson or, failing them, the Deputy Chairperson shall preside at all meetings of the Directors, but if there be no Chairperson or Deputy Chairperson, or if at any meeting the Chairperson or Deputy Chairperson be not present within five (5) minutes after the time appointed for holding the same, the Directors present may choose one of their number to be Chairperson of the meeting.

Exhibit E-23

125.	A meeting of the Directors for the time being at which a quorum is present shall be competent to exercise all powers and discretions for the time being exercisable by the Directors.

126.	Without prejudice to the powers conferred by these Articles, the Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit. Any committee so formed shall, in the exercise of the powers so delegated, conform to any regulations that may be imposed on them by the Directors. The Directors may, by power of attorney or otherwise, appoint any person to be an agent of the Company on such condition as the Directors may determine, provided that the delegation is not to the exclusion of their own powers.

127.	The meetings and proceedings of any such committee consisting of two or more Directors shall be governed by the provisions of these Articles regulating the meetings and proceedings of the Directors so far as the same are applicable and are not superseded by any regulations made by the Directors under the preceding Article.

128.	The Directors may appoint such officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of the officer’s appointment an officer may be removed by resolution of the Directors or Shareholders.

129.	All acts done by any meeting of Directors, or of a committee of Directors or by any person acting as a Director, shall, notwithstanding it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified, or had vacated office, or were not entitled to vote, be as valid as if every such person had been duly appointed, and was qualified and had continued to be a Director and had been entitled to vote.

130.	The Directors shall cause minutes to be made of:

(a)	all appointments of officers made by the Directors;

(b)	the names of the Directors present at each meeting of the Directors and of any committee of Directors; and

(c)	all resolutions and proceedings of all meetings of the Company and of the Directors and of any committee of Directors.

Any such minutes, if purporting to be signed by the Chairperson of the meeting at which the proceedings took place, or by the Chairperson of the next succeeding meeting, shall, until the contrary be proved, be conclusive evidence of the proceedings.

WRITTEN RESOLUTIONS OF DIRECTORS

131.	A resolution in writing signed by all the Directors for the time being entitled to attend and vote at a meeting of the Directors (an alternate Director being entitled to sign such a resolution on behalf of their appointor) shall be as valid and effective as a resolution passed at a meeting of the Directors duly convened and held and may consist of several documents in the like form each signed by one or more of the Directors (or their alternates).

PRESUMPTION OF ASSENT

132.	A Director who is present at a meeting of the Board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless the Director’s dissent shall be entered in the minutes of the meeting or unless the Director shall file their written dissent from such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

Exhibit E-24

BORROWING POWERS

133.	The Directors may exercise all the powers of the Company to borrow money and hypothecate, mortgage, charge or pledge its undertaking, property, and assets or any part thereof, and to issue debentures, debenture stock or other securities, whether outright or as collateral security for any debt liability or obligation of the Company or of any third party.

SECRETARY

134.	The Directors may appoint any person to be a Secretary who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution. Anything required or authorised to be done by or to the Secretary may, if the office is vacant or there is for any other reason no Secretary capable of acting, be done by or to any assistant or deputy Secretary or if there is no assistant or deputy Secretary capable of acting, by or to any officer of the Company authorised generally or specially in that behalf by the Directors, provided that any provisions of these Articles requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same person acting both as Director and as, or in the place of, the Secretary.

135.	No person shall be appointed or hold office as Secretary who is:

(a)	the sole Director;

(b)	a corporation the sole director of which is the sole Director; or

(c)	the sole director of a corporation which is the sole Director.

NO MINIMUM SHAREHOLDING

136.	The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed, a Director is not required to hold Shares.

THE SEAL

137.	The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer of the Company or other person appointed by the Directors for the purpose.

138.	The Directors may keep for use outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

139.	A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over their signature alone to any document of the Company required to be authenticated by them under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

Exhibit E-25

Dividends, DISTRIBUTIONS and Reserves

140.	Subject to the Companies Act, these Articles, and the special rights attaching to Shares of any class, the Directors may, in their absolute discretion, declare Dividends and distributions on Shares in issue and authorise payment of the Dividends or distributions out of the funds of the Company lawfully available therefor. No Dividend or distribution shall be paid except out of the realised or unrealised profits of the Company, or out of the Share Premium Account, or as otherwise permitted by the Companies Act.

141.	Except as otherwise provided by the rights attached to Shares, or as otherwise determined by the Directors, all Dividends and distributions in respect of Shares shall be declared and paid according to the par value of the Shares that a Shareholder holds. If any Share is issued on terms providing that it shall rank for dividend or distribution as from a particular date, that Share shall rank for dividend or distribution accordingly.

142.	The Directors may deduct and withhold from any Dividend or distribution otherwise payable to any Shareholder all sums of money (if any) then payable by the Shareholder to the Company on account of calls or otherwise or any monies which the Company is obliged by law to pay to any taxing or other authority.

143.	The Directors may declare that any Dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) of shares, debentures or securities of any other company or in any one or more of such ways and, where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Shareholder upon the basis of the value so fixed in order to adjust the rights of all Shareholders and may vest any such specific assets in trustees as may seem expedient to the Directors.

144.	Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

145.	The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

146.	Any Dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall (unless the Directors in their sole discretion otherwise determine) be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, bonuses, or other monies payable in respect of the Share held by them as joint holders.

147.	Any Dividend or distribution which cannot be paid to a Shareholder and/or which remains unclaimed after six (6) months from the date of declaration of such Dividend or distribution may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or distribution shall remain as a debt due to the Shareholder. Any Dividend or distribution which remains unclaimed after a period of six years from the date of declaration of such Dividend or distribution shall be forfeited and shall revert to the Company.

148.	No Dividend or distribution shall bear interest against the Company.

149.	A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend.

Exhibit E-26

SHARE PREMIUM ACCOUNT

150.	The Directors shall establish an account on the books and records of the Company to be called the Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

CAPITALISATION

151.	The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the Share Premium Account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Shareholders in the proportions in which such sum would have been divisible amongst such Shareholders had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Shareholders concerned). The Directors may authorise any person to enter on behalf of all of the Shareholders interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Shareholders and the Company.

ACCOUNTS

152.	The Directors shall cause proper books of account to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

153.	The books of account shall be kept at the Registered Office or at such other place as the Directors think fit, and shall always be open to inspection by the Directors.

154.	The Board of Directors shall from time to time determine whether and to what extent and at what time and places and under what conditions or articles the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right of inspection of any account or book or document of the Company except as conferred by law or authorised by the Board of Directors or by resolution of the Shareholders.

AUDIT

155.	The accounts relating to the Company’s affairs shall be audited in such manner as may be determined from time to time by resolution of the Shareholders or by the Board of Directors, or failing any determination as aforesaid, shall not be audited.

NOTICES

156.	Any notice or document may be served by the Company on any Shareholder:

(a)	personally;

(b)	by registered post or courier to that Shareholder’s address as appearing in the Register of Members; or

(c)	by cable, telex, facsimile, e-mail or any other electronic means should the Directors deem it appropriate.

Exhibit E-27

157.	In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register of Members in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

158.	Any Shareholder present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

159.	Any summons, notice, order or other document required to be sent to or served upon the Company, or upon any officer of the Company may be sent or served by leaving the same or sending it through the post in a prepaid letter envelope or wrapper, addressed to the Company or to such officer at the Registered Office.

160.	Where a notice or other document is sent by registered post, service of that notice or other document shall be deemed to be effected by properly addressing, pre-paying and posting an envelope containing it, and that notice or other document shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which it was posted. Where a notice or other document is sent by courier, service of that notice or other document shall be deemed to be effected by delivery of the notice or other document to a courier company, and that notice or other document shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which it was delivered to the courier company. Where a notice or other document is sent by cable, telex or facsimile, service of that notice or other document shall be deemed to be effected by properly addressing and sending it, and that notice or other document shall be deemed to have been received on the same day that it was transmitted. Where a notice or other document is sent by email, service of that notice or other document shall be deemed to be effected by transmitting the email to the email address provided by the intended recipient and that notice or other document shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the email to be acknowledged by the recipient.

161.	Any notice or document delivered or sent by post to or left at the registered address of any Shareholder in pursuance of these Articles shall notwithstanding that such Shareholder be then dead, insane, bankrupt or dissolved, and whether or not the Company has notice of such death, insanity, bankruptcy or dissolution, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless the Shareholder’s name shall at the time of the service of the notice or document, have been removed from the Register of Members as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all persons interested (whether jointly with or as claiming through or under such Shareholder) in the Share.

WINDING UP AND FINAL DISTRIBUTION OF ASSETS

162.	The Directors may present a winding up petition on behalf of the Company without the sanction of a resolution of the Shareholders passed at a general meeting.

163.	If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit.

Exhibit E-28

164.	If the Company shall be wound up, and the assets available for distribution amongst the Shareholders shall be insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Shareholders in proportion to the par value of the Shares held by them. If in a winding up the assets available for distribution amongst the Shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the Shareholders in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due of all monies payable to the Company for unpaid calls or otherwise. This Article is without prejudice to the rights of the holders of Shares issued upon special terms and conditions.

165.	If the Company shall be wound up (whether the liquidation is voluntary, under supervision or by the Court) the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Companies Act, divide among the Shareholders in specie the whole or any part of the assets of the Company, and whether or not the assets shall consist of property of a single kind, and may for such purposes set such value as the liquidator deems fair upon any one or more class or classes of property, and may determine how such division shall be carried out as between the Shareholders. The liquidator may, with the like authority, vest any part of the assets in trustees upon such trusts for the benefit of Shareholders as the liquidator, with the like approval, shall think fit, and the liquidation of the Company may be closed and the Company dissolved, but so that no Shareholder shall be compelled to accept any Shares in respect of which there is liability.

INDEMNITY

166.	Every Director or officer of the Company (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former officer of the Company (each an Indemnified Person) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that the Director or officer may incur by their own actual fraud or wilful default. No such Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person. References in this Article to actual fraud or wilful default mean a finding to such effect by a competent court in relation to the conduct of the relevant party.

167.	The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgement or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgement or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgement, costs or expenses, then such party shall not be indemnified with respect to such judgement, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

168.	The Directors, on behalf of the Company, shall have the power to purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

Exhibit E-29

DISCLOSURE

169.	Any Director, officer or authorised agent of the Company shall, if lawfully required to do so under the laws of any jurisdiction to which the Company is subject or in compliance with the rules of any stock exchange upon which the Company’s shares are listed or in accordance with any contract entered into by the Company, be entitled to release or disclose any information in their possession regarding the affairs of the Company including, without limitation, any information contained in the Register of Members.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

170.	The Directors may fix in advance a date as the record date for any determination of Shareholders entitled to notice of or to vote at a meeting of the Shareholders and for the purpose of determining the Shareholders entitled to receive payment of any Dividend the Directors may either before or on the date of declaration of such Dividend fix a date as the record date for such determination.

171.	If no record date is fixed for the determination of Shareholders entitled to notice of or to vote at a meeting of Shareholders or Shareholders entitled to receive payment of a Dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Directors declaring such Dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of Shareholders entitled to vote at any meeting has been made in the manner provided in the preceding Article, such determination shall apply to any adjournment thereof.

REGISTRATION BY WAY OF CONTINUATION

172.	The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. The Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

MERGERS AND CONSOLIDATIONS

173.	The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Companies Act) upon such terms as the Directors may determine and (to the extent required by the Companies Act) with the approval of a Special Resolution.

FINANCIAL YEAR

174.	The Directors shall determine the financial year of the Company and may change the same from time to time. Unless they determine otherwise, the financial year shall end on 31 December in each year.

AMENDMENTS TO MEMORANDUM AND ARTICLES OF ASSOCIATION

175.	Subject to the provisions of the Companies Act and the provisions of the Articles as regards to the matters to be dealt with by way of Ordinary Resolution, the Company may from time to time by way of Special Resolution:

(a)	change its name;

(b)	alter or add to these Articles; or

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce any capital redemption reserve fund.

Exhibit E-30

EXHIBIT F

Forms of SPAC Merger Surviving Corporation A&R Organizational Documents

[Attached]

Final Form

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

[●]

ARTICLE I

NAME

The name of the corporation is [●] (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”). In addition to the powers and privileges conferred upon the Corporation by law and that incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

ARTICLE III

REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange St., Wilmington, New Castle County, Delaware 19801, and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE IV

CAPITAL STOCK

The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 1,000 shares, all of which shall be shares of common stock, par value $0.01 per share (the “Common Stock”).

ARTICLE V

DIRECTORS

(1) Elections of directors of the Corporation need not be by written ballot, except and to the extent provided in the By-laws of the Corporation.

(2) To the fullest extent permitted by the DGCL as currently in effect, and as it may hereafter be amended, no director of the Corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Exhibit F-1

ARTICLE VI

BY-LAWS

In furtherance and not in limitation of the powers conferred upon it by law, the directors of the Corporation shall have the power to adopt, amend, alter or repeal the By-laws.

ARTICLE VII

INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHERS

(1) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(2) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(3) To the extent that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections (1) and (2) of this Article VII, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Exhibit F-2

(4) Any indemnification under Sections (1) and (2) of this Article VII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in such Sections (1) and (2). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (a) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (b) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (d) by the stockholders of the Corporation.

(5) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation authorized in this Article VII. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

(6) The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(7) The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of Section 145 of the DGCL.

(8) For purposes of this Article VII, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

Exhibit F-3

(9) For purposes of this Article VII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves service by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VII.

(10) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

ARTICLE VIII

AMENDMENT OF

CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by this Certificate of Incorporation, the DGCL and all rights conferred on stockholders, directors and officers on this Certificate of Incorporation are subject to this reserved power.

Exhibit F-4

AMENDED AND RESTATED BYLAWS

OF

[●]

Article I
OFFICES

SECTION 1.01. Registered Office. The registered office of [●] (the “Corporation”) in the State of Delaware shall be at 1209 Orange St., Wilmington, New Castle County, Delaware 19801, and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

SECTION 1.02. Other Offices. The Corporation may also have an office or offices at any other place or places within or without the State of Delaware as the sole director of the Corporation or the Board of Directors of the Corporation (in each case, the “Board”) may from time to time determine or the business of the Corporation may from time to time require.

Article II
MEETINGS OF STOCKHOLDERS

SECTION 2.01. Annual Meetings. The annual meeting of stockholders of the Corporation for the election of directors of the Corporation, and for the transaction of such other business as may properly come before such meeting, shall be held at such place, date and time as shall be fixed by the Board and designated in the notice or waiver of notice of such annual meeting; provided, however, that no annual meeting of stockholders need be held if all actions, including the election of directors, required by the General Corporation Law of the State of Delaware (the “General Corporation Law”) to be taken at such annual meeting are taken by written consent in lieu of meeting pursuant to Section 2.09 hereof.

SECTION 2.02. Special Meetings. Special meetings of stockholders for any purpose or purposes may be called by the Board or the Chairman of the Board of the Corporation (the “Chairman”), the President of the Corporation (the “President”), the Secretary of the Corporation (the “Secretary”) or the recordholders of at least a majority of the shares of common stock of the Corporation issued and outstanding and entitled to vote thereat, to be held at such place, date and time as shall be designated in the notice or waiver of notice thereof.

SECTION 2.03. Notice of Meetings.

(a) Except as otherwise provided by law, written notice of each annual or special meeting of stockholders stating the place, date and time of such meeting and, in the case of a special meeting, the purpose or purposes for which such meeting is to be held, shall be given personally or by first-class mail (airmail in the case of international communications) to each recordholder of shares entitled to vote thereat, not less than ten (10) nor more than sixty (60) days before the date of such meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. If, prior to the time of mailing, the Secretary shall have received from any stockholder a written request that notices intended for such stockholder are to be mailed to some address other than the address that appears on the records of the Corporation, notices intended for such stockholder shall be mailed to the address designated in such request.

Exhibit F-5

(b) Notice of a special meeting of stockholders may be given by the person or persons calling the meeting, or, upon the written request of such person or persons, such notice shall be given by the Secretary on behalf of such person or persons. If the person or persons calling a special meeting of stockholders give notice thereof, such person or persons shall deliver a copy of such notice to the Secretary. Each request to the Secretary for the giving of notice of a special meeting of stockholders shall state the purpose or purposes of such meeting.

SECTION 2.04. Waiver of Notice. Notice of any annual or special meeting of stockholders need not be given to any stockholder who files a written waiver of notice with the Secretary, signed by the person entitled to notice, whether before or after such meeting. Neither the business to be transacted at, nor the purpose of, any meeting of stockholders need be specified in any written waiver of notice thereof. Attendance of a stockholder at a meeting, in person or by proxy, shall constitute a waiver of notice of such meeting, except when such stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the grounds that the notice of such meeting was inadequate or improperly given.

SECTION 2.05. Adjournments. Whenever a meeting of stockholders, annual or special, is adjourned to another date, time or place, notice need not be given of the adjourned meeting if the date, time and place thereof are announced at the meeting at which the adjournment is taken. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote thereat. At the adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

SECTION 2.06. Quorum. Except as otherwise provided by law or the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), the recordholders of a majority of the shares entitled to vote thereat, present in person or by proxy, shall constitute a quorum for the transaction of business at all meetings of stockholders, whether annual or special. If, however, such quorum shall not be present in person or by proxy at any meeting of stockholders, the stockholders entitled to vote thereat may adjourn the meeting from time to time in accordance with Section 2.05 hereof until a quorum shall be present in person or by proxy.

SECTION 2.07. Voting. Each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by such stockholder which has voting power upon the matter in question. Except as otherwise provided by law or the Certificate of Incorporation, when a quorum is present at any meeting of stockholders, the vote of the recordholders of a majority of the shares constituting such quorum shall decide any question brought before such meeting.

SECTION 2.08. Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express, in writing, consent to or dissent from any action of stockholders without a meeting may authorize another person or persons to act for such stockholder by proxy. Such proxy shall be filed with the Secretary before such meeting of stockholders or such action of stockholders without a meeting, at such time as the Board may require. No proxy shall be voted or acted upon more than three years from its date, unless the proxy provides for a longer period.

Exhibit F-6

SECTION 2.09. Stockholders’ Consent in Lieu of Meeting. Any action required by the General Corporation Law to be taken at any annual or special meeting of stockholders, and any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the recordholders of shares having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which the recordholders of all shares entitled to vote thereon were present and voted.

Article III
BOARD OF DIRECTORS

SECTION 3.01. General Powers. The business and affairs of the Corporation shall be managed by the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law, the Certificate of Incorporation or these Bylaws directed or required to be exercised or done by stockholders.

SECTION 3.02. Number and Term of Office. The number of directors shall be one (1) or such other number as shall be fixed from time to time by the Board. Directors need not be stockholders. Directors shall be elected at the annual meeting of stockholders or, if, in accordance with Section 2.01 hereof, no such annual meeting is held, by written consent in lieu of meeting pursuant to Section 2.09 hereof, and each director shall hold office until his successor is elected and qualified, or until his earlier death or resignation or removal in the manner hereinafter provided.

SECTION 3.03. Resignation. Any director may resign at any time by delivering his written resignation to the Corporation. Such resignation shall take effect at the time specified in such notice or, if the time be not specified, upon receipt thereof by the Board, the Chairman or the Secretary, as the case may be. Unless otherwise specified therein, acceptance of such resignation shall not be necessary to make it effective.

SECTION 3.04. Removal. Any or all of the directors may be removed, with or without cause, at any time by vote of the recordholders of a majority of the shares then entitled to vote at an election of directors, or by written consent of the recordholders of shares pursuant to Section 2.09 hereof.

SECTION 3.05. Vacancies. Any vacancy in the Board, whether arising from death, resignation, removal (with or without cause), an increase in the number of directors or any other cause, may be filled by the vote of a majority of the directors then in office, though less than a quorum, or by the sole remaining director or by the stockholders at the next annual meeting thereof or at a special meeting thereof. Each director so elected shall hold office until his successor shall have been elected and qualified.

Exhibit F-7

SECTION 3.06. Meetings.

(a) Annual Meetings. As soon as practicable after each annual election of directors by the stockholders, the Board shall meet for the purpose of organization and the transaction of other business, unless it shall have transacted all such business by written consent pursuant to Section 3.08 hereof.

(b) Other Meetings. Other meetings of the Board shall be held at such times as the Chairman, the President, the Secretary or a majority of the Board shall from time to time determine.

(c) Notice of Meetings. The Secretary shall give written notice to each director of each meeting of the Board, which notice shall state the place, date, time and purpose of such meeting. Notice of each such meeting shall be given to each director, if by mail, addressed to him at his residence or usual place of business, at least three days before the day on which such meeting is to be held, or shall be sent to him at such place by telecopy, telegraph, cable, or other form of recorded communication, or be delivered personally or by telephone not later than the day before the day on which such meeting is to be held. A written waiver of notice, signed by the director entitled to notice, whether before or after the time of the meeting referred to in such waiver, shall be deemed equivalent to notice. Neither the business to be transacted at, nor the purpose of any meeting of the Board need be specified in any written waiver of notice thereof. Attendance of a director at a meeting of the Board shall constitute a waiver of notice of such meeting, except as provided by law.

(d) Place of Meetings. The Board may hold its meetings at such place or places within or without the State of Delaware as the Board or the Chairman may from time to time determine, or as shall be designated in the respective notices or waivers of notice of such meetings.

(e) Quorum and Manner of Acting. One-third of the total number of directors then in office shall be present in person at any meeting of the Board in order to constitute a quorum for the transaction of business at such meeting, and the vote of a majority of those directors present at any such meeting at which a quorum is present shall be necessary for the passage of any resolution or act of the Board, except as otherwise expressly required by law, the Certificate of Incorporation or these Bylaws. In the absence of a quorum for any such meeting, a majority of the directors present thereat may adjourn such meeting from time to time until a quorum shall be present.

(f) Organization. At each meeting of the Board, one of the following shall act as chairman of the meeting and preside, in the following order of precedence:

1)	the Chairman;

2)	the President;

3)	any director chosen by a majority of the directors present.

The Secretary or, in the case of his absence, any person whom the chairman of the meeting shall appoint shall act as secretary of such meeting and keep the minutes thereof.

Exhibit F-8

SECTION 3.07. Committees of the Board. The Board may, by resolution passed by a majority of the whole Board, designate one (1) or more committees, each committee to consist of one (1) or more directors. The Board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another director to act at the meeting in the place of any such absent or disqualified member. Any committee of the Board, to the extent provided in the resolution of the Board designating such committee, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; provided, however, that no such committee shall have such power or authority in reference to amending the Certificate of Incorporation (except that such a committee may, to the extent authorized in the resolution or resolutions providing for the issuance of shares of stock adopted by the Board as provided in Section 151(a) of the General Corporation Law, fix the designations and any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the Corporation or the conversion into, or the exchange of such shares for, shares of any other class or classes of stock of the Corporation or fix the number of shares of any series of stock or authorize the increase or decrease of the shares of any series), adopting an agreement of merger or consolidation under Section 251 or 252 of the General Corporation Law, recommending to the stockholders the sale, lease or exchange of all or substantially all the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or the revocation of a dissolution, or amending these Bylaws; provided further, however, that, unless expressly so provided in the resolution of the Board designating such committee, no such committee shall have the power or authority to declare a dividend, to authorize the issuance of stock, or to adopt a certificate of ownership and merger pursuant to Section 253 of the General Corporation Law. Each committee of the Board shall keep regular minutes of its proceedings and report the same to the Board when so requested by the Board.

SECTION 3.08. Directors’ Consent in Lieu of Meeting. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, without prior notice and without a vote, if a consent in writing or by electronic transmission, setting forth the action so taken, shall be signed by all the members of the Board or such committee and such consent or electronic transmission is filed with the minutes of the proceedings of the Board or such committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

SECTION 3.09. Action by Means of Telephone or Similar Communications Equipment. Any one (1) or more members of the Board, or of any committee thereof, may participate in a meeting of the Board or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

Exhibit F-9

SECTION 3.10. Compensation. Unless otherwise restricted by the Certificate of Incorporation, the Board may determine the compensation of directors. In addition, as determined by the Board, directors may be reimbursed by the Corporation for their expenses, if any, in the performance of their duties as directors. No such compensation or reimbursement shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

Article IV
OFFICERS

SECTION 4.01. Officers. The officers of the Corporation shall be the Chairman, the President, the Secretary and the Treasurer of the Corporation (the “Treasurer”) and may include one or more Vice Presidents or such other officers as shall be determined by the Board with such power and authority as conferred by the Board. Any two or more offices may be held by the same person.

SECTION 4.02. Authority and Duties. All officers shall have such authority and perform such duties in the management of the Corporation as may be provided in these Bylaws or, to the extent not so provided, by resolution of the Board.

SECTION 4.03. Term of Office, Resignation and Removal.

(a) Each officer shall be appointed by the Board and shall hold office for such term as may be determined by the Board. Each officer shall hold office until his successor has been appointed and qualified or his earlier death or resignation or removal in the manner hereinafter provided. The Board may require any officer to give security for the faithful performance of his duties.

(b) Any officer may resign at any time by giving written notice to the Corporation. Such resignation shall take effect at the time specified in such notice or, if the time be not specified, upon receipt thereof by Corporation. Unless otherwise specified therein, acceptance of such resignation shall not be necessary to make it effective.

(c) All officers and agents appointed by the Board shall be subject to removal, with or without cause, at any time by the Board or by the action of the recordholders of a majority of the shares entitled to vote thereon.

SECTION 4.04. Vacancies. Any vacancy occurring in any office of the Corporation, for any reason, shall be filled by action of the Board. Unless earlier removed pursuant to Section 4.03 hereof, any officer appointed by the Board to fill any such vacancy shall serve only until such time as the unexpired term of his predecessor expires unless reappointed by the Board.

SECTION 4.05. The Chairman. The Chairman shall have the power to call special meetings of stockholders, to call special meetings of the Board and, if present, to preside at all meetings of stockholders and all meetings of the Board. The Chairman shall perform all duties incident to the office of Chairman of the Board and all such other duties as may from time to time be assigned to him by the Board or these Bylaws.

Exhibit F-10

SECTION 4.06. The President. The President shall be the chief executive officer of the Corporation and shall have general and active management and control of the business and affairs of the Corporation, subject to the control of the Board, and shall see that all orders and resolutions of the Board are carried into effect. The President shall perform all duties incident to the office of President and all such other duties as may from time to time be assigned to him by the Board or these Bylaws.

SECTION 4.07. Vice Presidents. Vice Presidents, if any, in order of their seniority or in any other order determined by the Board, shall generally assist the President and perform such other duties as the Board or the President shall prescribe, and in the absence or disability of the President, shall perform the duties and exercise the powers of the President.

SECTION 4.08. The Secretary. The Secretary shall, to the extent practicable, attend all meetings of the Board and all meetings of stockholders and shall record all votes and the minutes of all proceedings in a book to be kept for that purpose, and shall perform the same duties for any committee of the Board when so requested by such committee. He shall give or cause to be given notice of all meetings of stockholders and of the Board, shall perform such other duties as may be prescribed by the Board, the Chairman or the President and shall act under the supervision of the Chairman. He shall keep in safe custody the seal of the Corporation and affix the same to any instrument that requires that the seal be affixed to it and which shall have been duly authorized for signature in the name of the Corporation and, when so affixed, the seal shall be attested by his signature or by the signature of the Treasurer. He shall keep in safe custody the certificate books and stockholder records and such other books and records of the Corporation as the Board, the Chairman or the President may direct and shall perform all other duties incident to the office of Secretary and such other duties as from time to time may be assigned to him by the Board, the Chairman or the President.

SECTION 4.10. The Treasurer. The Treasurer shall have the care and custody of all the funds of the Corporation and shall deposit such funds in such banks or other depositories as the Board, or any officer or officers, or any officer and agent jointly, duly authorized by the Board, shall, from time to time, direct or approve. He shall disburse the funds of the Corporation under the direction of the Board and the President. He shall keep a full and accurate account of all moneys received and paid on account of the Corporation and shall render a statement of his accounts whenever the Board, the Chairman or the President shall so request. He shall perform all other necessary actions and duties in connection with the administration of the financial affairs of the Corporation and shall generally perform all the duties usually appertaining to the office of treasurer of a corporation. When required by the Board, he shall give bonds for the faithful discharge of his duties in such sums and with such sureties as the Board shall approve.

Article V
CHECKS, DRAFTS, NOTES, AND PROXIES

SECTION 5.01. Checks, Drafts and Notes. All checks, drafts and other orders for the payment of money, notes and other evidence of indebtedness issued in the name of the Corporation shall be signed by such officer or officers, agent or agents of the Corporation and in such manner as shall be determined, from time to time, by resolution of the Board.

SECTION 5.02. Execution of Proxies. The Chairman, the President or any Vice President may authorize, from time to time, the execution and issuance of proxies to vote shares of stock or other securities of other corporations held of record by the Corporation and the execution of consents to action taken or to be taken by any such corporation. All such proxies and consents, unless otherwise authorized by the Board, shall be signed in the name of the Corporation by the Chairman, the President or any Vice President.

Exhibit F-11

Article VI
SHARES AND TRANSFERS OF SHARES

SECTION 6.01. Uncertificated Shares. The Corporation shall issue shares in uncertificated form. The Corporation shall not issue stock certificates unless specifically requested by a stockholder upon written request by such stockholder to the Secretary. The Corporation shall provide to the record holders of such shares a written statement of the information required by the General Corporation Law to be included on stock certificates. In the event that the Corporation issues shares of stock represented by certificates pursuant to a stockholders request, such certificates shall be in such form as prescribed by the Board or a duly authorized officer, shall contain the statements and information required by the General Corporation Law and shall be signed by the officers of the Corporation in the manner permitted by the General Corporation Law.

SECTION 6.02. Stock Ledger. A stock ledger in one or more counterparts shall be kept by the Secretary, in which shall be recorded the name and address of each person, firm or corporation owning the shares, the number of shares owned by each person, firm or corporation, the date of issuance thereof and, the certificate number, in the event of certificated shares, and in the case of cancellation of a certificate, the date of cancellation. Except as otherwise expressly required by law, the person in whose name shares stand on the stock ledger of the Corporation shall be deemed the owner and recordholder thereof for all purposes.

SECTION 6.03. Transfers of Shares. Registration of transfers of shares shall be made only in the stock ledger of the Corporation upon request of the registered holder of such shares, or of his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary, and, in the event of certificated shares, upon the surrender of the certificate or certificates evidencing such shares properly endorsed or accompanied by a stock power duly executed, together with such proof of the authenticity of signatures as the Corporation may reasonably require.

SECTION 6.04. Registered Stockholders. Prior to due presentment for transfer of any share or shares, the Corporation shall treat the registered owner thereof as the person exclusively entitled to vote, to receive notifications and to all other benefits of ownership with respect to such share or shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

SECTION 6.05. Addresses of Stockholders. Each stockholder shall designate to the Secretary an address at which notices of meetings and all other corporate notices may be served or mailed to such stockholder, and, if any stockholder shall fail to so designate such an address, corporate notices may be served upon such stockholder by mail directed to the mailing address, if any, as the same appears in the stock ledger of the Corporation or at the last known mailing address of such stockholder.

SECTION 6.06. Regulations. The Board may make such other rules and regulations as it may deem expedient, not inconsistent with these Bylaws, concerning the issue, transfer and registration of certificates evidencing shares.

Exhibit F-12

SECTION 6.07. Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to, or to dissent from, corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other such action. A determination of the stockholders entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of such meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

Article VII
SEAL

SECTION 7.01. Seal. The Board may approve and adopt a corporate seal, which shall be in the form of a circle and shall bear the full name of the Corporation, the year of its incorporation and the words “Corporate Seal Delaware”.

Article VIII
FISCAL YEAR

SECTION 8.01. Fiscal Year. The fiscal year of the Corporation shall end on the thirty-first day of December of each year unless changed by resolution of the Board.

Article IX
AMENDMENTS

SECTION 9.01. Amendments. Any Bylaw (including these Bylaws) may be altered, amended or repealed by the vote of the recordholders of a majority of the shares then entitled to vote at an election of directors or by written consent of stockholders pursuant to Section 2.09 hereof, or by vote of the Board or by a written consent of directors pursuant to Section 3.08 hereof.

Exhibit F-13